UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ALTRA INDUSTRIAL MOTION CORP.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LETTER FROM OUR CHIEF EXECUTIVE OFFICER

December 14, 2022

Dear Altra Stockholder:

You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Altra Industrial Motion Corp., a Delaware corporation (“Altra”, the “Company”, “we”, “us” and “our”) to be held virtually via live webcast on January 17, 2023, beginning at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM (the “Special Meeting website”). We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting.

At the Special Meeting, you will be asked to consider and vote on (a) a proposal to adopt the Agreement and Plan of Merger, dated as of October 26, 2022 (as it may be amended from time to time, “Merger Agreement”), by and among Regal Rexnord Corporation, a Wisconsin corporation (“Parent” or “Regal Rexnord”), Aspen Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Altra (“Merger Agreement Proposal”), (b) a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Altra’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and (c) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Altra (the “Merger”), with Altra continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent.

The Merger Agreement provides that, subject to certain exceptions, each share of common stock, par value $0.001 per share, of Altra (“Altra common stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will at the Effective Time automatically be converted into the right to receive $62.00 in cash, without interest (the “Merger Consideration”) and subject to any required withholding of tax.

If the Merger is completed, you will be entitled to receive the Merger Consideration, less any applicable withholding taxes, for each share of Altra common stock that you own immediately prior to the Effective Time (unless you have properly and validly exercised and do not withdraw your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware).

The Board of Directors of Altra, after considering the factors more fully described in the enclosed proxy statement, has unanimously: (a) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated thereby; (b) declared that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Altra and its stockholders; (c) directed that the adoption of the Merger Agreement be submitted for consideration by Altra stockholders at the Special Meeting; and (d) resolved to recommend that Altra stockholders adopt the Merger Agreement. The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.

The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of the proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Altra common stock entitled to vote thereon at the Special Meeting. If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

Carl R. Christenson

Chairman and Chief Executive Officer Altra Industrial Motion Corp.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated December 14, 2022, and, together with the enclosed form of proxy card, is first being mailed to Altra stockholders on or about December 14, 2022.

ALTRA INDUSTRIAL MOTION CORP.

300 Granite Street, Suite 201

Braintree, MA 02184

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 17, 2023

Notice is hereby given that a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Altra Industrial Motion Corp., a Delaware corporation (“Altra”, the “Company”, “we”, “us” or “our”), will be held virtually via live webcast on January 17, 2023, beginning at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM (the “Special Meeting website”). We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of October 26, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Regal Rexnord Corporation, a Wisconsin corporation (“Parent” or “Regal Rexnord”), Aspen Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Altra (the “Merger Agreement Proposal”). Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Altra (the “Merger”), with Altra continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent;

2.

To consider and vote on the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Altra’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.

To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only Altra stockholders of record as of the close of business on December 8, 2022, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the virtual Special Meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of the proxy statement entitled “The Special Meeting—Voting at the Special Meeting”). If you attend the Special Meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Agreement Proposal, without your instructions.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Merger Agreement Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

By Order of the Board of Directors,

Carl R. Christenson

Chairman and Chief Executive Officer Altra Industrial Motion Corp.

Dated: December 14, 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote before the Special Meeting in the manner described in the enclosed proxy statement.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

You should carefully read and consider the entire accompanying proxy statement and its annexes, including the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Altra common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

ALTRA INDUSTRIAL MOTION CORP.

300 Granite Street, Suite 201

Braintree, MA 02184

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 17, 2023

PROXY STATEMENT

This proxy statement contains information relating to a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of Altra Industrial Motion Corp., a Delaware corporation (the “Company”, “Altra”, “we”, “us” or “our”), which will be held via live webcast on January 17, 2023, beginning at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM. We are furnishing this proxy statement to holders of the Company’s issued and outstanding common stock, par value $0.001 per share (“Altra common stock”), as part of the solicitation of proxies by the Board of Directors of Altra (the “Board”) for use at the Special Meeting and at any adjournments or postponements thereof. This proxy statement is dated December 14, 2022 and is first being mailed to holders of Altra common stock on or about December 14, 2022. Throughout this proxy statement, we refer to Regal Rexnord Corporation, a Wisconsin corporation, as “Parent” or “Regal Rexnord”, Aspen Sub, Inc., a Delaware corporation, as “Merger Sub” and Altra, Parent and Merger Sub each as a “party” and together as the “parties”. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of October 26, 2022 (as it may be amended from time to time), by and among Parent, Merger Sub and Altra as the “Merger Agreement”, and the holders of Altra common stock as “Altra stockholders”. Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information”. The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.

Parties Involved in the Merger

(page 32)

Altra Industrial Motion Corp.

Altra is a premier industrial global manufacturer and supplier of highly engineered motion control, automation, and power transmission systems and components. Altra’s portfolio consists of 26 well-respected brands including Bauer Gear Motor, Boston Gear, Kollmorgen, Portescap, Stromag, Svendborg Brakes, TB

Wood’s, Thomson and Warner Electric. Altra was incorporated in 2004 and its principal executive offices are located at 300 Granite Street, Suite 201, Braintree, MA 02184 and its telephone number is (781) 917-0600. Altra common stock is listed on The NASDAQ Global Select Market (the “Nasdaq”) under the symbol “AIMC”.

Regal Rexnord Corporation

Regal Rexnord is a global leader in the engineering and manufacturing of industrial powertrain solutions, power transmission components, electric motors and electronic controls, air moving products, and specialty electrical components and systems, serving customers around the world. Through longstanding technology leadership and an intentional focus on producing more energy-efficient products and systems, Regal Rexnord helps create a better tomorrow—for its customers and for the planet. Regal Rexnord was incorporated under the laws of the State of Wisconsin in 1994. Regal Rexnord’s principal executive offices are located at 200 State Street, Beloit, WI 53511, and its telephone number is (608) 364-8800.

Aspen Sub, Inc.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Regal Rexnord and was formed on October 21, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and Altra will continue as the surviving corporation and a wholly owned subsidiary of Regal Rexnord (the “Surviving Corporation”). The principal executive offices of Merger Sub are located at 200 State Street, Beloit, WI 53511, and its telephone number is (608) 364-8800.

The Merger

(page 32)

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Altra (the “Merger”), the separate corporate existence of Merger Sub will cease and Altra will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, Altra common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, Altra common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Altra will no longer file periodic reports with the United States Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of capital stock of the Surviving Corporation. The Merger will become effective at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as may be agreed by Altra and Regal Rexnord prior to filing the certificate of merger and specified in the certificate of merger (the “Effective Time”).

Background of the Merger

(page 34)

A description of the process we undertook that led to the Merger, including our discussions with Regal Rexnord, is included in this proxy statement under the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Merger”.

Merger Consideration

(page 33)

Altra Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Altra, Parent, Merger Sub or the holders of any securities of Altra or Merger Sub, each share of Altra common stock issued and outstanding immediately prior to the Effective Time (other than (a) shares of Altra common stock owned by the Company, any wholly owned subsidiary of the Company, Parent, Merger Sub or any other wholly owned subsidiary of Parent, (b) shares of Altra common stock owned by stockholders of the Company who have validly exercised (and not withdrawn) their statutory rights of appraisal under Section 262 of the DGCL and (c) Company Restricted Shares (collectively, “Excluded Altra Shares”)) will be converted automatically into the right to receive $62.00 in cash, without interest (the “Merger Consideration”) and subject to any required tax withholding.

At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Paying Agent (as defined in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”) a cash amount that is sufficient to pay the aggregate Merger Consideration in exchange for all shares of Altra common stock outstanding immediately prior to the Effective Time (other than Excluded Altra Shares). For more information, please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Altra common stock that you own (other than Excluded Altra Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as an Altra stockholder (except that Altra stockholders who properly and validly exercise and do not withdraw their appraisal rights will not be entitled to receive the Merger Consideration and instead shall have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by the DGCL). For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Treatment of Company Equity-Based Awards

(page 33)

At the Effective Time, subject to all required withholding taxes, outstanding equity awards will be treated as follows:

•

each outstanding option to purchase shares of Altra common stock (a “Company Option”) that is vested and exercisable as of immediately prior to the Effective Time or portion thereof, will be canceled in exchange for the right to receive an amount in cash, without interest, equal to (i) the number of shares of Altra common stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that any such Company Option with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled for no consideration;

•

each outstanding Company Option that is unvested, as of immediately prior to the Effective Time or portion thereof, will be converted into an award of stock options to purchase a number of Parent common shares (rounded down to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company Option immediately prior to the Effective Time multiplied by (ii) a conversion ratio described below, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the conversion ratio. The conversion ratio is the quotient of (1) the Merger Consideration divided by (2) the average of the volume-weighted averages of the trading prices of shares of Parent common stock on the New York Stock Exchange (as reported by Bloomberg L.P.) on each of the five consecutive trading days ending on (and including) the trading day that is three trading days prior to the date of the closing of the Merger (the “Equity Award Conversion Ratio”). Each converted Company Option will be subject to substantially similar terms and conditions with respect to vesting and exercisability as were applicable to the related Company Option immediately prior to the Effective Time;

•

each outstanding restricted stock unit of the Company subject only to time-based vesting requirements (a “Company RSU”) that is unvested immediately prior to the Effective Time will be converted into a restricted stock unit denominated in Parent common shares (rounded to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company RSU will be subject to substantially similar terms and conditions with respect to vesting as were applicable to the related Company RSU immediately prior to the Effective Time;

•

each outstanding Company RSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) (x) the Merger Consideration multiplied by (y) the number of shares of Altra common stock subject to such Company RSU immediately prior to the Effective Time plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company RSU that is subject to performance-based vesting requirements (a “Company PSU”) that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the product of (x) the number of shares of Altra common stock subject to such vested Company PSU (assuming all applicable performance measures for vested Company PSUs are satisfied at the actual level of performance (measured as of the Effective Time), as determined by the Board in consultation with Parent) and (y) the Merger Consideration plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company PSU that is unvested prior to the Effective Time will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product (rounded to the nearest whole number) of (i) the sum of (x) the number of shares of Altra common stock subject to such unvested Company PSU immediately prior to the Effective Time and (y) (1) the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (i) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (ii) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time, in each case, as determined by the Board in consultation with Parent) multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company PSU will be subject to substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company PSU immediately prior to the Effective Time, except that the award will only be subject to time-based vesting conditions; and

•

each outstanding share of Altra common stock that is subject to forfeiture conditions, including those received as dividend equivalents (a “Company Restricted Share”) will be converted into an award of restricted cash (a “Restricted Cash Award”) equal to the product of (i) the number of shares of Altra common stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Each Restricted Cash Award will be subject to substantially similar terms and conditions with respect to vesting and forfeiture as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time, except that the form of payment upon vesting and settlement will be in cash.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity-Based Awards”.

Material U.S. Federal Income Tax Consequences of the Merger

(page 68)

The exchange of Altra common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, for such purposes, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Altra common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of Altra common stock surrendered by such U.S. Holder pursuant to the Merger.

With respect to a non-U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Altra common stock for cash in the Merger generally will not result in tax to that non-U.S. Holder under U.S. federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.

Appraisal Rights

(page 63)

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Altra common stock under Section 262 of the DGCL (“Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Altra common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Altra common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Altra common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or a beneficial owner of shares of Altra common stock who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Litigation Related to the Merger

(page 67)

On November 28, 2022, a complaint, captioned Shiva Stein v. Altra Industrial Motion Corp., et al., Case No. 1:22-cv-10063, was filed in the United States District Court for the Southern District of New York by a purported Altra stockholder, and on November 29, 2022, a complaint, captioned Ryan O’Dell v. Altra Industrial Motion Corp., et al., Case No. 1:22-cv-10132, was filed in the United States District Court, Southern District of New York by a purported Altra stockholder, in each case naming as defendants Altra and members of the Board. The complaints allege, among other things, that the defendants filed or caused to be filed a materially incomplete and misleading preliminary proxy statement with the SEC relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

Among other remedies, the complaints seek orders enjoining the defendants from proceeding with the Merger, requiring the defendants to disclose certain allegedly material information that was allegedly omitted from the preliminary proxy statement, rescinding the Merger in the event that it is consummated or granting rescissory damages, accounting to the plaintiffs for all damages they suffered as a result of the alleged wrongdoing, awarding costs, including attorneys’ and expert fees and expenses, and granting such other and further relief as the court may deem just and proper.

On November 30, 2022, Altra received a demand letter from a purported Altra stockholder, Matthew Whitfield, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

On December 1, 2022, Altra received a demand letter from a purported Altra stockholder, Robert Garfield, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

On December 1, 2022, Altra received a demand letter from a purported Altra stockholder, Alex Ciccotelli, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s post-Merger employment arrangements, Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

These letters demand that Altra and members of the Board issue corrective disclosures to cure the alleged deficiencies in the proxy statement disclosures prior to the anticipated stockholder vote on the Merger.

Altra believes that the complaints and demands are without merit and that no further disclosure is required to supplement the proxy statement under applicable laws. As of December 13, 2022, Altra was not aware of the filing of other lawsuits or the submission of other demand letters challenging the Merger and/or alleging deficiencies with respect to the proxy statement; however, such lawsuits or demand letters may be filed or submitted, respectively, in the future.

Regulatory Approvals Required for the Merger

(page 72)

U.S. Regulatory Clearances

Under the Merger Agreement, the Merger cannot be completed until the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), has expired or been terminated. Altra and Parent made the filings required under the HSR Act on November 9, 2022. Parent withdrew its filing on December 9, 2022, and refiled as of December 13, 2022, such that the initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on January 12, 2023.

Non-U.S. Regulatory Approvals

The Merger is also subject to receipt of the Other Regulatory Approvals (as defined under the heading “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger—Other Regulatory Approvals”). In each case, the Merger cannot be completed until the parties obtain clearance or approval to consummate the Merger or the applicable waiting periods have expired or been terminated.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger”.

Parent is required to pay Altra a termination fee (the “Parent Termination Fee”) equal to $200 million in connection with the termination of the Merger Agreement under specified antitrust related circumstances. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Closing Conditions

(page 95)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:

•	the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Altra common stock entitled to vote thereon (the “Company Stockholder Approval”);

•

the absence of any judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law in effect (collectively, “Restraints”) enjoining or otherwise prohibiting the consummation of the Merger;

•

(i) the expiration or termination of the waiting period (and any extension thereof whether by agreement or operation of law) applicable to the consummation of the Merger under the HSR Act; and (ii) the Other Regulatory Approvals shall have been obtained and be in full force and effect;

•	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);

•

the performance and compliance in all material respects by the parties of their respective obligations required by the Merger Agreement to be performed or complied with by such party prior to the Effective Time; and

•

in the case of Parent and Merger Sub, the absence of any law or judgment (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any governmental authority of competent jurisdiction, in each case pursuant to or arising under any antitrust law or investment screening law that is in effect that, individually or in the aggregate, results in the imposition of or requirement of any Burdensome Condition (as defined under the section of this proxy statement entitled “The Merger Agreement—Efforts to Consummate the Merger”).

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Financing of the Merger

(page 62)

There is no financing condition to the Merger. Regal Rexnord plans to fund the Merger Consideration with cash on hand and committed debt financing, as described below.

In connection with the Merger, on October 26, 2022, Regal Rexnord entered into a commitment letter (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) pursuant to which JPMorgan (i) committed to provide Regal Rexnord with, among other things, a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $5.5 billion (the “Bridge Facility”) for the purpose of funding, in part, the Merger Consideration, paying certain fees and expenses related to the Merger and related transactions and for general corporate purposes and (ii) agreed to use commercially reasonable efforts to arrange financing (through the issuance of notes and/or the incurrence of term loans) in an aggregate principal amount of up to $5.5 billion for the purpose of replacing the Bridge Facility.

On March 28, 2022, Regal Rexnord entered into the Second Amended and Restated Credit Agreement providing for term loan credit facilities (the “Term Loan Credit Facilities”) and a revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Credit Facilities, the “Parent Existing Credit Facility”). In connection with the Merger, on November 17, 2022, Regal Rexnord entered into an amendment (the “First Amendment”) to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $600 million of additional commitments under the Term Loan Credit Facilities and $500 million of additional commitments under the Revolving Credit Facility, the Merger was permitted, the incurrence of debt in connection with the Merger was permitted and certain covenants were modified. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

On November 30, 2022, Regal Rexnord entered into an Incremental Assumption Agreement to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $240 million of additional commitments under the Term Loan Credit Facilities and $70 million of additional commitments under the Revolving Credit Facility. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

The aggregate principal amount of the increased commitments under the Term Loan Credit Facilities have reduced on a dollar for dollar basis a corresponding amount of the commitments in respect of the Bridge Facility in accordance with the terms of the Commitment Letter. As a result, there are now $4.66 billion in Bridge Facility commitments remaining.

Required Stockholder Approval

(page 26)

The affirmative vote of the holders of a majority of the outstanding shares of Altra common stock entitled to vote thereon is required to adopt the Merger Agreement (the “Merger Agreement Proposal”). As of December 8, 2022 (the “Record Date”), 32,586,921 votes constitute a majority of the outstanding shares of Altra common stock entitled to vote thereon. Approval of the proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Altra’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated thereby (the “Compensation Proposal”) requires the affirmative vote of a majority of the shares of Altra common stock properly cast for and against the Compensation Proposal. Approval of the proposal to adjourn the Special Meeting (the “Adjournment Proposal”) (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Altra common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Altra common stock representing a majority of the voting power present at the Special Meeting. The approval of the Compensation Proposal is advisory (nonbinding) and is not a condition to the completion of the Merger.

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 741,334 shares of Altra common stock, representing approximately 1.1% of the shares of Altra common stock outstanding as of the Record Date.

We currently expect that each of our directors and executive officers will vote all of their respective shares of Altra common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The Special Meeting

(page 26)

Date, Time and Location

The Special Meeting to consider and vote on the proposal to adopt the Merger Agreement will be held virtually via live webcast on January 17, 2023, beginning at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM (the “Special Meeting website”). For purposes of attendance at the Special Meeting, all references in this proxy statement to “present” shall mean virtually present at the Special Meeting.

We encourage you to access the Special Meeting before it begins. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Altra common stock at the close of business on the Record Date. Each Altra stockholder shall be entitled to one vote for each such share owned at the close of business on the Record Date.

Quorum

As of the Record Date, there were 65,173,841 shares of Altra common stock outstanding and entitled to vote at the Special Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of Altra common stock entitled to vote on the Record Date, will constitute a quorum at the Special Meeting.

Recommendation of the Altra Board of Directors

(page 41)

The Board has unanimously: (a) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement; (b) declared that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Altra and its stockholders; (c) directed that the adoption of the Merger Agreement be submitted for consideration by Altra stockholders at the Special Meeting; and (d) resolved to recommend that Altra stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Prior to the adoption of the Merger Agreement by Altra stockholders, under certain circumstances, the Board may make an Adverse Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) in response to an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) or in connection with a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”).

However, the Board cannot make an Adverse Recommendation Change unless it complies with certain procedures in the Merger Agreement, including negotiating with Parent in good faith over a three-business day period to amend or modify the Merger Agreement to obviate the need for such Adverse Recommendation Change, after which the Board shall have determined, after consultation with outside counsel and its financial advisor, that the failure of the Board to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable law. The termination of the Merger Agreement (a) by Parent in the event of (1) an Adverse Recommendation Change, (2) the Company’s failure to recommend rejection of a tender offer or exchange offer that constitutes a Takeover Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”) within 10 business days after the commencement thereof, or (3) the Company’s failure to publicly reaffirm its recommendation that Altra stockholders adopt the Merger Agreement (the “Board Recommendation”) within 10 business days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal or (b) by Altra to enter into a definitive agreement to consummate a Superior Proposal, in each case of clauses (a) and (b), will result in the payment by Altra of a termination fee (the “Company Termination Fee”) of $100 million. Altra will also be required to pay the Company Termination Fee in additional circumstances that involve a Takeover Proposal being made prior to certain terminations of the Merger Agreement and Altra subsequently consummating a Takeover Proposal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Opinion of Goldman Sachs & Co. LLC

(page 46 and Annex B)

Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion that, as of October 26, 2022, and based upon and subject to the factors and assumptions set forth therein, the $62.00 in cash per share of Altra common stock (each, a “Share”) to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 26, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Shares should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $45 million, $5 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger.

For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Goldman Sachs” and the full text of the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Interests of Altra’s Directors and Executive Officers in the Merger

(page 55)

Altra’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Altra stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Altra stockholders vote their Altra common shares to adopt the Merger Agreement. These interests may include the following:

•

(i) each outstanding Company Option, Company RSU and Company PSU that is vested prior to the Effective Time will be canceled in exchange for a cash payment, without interest, upon the Effective Time, (ii) each outstanding Company Option, Company RSU and Company PSU that is unvested immediately prior to the Effective Time will be converted at the Effective Time into an unvested award representing a number of shares of Parent common stock and (iii) each outstanding Company Restricted Share that is unvested immediately prior to the completion of Merger will be converted at the Effective Time into an unvested award of restricted cash (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity-Based Awards”);

•

each of Messrs. Christenson, Deegan, Patriacca and Schuele is eligible to receive a retention award in the event that, despite mitigation efforts, the applicable executive officer will receive “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) (as of the date of this proxy statement, no determinations have been made as to whether any such individual will receive a retention payment or the amounts of any such potential payments to any particular individual);

•

each of the Company’s named executive officers entered into a change in control agreement with the Company that provides for severance and other benefits in the case of a “qualifying termination” prior to, on or following a change in control, which will include the completion of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.

Restrictions on Solicitation of Takeover Proposals

(page 84)

Under the Merger Agreement, Altra may not, directly or indirectly: (a) initiate, solicit or knowingly encourage, knowingly induce or knowingly facilitate (including by way of furnishing non-public information) the making, submission or announcement of any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal, (b) make available any information regarding the Company or any of its subsidiaries to any person (other than Parent and Parent’s or the Company’s representatives acting in their capacity as such) in connection with or in response to a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal, (c) engage in, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal or (d) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar contract providing for, relating to or in connection with any Takeover Proposal (other than an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”)).

Notwithstanding the foregoing restrictions, if, prior to the adoption of the Merger Agreement by Altra stockholders Altra receives a Takeover Proposal that did not result from a breach of the foregoing restrictions, Altra may furnish information pursuant to an Acceptable Confidentiality Agreement (provided that within 24 hours Altra provides Parent any non-public information not previously provided to it), and engage in discussions or negotiations with, a person in respect of a Takeover Proposal if in each case, subject to complying with certain procedures, the Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Prior to the adoption of the Merger Agreement by Altra stockholders, Altra is entitled to terminate the Merger Agreement for the purpose of entering into a definitive agreement to effect a Superior Proposal if it pays the Company Termination Fee described below and complies with certain procedures in the Merger Agreement, including (a) giving Parent at least three business days’ prior written notice of its intention to take such action, (b) during such three-business day period, negotiating with Parent in good faith to enable Parent to propose in writing a binding offer to effect revisions to the terms of the Merger Agreement and the Debt Commitment Letter such that it would cause such Superior Proposal to no longer constitute a Superior Proposal and (c) following the end of such three-business day period, the Board again determines in good faith (after consultation with outside counsel and its financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if the proposed revisions in such binding offer were to be given effect.

The termination of the Merger Agreement by Altra in connection with the Board’s authorization for Altra to enter into a definitive agreement to effect a Superior Proposal will result in the payment by Altra of a termination fee of $100 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation”.

Termination of the Merger Agreement

(page 96)

In addition to the circumstances described above, Parent and Altra have certain rights to terminate the Merger Agreement under customary circumstances, including (a) by mutual agreement; (b) the imposition of a final and non-appealable Restraint; (c) certain uncured breaches of the Merger Agreement by the other party; (d) if the Effective Time shall not have occurred on or prior to October 26, 2023 (the “Outside Date”, except that (i) if the Marketing Period (as described under “Proposal 1: Adoption of the Merger Agreement—Financing of the Merger”) has commenced but not been completed as of the Outside Date, the Outside Date shall automatically be extended to the date that is three business days following the then-scheduled end date of the Marketing Period and (ii) if on the Outside Date any of the conditions set forth under the second (to the extent relating to any antitrust law or investment screening law), third or sixth bullet under “Closing Conditions” above are not satisfied but all other closing conditions have been satisfied or waived, then the Outside Date will automatically be extended to April 26, 2024); or (e) if Altra stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof). For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”.

Under certain circumstances, Altra will be required to pay Parent a termination fee equal to $100 million and, under certain other circumstances, Parent will be required to pay Altra a termination fee equal to $200 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Effect on Altra If the Merger Is Not Completed

(page 33)

If the Merger Agreement is not adopted by Altra stockholders, or if the Merger is not completed for any other reason:

•	the Altra stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Altra common stock pursuant to the Merger Agreement;

•

(a) Altra will remain an independent public company; (b) Altra common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) Altra will continue to file periodic reports with the SEC; and

•

under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, Altra will be required to pay Parent a termination fee of $100 million and, under certain other specified circumstances described in such section of this proxy statement, Parent will be required to pay Altra a termination fee of $200 million.

For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Effect on Altra If the Merger Is Not Completed”.

Current Price of Shares

(page 32)

The closing sale price of Altra common stock on the Nasdaq on December 13, 2022 was $59.66. You are encouraged to obtain current market quotations for Altra common stock in connection with voting your shares of Altra common stock.

Additional Information

(page 105)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. Please see the section of this proxy statement entitled “Where You Can Find More Information”.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF STOCKHOLDERS AND THE MERGER

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement entitled “Where You Can Find More Information”.

Q: Why am I receiving these materials?

A: The Board is furnishing this proxy statement and form of proxy card to the Altra stockholders in connection with the solicitation of proxies to be voted at the Special Meeting.

Q: When and where is the Special Meeting?

A: The Special Meeting is scheduled to be held virtually via live webcast on January 17, 2023, at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). There will not be a physical meeting location. In light of continuing public health and travel concerns arising from the COVID-19 pandemic, Altra believes hosting a virtual meeting helps ensure the health and safety of its stockholders, the Board and Altra management. Additionally, the virtual nature of the Special Meeting is generally designed to enable participation of and access by more Altra stockholders while decreasing the cost of conducting the Special Meeting. Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM.

Q: What am I being asked to vote on at the Special Meeting?

A: You are being asked to vote on the following proposals:

•	to adopt the Merger Agreement Proposal;

•	to approve, on an advisory (nonbinding) basis, the Compensation Proposal; and

•	to approve the Adjournment Proposal.

Q:    Who is entitled to vote at the Special Meeting?

A: Altra stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of Altra common stock shall be entitled to cast one vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date. Virtual attendance at the Special Meeting via the Special Meeting website is not required to vote.

Q: May I attend and vote at the Special Meeting?

A: All Altra stockholders as of the Record Date may attend and vote at the Special Meeting.

Shares held directly in your name as an Altra stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee.

Even if you plan to attend the virtual Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”) so that your vote will be counted if you later decide not to or become unable to virtually attend the Special Meeting. If you attend the Special Meeting and vote thereat, your vote will revoke any proxy previously submitted.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $62.00 in cash, without interest and subject to any required tax withholding, for each share of Altra common stock that you own (other than Excluded Altra Shares) immediately prior to the Effective Time. For example, if you own 100 shares of Altra common stock (other than Excluded Altra Shares), you will receive $6,200 in cash in exchange for your shares of Altra common stock, without interest and less any applicable withholding taxes.

Q: What are the material U.S. federal income tax consequences of the Merger?

A:    The exchange of Altra common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, for such purposes, a U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”) who exchanges shares of Altra common stock for cash in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of Altra common stock surrendered by such U.S. Holder pursuant to the Merger.

With respect to a non-U.S. Holder (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of Altra common stock for cash in the Merger generally will not result in tax to that non-U.S. Holder under U.S. federal income tax laws unless that non-U.S. Holder has certain connections with the United States, but may be subject to backup withholding tax unless the non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the Merger. This description does not address any non-U.S. tax consequences, nor does it address state, local or other tax consequences or the consequences to holders who are subject to special treatment under U.S. federal income tax law. Consequently, you should consult your tax advisor to determine the particular U.S. federal, state, local and non-U.S. tax consequences to you of the Merger.

Q: What will happen to outstanding Altra equity compensation awards in the Merger?

A: At the Effective Time, subject to all required withholding taxes, outstanding equity awards will be treated as follows:

•

each outstanding Company Option that is vested and exercisable as of immediately prior to the Effective Time or portion thereof, will be canceled in exchange for the right to receive an amount in cash, without interest, equal to (i) the number of shares of Altra common stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that any such Company Option with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled for no consideration;

•

each outstanding Company Option that is unvested, as of immediately prior to the Effective Time or portion thereof, will be converted into an award of stock options to purchase a number of Parent common shares (rounded down to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Conversion Ratio. Each converted Company Option will be subject to substantially similar terms and conditions with respect to vesting and exercisability as were applicable to the related Company Option immediately prior to the Effective Time;

•

each outstanding Company RSU that is unvested immediately prior to the Effective Time will be converted into a restricted stock unit denominated in Parent common shares (rounded to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company RSU will be subject to substantially similar terms and conditions with respect to vesting as were applicable to the related Company RSU immediately prior to the Effective Time;

•

each outstanding Company RSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) (x) the Merger Consideration multiplied by (y) the number of shares of Altra common stock subject to such Company RSU immediately prior to the Effective Time plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company PSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the product of (x) the number of shares of Altra common stock subject to such vested Company PSU (assuming all applicable performance measures for vested Company PSUs are satisfied at the actual level of performance (measured as of the Effective Time), as determined by the Board in consultation with Parent) and (y) the Merger Consideration plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents);

•

each outstanding Company PSU that is unvested prior to the Effective Time will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product (rounded to the nearest whole number) of (i) the sum of (x) the number of shares of Altra common stock subject to such unvested Company PSU immediately prior to the Effective Time and (y)(1) the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (i) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (ii) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time, in each case, as determined by the Board in consultation with Parent) multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company PSU will be subject to substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company PSU immediately prior to the Effective Time, except that the award will only be subject to time-based vesting conditions; and

•

each outstanding Company Restricted Share will be converted into a Restricted Cash Award equal to the product of (i) the number of shares of Altra common stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Each Restricted Cash Award will be subject to substantially similar terms and conditions with respect to vesting and forfeiture as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time, except that the form of payment upon vesting and settlement will be in cash.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity-Based Awards”.

Q: How do Altra’s directors and executive officers intend to vote?

A: As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 741,334 shares of Altra common stock, representing approximately 1.1% of the shares of Altra common stock outstanding as of the Record Date. Although none of the directors or executive officers is obligated to vote to approve the Merger Agreement and the transactions contemplated thereby, we currently expect that each of our directors and executive officers will vote all of their respective shares of Altra common stock: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q: Do any of the Company’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as an Altra stockholder?

A: In considering the proposals to be voted on at the Special Meeting, you should be aware that Altra’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Altra stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Altra stockholders vote their Altra common shares to adopt the Merger Agreement. These interests may include the following:

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(i) each outstanding Company Option, Company RSU and Company PSU that is vested prior to the Effective Time will be canceled in exchange for a cash payment, without interest, upon the Effective Time, (ii) each outstanding Company Option, Company RSU and Company PSU that is unvested immediately prior to the Effective Time will be converted at the Effective Time into an unvested award representing a number of shares of Parent common stock and (iii) each outstanding Company Restricted Share that is unvested immediately prior to the completion of Merger will be converted at the Effective Time into an unvested award of restricted cash (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity-Based Awards”);

•

each of Messrs. Christenson, Deegan, Patriacca and Schuele is eligible to receive a retention award in the event that, despite mitigation efforts, the applicable executive officer will receive “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code) (as of the date of this proxy statement, no determinations have been made as to whether any such individual will receive a retention payment or the amounts of any such potential payments to any particular individual);

•

each of the Company’s named executive officers entered into a change in control agreement with the Company that provides for severance and other benefits in the case of a “qualifying termination” prior to, on or following a change in control, which will include the completion of the Merger (as described in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”); and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

Please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Interests of the Company’s Directors and Executive Officers in the Merger” for additional information about these financial interests.

Q: What vote is required to approve the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal?

A: The affirmative vote of the holders of a majority of the outstanding shares of Altra common stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Altra common stock properly cast for and against the Compensation Proposal is required to approve the Compensation Proposal. The affirmative vote of either (a) a majority of the shares of Altra common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Altra common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any Altra stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting-Voting at the Special Meeting”); or (c) vote virtually at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Agreement

Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The Company does not intend to call a vote on the Adjournment Proposal if the Merger Agreement Proposal is approved at the Special Meeting.

Q: What happens if the Merger is not completed?

A: If the Merger Agreement is not adopted by Altra stockholders or if the Merger is not completed for any other reason, Altra stockholders will not receive any payment for their shares of Altra common stock. Instead, Altra will remain an independent public company, Altra common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act, and Altra will continue to file periodic reports with the SEC.

Under certain circumstances, Altra will be required to pay Parent a termination fee equal to $100 million and, under certain other circumstances, Parent will be required to pay Altra a termination fee equal to $200 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees”.

Q: Why are Altra stockholders being asked to cast an advisory (nonbinding) vote to approve the Compensation Proposal?

A: The Exchange Act and applicable SEC rules thereunder require Altra to seek an advisory (nonbinding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q: What will happen if Altra stockholders do not approve the Compensation Proposal at the Special Meeting?

A: Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Altra. Therefore, if the approval of the Merger Agreement Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will be payable to Altra’s named executive officers in accordance with the terms and conditions of the applicable agreements, regardless of whether the Compensation Proposal is approved.

Q: What do I need to do now?

A: You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”), so that your shares can be voted at the Special Meeting. If you hold your shares in “street name”, please refer to the voting instruction form provided by your bank, broker or other nominee to vote your shares.

Q: Should I surrender my book-entry shares now?

A: No. After the Merger is completed, the Paying Agent will mail a check, or make a wire transfer, to each holder of book-entry shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest, to which such holder is entitled, as described in the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

Q: If I hold my Altra common stock in certificated form, should I send in my stock certificates now?

A: No. After the Merger is completed, the Paying Agent will mail to each holder of certificated shares whose shares were converted into the Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration. Each such holder of Altra common stock will be entitled to receive the Merger Consideration upon the surrender of such certificates, together with the associated letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent. You should not forward your stock certificates to the Paying Agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy card. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Exchange and Payment Procedures”.

Q: What happens if I sell or otherwise transfer my shares of Altra common stock after the Record Date but before the Special Meeting?

A: The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Altra common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Altra in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Altra common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting”).

Q: What is the difference between holding shares as an Altra stockholder of record and holding shares in “street name” as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the “stockholder of record” with respect to those shares. In this case, this proxy statement and your proxy card have been sent directly to you by Altra.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Altra common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the Altra stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the virtual Special Meeting.

Q: How may I vote?

A: If you are an Altra stockholder of record (that is, if your shares of Altra common stock are registered in your name with American Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

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Internet: Vote at www.proxyvote.com in advance of the Special Meeting. The Internet voting system is available 24 hours a day until 11:59 p.m. Eastern Time on January 16, 2023. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

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Telephone: Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. Eastern Time on January 16, 2023. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

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Mail: Mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Time on January 16, 2023.

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At the Special Meeting: Shares held directly in your name as an Altra stockholder of record may be voted at the Special Meeting via the Special Meeting website. Shares held in “street name” may be voted at the Special Meeting via the Special Meeting website only if you obtain a legal proxy from your bank, broker or other nominee.

If your shares of Altra common stock are held “in street name” by a bank, broker or other nominee, the holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the Internet or by telephone.

Whether or not you plan to attend the virtual Special Meeting, we urge you to vote in advance by proxy to ensure your vote is counted. We encourage you to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. You may still attend the Special Meeting and vote thereat if you have already voted by proxy.

Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone.

Q: What is a proxy?

A: A proxy is an Altra stockholder’s legal designation of another person to vote shares owned by such Altra stockholder on their behalf. If you are an Altra stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

Q: If an Altra stockholder gives a proxy, how are the shares voted?

A: Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q: If my broker holds my shares in “street name”, will my broker vote my shares for me?

A: No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q: May I change my vote after I have mailed my signed and dated proxy card?

A: Yes. You can change or revoke your proxy before the Special Meeting in the manner described in this proxy statement. If you are the record holder of your shares, you may change or revoke your proxy by any of the following actions:

•	You may vote again over the Internet or by telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m. Eastern Time on January 16, 2023.

•	You may submit another properly signed proxy card with a later date, provided such proxy card is received no later than the close of business on January 16, 2023.

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You may send a signed written notice that you are revoking your proxy to Altra’s Secretary at 300 Granite Street, Suite 201, Braintree, MA 02184, provided such written notice is received no later than the close of business on January 16, 2023.

•	You may attend the Special Meeting and vote thereat. Simply attending the virtual Special Meeting will not, by itself, revoke your proxy.

If you hold your shares of Altra common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the Special Meeting via the Special Meeting website.

If you have any questions about how to vote or change your vote, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

Q: What should I do if I receive more than one set of voting materials?

A: This means you own shares of Altra common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as an Altra stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q: How many copies of this proxy statement and related voting materials should I receive if I share an address with another Altra stockholder?

A: The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more Altra stockholders sharing the same address by delivering a single proxy statement to those Altra stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for Altra stockholders and cost savings for companies.

Altra and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple Altra stockholders who request a copy and share an address, unless contrary instructions have been received from the affected Altra stockholders. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker if your shares are held in a brokerage account or Altra if you are an Altra stockholder of record by making a request to our Secretary at 300 Granite Street, Suite 201, Braintree, MA 02184 or by calling (781) 917-0600. In addition, Altra will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement.

Q: Where can I find the voting results of the Special Meeting?

A: The preliminary voting results for the Special Meeting are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Altra will file the final voting results of the Special Meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q: Who will solicit and pay the cost of soliciting proxies?

A: Altra has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Special Meeting. Altra expects to pay Innisfree M&A Incorporated a fee of $45,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for certain out-of-pocket fees and expenses. Altra has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Altra also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Altra common stock. Altra directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q: When do you expect the Merger to be completed?

A: We currently expect to complete the Merger in the first half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger”.

Q: How can I obtain additional information about Altra?

A: Altra will provide copies of this proxy statement, documents incorporated by reference and its 2022 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, without charge to any Altra stockholder who makes a request in writing or by telephone to Altra’s Investor Relations Department at 300 Granite Street, Suite 201, Braintree, MA 02184 or (781) 917-0600.

In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than January 3, 2023. Altra’s Annual Report and other SEC filings may also be accessed at https://sec.gov or on Altra’s investor website at https://ir.altramotion.com. Altra’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q: Who can help answer my questions?

A: If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Altra common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement, together with other statements and information publicly disseminated by Altra, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Altra intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions, which reflect Altra’s current estimates, expectations and projections about Altra’s future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning Altra’s possible future results of operations including revenue, costs of goods sold, gross margin, future profitability, future economic improvement, business and growth strategies, financing plans, expected leverage levels, Altra’s competitive position and the effects of competition, the projected growth of the industries in which we operate, Altra’s ability to consummate the Merger and other strategic transactions on the expected timeline or at all and Altra’s expectations regarding the Special Meeting. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “may”, “project”, “should”, “will”, “would”, and similar expressions or variations. These forward-looking statements are based upon information currently available to Altra and are subject to a number of risks, uncertainties, and other factors that could cause Altra’s actual results, performance, prospects, or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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the Merger may not be completed in a timely manner or at all, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Altra or the expected benefits of the Merger or that the approval of Altra stockholders is not obtained;

•	the ability of Regal Rexnord to obtain debt financing in connection with the Merger;

•

the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals);

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances which would require Altra to pay the Company Termination Fee;

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the effect of the announcement or pendency of the Merger on Altra’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers, distributors and others with whom it does business, or its operating results and business generally;

•	risks related to the Merger and related transactions diverting management’s attention from Altra’s ongoing business operations;

•	the risk that shareholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; and

•

other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022, and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, filed with the SEC on November 3, 2022 and risks that may be described in Altra’s other Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings by Altra with the SEC.

In addition to the risks described above, other unknown or unpredictable factors also could affect Altra’s results. As a result of these factors, we cannot assure you that the forward-looking statements in this proxy statement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this proxy statement represent our views as of the date of this proxy statement. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this proxy statement. You should read this proxy statement and the documents that we reference in this proxy statement completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements in this proxy statement by these cautionary statements.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

The Special Meeting will held virtually via live webcast on January 17, 2023, beginning at 9:00 a.m. Eastern Time (unless the Special Meeting is adjourned or postponed). Altra stockholders will be able to virtually attend and vote at the Special Meeting by visiting www.virtualshareholdermeeting.com/AIMC2023SM. Online check-in will start approximately 15 minutes before the Special Meeting is scheduled to begin.

Purpose of the Special Meeting

At the Special Meeting, we will ask Altra stockholders to vote on proposals to: (a) adopt the Merger Agreement Proposal; (b) approve, on an advisory (nonbinding) basis, the Compensation Proposal; and (c) approve the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only Altra stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of Altra stockholders entitled to vote at the Special Meeting will be available at our principal executive offices located at 300 Granite Street, Suite 201, Braintree, MA 02184, during regular business hours for a period of no less than 10 days before the Special Meeting, as well as on the Special Meeting website. If Altra’s headquarters are closed during such period for health and safety reasons related to the COVID-19 pandemic, the list of Altra stockholders will be made available for inspection upon request to our Secretary at 300 Granite Street, Suite 201, Braintree, MA 02184, subject to the satisfactory verification of Altra stockholder status. The list will also be available electronically during the Special Meeting on the Special Meeting website. As of the Record Date, there were 65,173,841 shares of Altra common stock outstanding and entitled to vote at the Special Meeting.

The presence, in person or represented by proxy, of the holders of a majority of the shares of Altra common stock entitled to vote on the Record Date will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each Altra stockholder shall be entitled to one vote for each share of Altra common stock owned at the close of business on the Record Date.

The affirmative vote of the holders of a majority of the outstanding shares of Altra common stock entitled to vote thereon is required to approve the Merger Agreement Proposal. As of the Record Date, 32,586,921 votes constitute a majority of the outstanding shares of Altra common stock. Adoption of the Merger Agreement by Altra stockholders is a condition to the consummation of the Merger.

The affirmative vote of the holders of a majority of the shares of Altra common stock properly cast and against for the Compensation Proposal is required to approve, on an advisory (nonbinding) basis, the Compensation Proposal.

The affirmative vote of either (a) a majority of the shares of Altra common stock properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) the affirmative vote of the holders of the shares of Altra common stock representing a majority of the voting power present at the Special Meeting, when a quorum is not present, is required, as applicable, for approval of the Adjournment Proposal.

If a quorum is present at the Special Meeting, for Altra stockholders who attend the Special Meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the Altra stockholder voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal and the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Altra does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine”, whereas each of the proposals to be presented at the Special Meeting is considered “non-routine”. As a result, no broker will be permitted to vote your shares of Altra common stock at the Special Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

The Company does not intend to call a vote on the Adjournment Proposal if the Merger Agreement Proposal is approved at the Special Meeting.

Stock Ownership and Interests of Certain Persons

Shares Held by Altra’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 741,334 shares of Altra common stock, representing approximately 1.1% of the shares of Altra common stock outstanding on the Record Date.

We currently expect that each of our directors and executive officers will vote all of their respective shares of Altra common stock (1) “FOR” the Merger Agreement Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting at the Special Meeting

You can vote at the virtual Special Meeting, which will be held on January 17, 2023, at 9:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/AIMC2023SM (unless the Special Meeting is adjourned or postponed).

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although Altra offers four different voting methods, Altra encourages you to vote over the Internet or by phone as Altra believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the Special Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

To Vote Over the Internet:

Vote at www.proxyvote.com in advance of the Special Meeting. The Internet voting system is available 24 hours per day until 11:59 p.m. Eastern Time on January 16, 2023. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

To Vote by Telephone:

Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Time on January 16, 2023. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

To Vote by Proxy Card:

If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before 11:59 p.m. Eastern Time on January 16, 2023.

All shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the Altra stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you indicate on your proxy card that you wish to vote in favor of the Merger Agreement Proposal but do not indicate a choice on the Adjournment Proposal or the Compensation Proposal on a nonbinding advisory basis, your shares of Altra common stock will be voted “FOR” each such proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote thereat, it will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal but, assuming a quorum is present, will not have any effect on the Compensation Proposal or the Adjournment Proposal.

Revocability of Proxies

Any proxy given by an Altra stockholder may be revoked before the Special Meeting by doing any of the following:

•

if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting at the Special Meeting” at any time before the closing of the voting facilities at 11:59 p.m. Eastern Time on January 16, 2023;

•

by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same shares of Altra common stock, provided such proxy card is received no later than the close of business on January 16, 2023;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Altra’s Secretary at 300 Granite Street, Suite 201, Braintree, MA 02184, stating that the proxy is revoked, provided such written notice is received no later than the close of business on January 16, 2023; or

•	by attending the virtual Special Meeting and voting thereat (your attendance at the virtual Special Meeting will not, by itself, revoke your proxy).

If you hold your shares of Altra common stock in “street name”, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the virtual Special Meeting with your control number, or, if you did not obtain a control number, by contacting your bank, broker or other nominee to obtain a control number.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Altra stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board’s Recommendation

The Board has unanimously: (a) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement; (b) declared that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Altra and its stockholders; (c) directed that the adoption of the Merger Agreement be submitted for consideration by Altra stockholders at the Special Meeting; and (d) resolved to recommend that Altra stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and Altra will bear the cost of soliciting proxies. Innisfree M&A Incorporated has been retained to assist with the solicitation of proxies. Altra expects to pay Innisfree M&A Incorporated a fee of $45,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Altra common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and Nasdaq regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree M&A Incorporated or, without additional compensation, by Altra or Altra’s directors, officers and employees.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by Altra stockholders of the Merger Agreement Proposal, we currently anticipate that the Merger will be consummated in the first half of 2023. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Altra common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Altra common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Altra common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Altra common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A holder of record or beneficial owner of shares of Altra common stock and a beneficial owner who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”), will be entitled to receive the fair value of his, her or its shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Appraisal Rights”.

Delisting and Deregistration of Altra Common Stock

If the Merger is completed, the shares of Altra common stock will be delisted from the Nasdaq and deregistered under the Exchange Act, and shares of Altra common stock will no longer be publicly traded.

Other Matters

Pursuant to the DGCL and Altra’s bylaws, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more Altra stockholders reside if we believe the stockholders are members of the same family. Each Altra stockholder in the household will continue to receive a separate proxy card. This process, known as “householding”, reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another Altra stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.

If you are an Altra stockholder of record, you may contact us by writing to our Secretary at 300 Granite Street, Suite 201, Braintree, MA 02184 or by calling (781) 917-0600. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Altra common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because it contains important information about the Merger and how it affects you.

Parties Involved in the Merger

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, MA 02184

Altra is a premier industrial global manufacturer and supplier of highly engineered motion control, automation, and power transmission systems and components. Altra’s portfolio consists of 26 well-respected brands including Bauer Gear Motor, Boston Gear, Kollmorgen, Portescap, Stromag, Svendborg Brakes, TB Wood’s, Thomson and Warner Electric. Altra was incorporated in 2004 and is headquartered in Braintree, Massachusetts. Altra common stock is listed on the Nasdaq under the symbol “AIMC”.

Regal Rexnord Corporation

200 State Street

Beloit, WI 53511

Regal Rexnord is a global leader in the engineering and manufacturing of industrial powertrain solutions, power transmission components, electric motors and electronic controls, air moving products, and specialty electrical components and systems, serving customers around the world. Through longstanding technology leadership and an intentional focus on producing more energy-efficient products and systems, Regal Rexnord helps create a better tomorrow – for its customers and for the planet. Regal Rexnord was incorporated under the laws of the State of Wisconsin in 1994 and is headquartered in Beloit, Wisconsin.

Aspen Sub, Inc.

200 State Street

Beloit, WI 53511

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Regal Rexnord and was formed on October 21, 2022, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, Merger Sub will cease to exist and Altra will continue as the Surviving Corporation and a wholly owned subsidiary of Regal Rexnord.

Effects of the Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Altra, the separate corporate existence of Merger Sub will cease and Altra will continue its corporate existence under the DGCL as the Surviving Corporation. As a result of the Merger, Altra will become a wholly owned subsidiary of Parent, and Altra common stock will no longer be publicly traded and will be delisted from the Nasdaq. In addition, Altra common stock will be deregistered under the Exchange Act, and Altra will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur at such time as the certificate of merger with respect to the Merger has been duly filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as may be agreed by Altra and Regal Rexnord prior to filing the certificate of merger and specified in the certificate of merger.

Effect on Altra If the Merger Is Not Completed

If the Merger Agreement is not adopted by Altra stockholders, or if the Merger is not completed for any other reason:

•	Altra stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Altra common stock pursuant to the Merger Agreement;

•

(a) Altra will remain an independent public company; (b) Altra common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act; and (c) Altra will continue to file periodic reports with the SEC; and

•

under certain specified circumstances described in the section of this proxy statement entitled “The Merger Agreement—Termination Fees”, Altra will be required to pay Parent a termination fee of $100 million and, under certain other specified circumstances described in such section of this proxy statement, Parent will be required to pay Altra a termination fee of $200 million.

Merger Consideration

Altra Common Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Altra, Parent, Merger Sub or the holders of any securities of Altra or Merger Sub, each share of Altra common stock (other than Excluded Altra Shares) issued and outstanding immediately prior to the Effective Time will be converted automatically into the right to receive the Merger Consideration of $62.00 in cash, without interest and subject to any required tax withholding.

After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Altra common stock that you own (other than Excluded Altra Shares) immediately prior to the Effective Time (subject to any required tax withholding), but you will no longer have any rights as an Altra stockholder. For more information, please see the section of this proxy statement entitled “—Appraisal Rights”.

Treatment of Company Equity-Based Awards

At the Effective Time, subject to all required withholding taxes, outstanding equity awards will be treated as follows:

•

each outstanding Company Option that is vested will be canceled in exchange for the right to receive an amount in cash, without interest, equal to (i) the number of shares of Altra common stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that any such Company Option with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled for no consideration;

•

each outstanding Company Option that is unvested will be converted into an award of stock options to purchase a number of Parent common shares (rounded down to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Conversion Ratio. Each converted Company Option will be subject to substantially similar terms and conditions with respect to vesting and exercisability as were applicable to the related Company Option immediately prior to the Effective Time;

•

each outstanding Company RSU that is unvested will be converted into a restricted stock unit denominated in Parent common shares (rounded to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company RSU will be subject to substantially similar terms and conditions with respect to vesting as were applicable to the applicable Company RSU immediately prior to the Effective Time;

•

each outstanding Company RSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) (x) the Merger Consideration multiplied by (y) the number of shares of Altra common stock subject to such Company RSU immediately prior to the Effective Time plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company PSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the product of (x) the number of shares of Altra common stock subject to such vested Company PSU (assuming all applicable performance measures for vested Company PSUs are satisfied at the actual level of performance (measured as of the Effective Time), as determined by the Board in consultation with Parent) and (y) the Merger Consideration plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents);

•

each outstanding Company PSU that is unvested prior to the Effective Time will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product (rounded to the nearest whole number) of (i) the sum of (x) the number of shares of Altra common stock subject to such unvested Company PSU immediately prior to the Effective Time and (y)(1) the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (i) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (ii) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time, in each case, as determined by the Board in consultation with Parent) multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company PSU will be subject to substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company PSU immediately prior to the Effective Time, except that the award will only be subject to time-based vesting conditions; and

•

each outstanding Company Restricted Share will be converted into a Restricted Cash Award equal to the product of (i) the number of shares of Altra common stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Each Restricted Cash Award will be subject to substantially similar terms and conditions with respect to vesting and forfeiture as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time, except that the form of payment upon vesting and settlement will be in cash.

For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity-Based Awards”.

Background of the Merger

The Company’s management and the Board regularly review the Company’s performance and prospects in light of its business and developments in the electromechanical power transmission motion control industry. These reviews have included consideration, from time to time, of potential partnerships, collaborations and other strategic transactions and opportunities to enhance stockholder value, including potential sale transactions. Such reviews have been accompanied by periodic conversations between senior executives of the Company and their counterparts at other companies in such industry regarding such potential transactions and opportunities.

On March 11, 2022, during a Manufacturers Alliance CEO Council conference in Pentagon City, Virginia, Louis V. Pinkham, Chief Executive Officer of Regal Rexnord, and Carl R. Christenson, Chairman and Chief Executive Officer of the Company, met and discussed the possibility of having dinner to discuss their respective businesses.

On April 4, 2022, in light of the significant industry consolidation that had occurred during 2021, the Company’s strong position in the industry, and the upcoming dinner with Regal Rexnord, Mr. Christenson contacted representatives from Goldman Sachs and asked that they attend the Company’s next regularly scheduled Board meeting on April 25, 2022, and provide the Board with an overview of the market and key considerations if the Company became the target of activism or an unsolicited offer.

On April 13, 2022, Mr. Pinkham and Mr. Christenson met for dinner, at the end of which Mr. Pinkham raised the possibility of a business combination between the Company and Regal Rexnord. Mr. Pinkham and Mr. Christenson did not discuss a possible price or other terms. Mr. Christensen indicated that he would take the matter back to the Board for review. Following the dinner, Mr. Christenson informed Lyle G. Ganske, the Company’s lead independent director, of Regal Rexnord’s potential interest.

On April 25, 2022, the Board, along with members of the Company’s management and representatives of Goldman Sachs, met in person in Blacksburg, VA. The representatives of Goldman Sachs provided an overview of the market, strategic alternatives and key considerations in the context of activism or an unsolicited offer. In an executive session attended by only the Board, Mr. Christenson informed the Board of Regal Rexnord’s potential interest in a business combination with the Company and described his conversations with Mr. Pinkham to date. Following discussion, the Board determined that a sale of the Company at that time was not in the best interest of the Company and its stockholders due to the fact that the Company’s stock price was undervalued at that time relative to recent average trading prices as a result of the broad downturn in U.S. equity markets.

During the month of May, Mr. Christenson and Mr. Pinkham had three telephonic conversations during which Mr. Christenson and Mr. Pinkham discussed the possibility of a proposal and the Board’s decision that a sale of the Company at that time was not in the best interest of the Company and its stockholders.

On August 23, 2022, Mr. Pinkham emailed Mr. Christenson with a request for a call.

On August 26, 2022, Mr. Pinkham and Mr. Christenson spoke telephonically during which Mr. Pinkham asked to meet with Mr. Christenson and indicated that he planned to provide Mr. Christenson with a written proposal to combine Regal Rexnord and the Company. Mr. Christenson promptly informed Mr. Ganske and representatives of Goldman Sachs of these discussions and a meeting date was agreed.

On August 29, 2022, Mr. Pinkham met with Mr. Christenson and provided him with a Letter of Intent (the “Offer Letter”) containing a preliminary non-binding proposal to acquire 100% of the issued and outstanding Company common stock at a price of $60.70 per share in cash (the “August 29 Proposal”), representing a 56.9% premium to the closing price for shares of Altra common stock of $38.69 on August 29, 2022, the last trading day prior to the August 29 Proposal, and a 60.2% premium to the Company’s 90-day-volume-weighted average share price of $37.90 as of the same day. The Offer Letter also stated that Regal Rexnord’s proposal had the support of its Board of Directors and management team, that Regal Rexnord had retained legal and financial advisors, and that the acquisition would be funded by a combination of cash on hand and new debt financing, to be arranged by J.P. Morgan Securities LLC on the terms set forth in a highly confident letter attached to the Offer Letter. Mr. Christenson told Mr. Pinkham that he would discuss the August 29 Proposal with the Board but that the Company was currently not for sale, and any potential transaction would need to be at a higher price, without the Company bearing meaningful consummation risk.

On September 1, 2022, the Board, along with members of the Company’s management, representatives of Goldman Sachs and Cravath, Swaine & Moore LLP (“Cravath”), outside counsel to the Company, met virtually to discuss the August 29 Proposal. Mr. Christenson provided the Board with an update regarding the August 29 Proposal, including a summary of the interactions between Mr. Christenson and Mr. Pinkham to date and a review of views as to why Regal Rexnord was likely to be willing and able to pay a higher price than any other potentially interested party, and discussed with the Board potential next steps to be taken by the Company in response to the August 29 Proposal. A representative of Cravath reviewed with the Board their fiduciary duties under Delaware law, including in the context of the August 29 Proposal, and representatives of Goldman Sachs provided the Board with a preliminary overview of the August 29 Proposal. The Board scheduled a subsequent meeting for September 8, 2022 and requested that the Company’s management work with Goldman Sachs to perform a preliminary financial analysis of the August 29 Proposal prior to such meeting.

On September 8, 2022, the Board, along with members of the Company’s management and representatives of Goldman Sachs and Cravath, met virtually. During this meeting, representatives of Goldman Sachs presented its preliminary financial analysis of the August 29 Proposal based on pre-existing financial projections provided by the Company’s management. Representatives of Goldman Sachs then discussed certain strategic considerations, including the possibility of and considerations regarding conducting a “market check” to gauge third-party interest in an acquisition of the Company. Following discussion with representatives of Goldman Sachs, Cravath and the Company’s management, the Board determined that contacting alternative bidders for the Company would not be in the best interest of Altra stockholders in light of the risks that a “market check” would entail, including concerns that market leaks or rumors regarding a potential transaction could disrupt the Company’s business relationships, increase employee turnover, increase turnover in the Company’s stockholder base and result in potential stock price volatility. The Board also considered the fact that there were a limited number of potential counterparties that might have an interest in, and be financially capable of, engaging in a strategic transaction with the Company at a value higher than Regal Rexnord’s offer, that the recent deterioration of the credit and equity markets threatened the prospects of any transaction, including one with Regal Rexnord, and that guiding Regal Rexnord to make a “preemptive offer” (i.e., an offer on terms that were sufficiently attractive that the Board would conclude that engaging in discussions on a bilateral basis with Regal Rexnord was in the best interest of Altra stockholders) presented the best opportunity to maximize value for Altra stockholders. As a result, the Board determined that it was in the best interest of the Company and its stockholders to engage with Regal Rexnord regarding a potential transaction, but that any definitive agreement must provide for a high degree of closing certainty, contain a termination fee that would not deter competing bids and a “no-shop” provision that would permit the Company to engage in negotiations with third parties regarding potentially superior proposals while under a binding contract with Regal Rexnord. The Board then authorized the Company’s management to inform Regal Rexnord that the August 29 Proposal was insufficient and that improved terms would be a condition to further discussions regarding a potential transaction but that, upon execution of a confidentiality agreement, the Company would provide Regal Rexnord with limited high-level information to enable Regal Rexnord to improve its offer price.

Later on September 8, 2022, Mr. Christenson and Mr. Ganske informed Mr. Pinkham that the Board had determined that the August 29 Proposal was insufficient from a financial perspective, but that, following the execution by Regal Rexnord of a customary confidentiality agreement, Mr. Christenson and a limited number of other members of senior management of the Company would make themselves available for a meeting to help Regal Rexnord learn about the Company in order to facilitate an increase in Regal Rexnord’s offer price. Mr. Christenson and Mr. Ganske also informed Mr. Pinkham that the Board was not prepared to accept any meaningful consummation risk.

On September 9, 2022, at the direction of the Board, representatives of Cravath provided a draft confidentiality agreement to representatives of Sidley Austin LLP, Regal Rexnord’s outside legal counsel (“Sidley”), which was negotiated over the next several days among representatives of the Company, Regal Rexnord, Cravath and Sidley, with particular focus on the duration and other terms of the standstill provision.

On September 10, 2022, at the direction of Regal Rexnord, representatives of Regal Rexnord’s financial advisors sent representatives of Goldman Sachs an initial due diligence request list.

On September 18, 2022, Mr. Christenson informed Mr. Pinkham that the Company was willing to agree to a six-month standstill in the confidentiality agreement but reemphasized that the Company expected that, following further due diligence, Regal Rexnord would improve its offer price and that any merger agreement would contain terms consistent with the Company’s position that it would not take any meaningful consummation risk. Mr. Pinkham indicated he understood the Company’s position, and the confidentiality agreement was executed later that day.

On September 19, 2022, members of the Company’s management team, representatives of Goldman Sachs, members of Regal Rexnord’s management team, and representatives of Regal Rexnord’s financial advisors met in person in Boston, and the Company’s management delivered a presentation on, among other things, operational and management highlights, growth strategies, overviews of its financial performance and projections, and preliminary views on potential synergies.

On September 20, 2022, at the direction of Regal Rexnord, representatives of Regal Rexnord’s financial advisors sent a supplemental due diligence request list to representatives of Goldman Sachs. Over the course of the next several weeks, Regal Rexnord and its representatives conducted due diligence on Altra, including by way of diligence calls and documentary review.

On September 21, 2022, representatives of the Company met virtually with representatives of Cravath to discuss Regal Rexnord’s supplemental due diligence request list and the scope of non-public information that the Company was willing to provide prior to receipt of a revised offer. Later that day, at the direction of the Company, representatives of Goldman Sachs provided Regal Rexnord and its representatives with access to the Company’s virtual data room in order to enable Regal Rexnord to improve its offer price. From time to time, representatives of the Company uploaded additional documents to the Company’s virtual data room and representatives of Regal Rexnord reviewed these documents in the course of their due diligence.

On September 22, 2022, the Board, along with members of the Company’s management, representatives of Goldman Sachs and representatives of Cravath, met virtually to discuss, among other topics, the in-person management meeting that had occurred on September 19 and updated financial projections refined by the Company’s management, reflecting certain updates since the prior Board meeting on September 8. A letter from Goldman Sachs regarding Goldman Sachs’ relationships with the Company and Regal Rexnord was then reviewed with the Board. A general update and discussion regarding next steps followed. Following discussion, the Board determined that the Company would permit Regal Rexnord to conduct further due diligence in order to enable it to improve its offer price and that Cravath would send a draft merger agreement to Sidley to be negotiated concurrently.

On September 23, 2022, representatives of Cravath sent a draft merger agreement to representatives of Sidley, which included, among other terms, a “hell or high water” regulatory standard. The draft also included a right for Altra to terminate the Merger Agreement if it received an unsolicited competing proposal financially superior to the Merger and Regal Rexnord declined to match such superior proposal after being offered an opportunity to do so, subject to Altra paying a termination fee (a “company termination fee”) for an undetermined amount. The draft provided limited cooperation obligations for Altra in connection with Regal Rexnord’s financing, but no marketing period for Regal Rexnord to obtain such financing.

On September 26, 2022, the Company held a financial diligence call with Regal Rexnord during which the updated 2022 financial projections were shared.

On October 4, 2022, Mr. Pinkham spoke telephonically with Mr. Christenson to reaffirm Regal Rexnord’s previous non-binding proposal to acquire 100% of the outstanding equity of the Company at a price of $60.70 per share in cash (the “October 4 Proposal”), representing a 73.8% premium to the closing price for shares of Altra common stock of $34.93 on October 3, 2022, the last trading day prior to the October 4 Proposal. Later that day, the October 4 Proposal was delivered to the Company in a letter, which requested that, in order to finalize a transaction efficiently and maintain strict confidentiality, the Company enter into an exclusivity agreement providing for exclusivity until 11:59 p.m. Central Time on October 24, 2022, with an automatic one-week extension if negotiations continued in good faith. Later that day, representatives of Sidley sent a revised draft merger agreement to representatives of Cravath that included, among other things, a marketing period, a proposed company termination fee of 3.5% of transaction equity value and a revised position on regulatory commitments, such that Regal Rexnord’s obligation to take or agree to take actions in order to obtain regulatory approvals required to consummate the transaction would exclude actions that relate to assets or businesses (of Regal Rexnord or the Company) that contributed to the generation of $100 million or more of revenue from third-party sales in calendar year 2021.

On October 5, 2022, the Board, along with members of the Company’s management and representatives of Goldman Sachs and Cravath, met virtually to discuss the October 4 Proposal, the revised draft merger agreement and next steps. Management of the Company and representatives of Goldman Sachs reviewed with the Board the Company’s interactions with Regal Rexnord since the prior Board meeting on September 22, 2022. Representatives of Goldman Sachs then provided an overview of the October 4 Proposal and macroeconomic developments, including in the credit markets. Next, representatives of Cravath presented an overview of the key legal terms of the draft merger agreement proposed by Regal Rexnord. Following discussion, the Board determined that the October 4 Proposal remained insufficient from a financial perspective and that certain of the proposed terms of the revised merger agreement were unacceptable, including with respect to closing certainty, the restrictions on the ability of Altra to engage in discussions with parties that submitted an unsolicited proposal after signing and the company termination fee. The Board then directed Mr. Christenson, representatives of Goldman Sachs and Cravath to inform Regal Rexnord and its representatives that the Company was willing to accept a revised offer of $63.00 per share if Regal Rexnord agreed to bear all regulatory risk associated with the transaction and to improve certain other terms of its offer.

Later that day, Mr. Christenson spoke telephonically with Mr. Pinkham to communicate that the Company was willing to accept a revised offer of $63.00 per share if Regal Rexnord agreed to bear all regulatory risk associated with the transaction and improved certain other terms of its offer, including the company termination fee and the terms of the “no shop” provision (the “October 5 Counterproposal”). Representatives of Goldman Sachs and Cravath subsequently discussed the October 5 Counterproposal with representatives of Regal Rexnord’s financial advisors and Sidley, respectively, during which discussion Cravath proposed a company termination fee of 1.75% of transaction equity value.

On October 6, 2022, Mr. Pinkham spoke telephonically with Mr. Christenson to deliver a revised non-binding proposal, which consisted of an offer to acquire 100% of the outstanding equity of the Company at a price of $61.50 per share in cash, a company termination fee of 2.8% of transaction equity value and a revised position on regulatory commitments, such that Regal Rexnord’s obligation to take or agree to take actions in order to obtain regulatory approvals required to consummate the transaction would exclude actions that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on the Company’s Power Transmission Technologies segment (the “October 6 Proposal”). The October 6 Proposal represented a 65.9% premium to the closing price for shares of Altra common stock of $37.07 on October 5, 2022, the last trading day prior to the October 6 Proposal.

On October 7, 2022, the Company delivered a verbal counteroffer proposing an offer price of $62.25 per share, a company termination fee of 2.0% of transaction equity value, a reverse termination fee, which would be payable by Regal Rexnord if certain specified regulatory-related closing conditions were not met (a “reverse termination fee”), of 7.5% of transaction equity value and a revised position on regulatory commitments, such that Regal Rexnord’s obligation to take or agree to take actions in order to obtain regulatory approvals required to consummate the transaction would exclude those actions that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on Regal Rexnord and its subsidiaries, taken as a whole, after giving effect to the transaction.

Also, on October 7, 2022, representatives of Goldman Sachs informed representatives of Regal Rexnord’s financial advisors that Altra was concerned that Regal Rexnord’s regulatory standard in the October 6 Proposal could allocate meaningful regulatory risk to Altra. In response, following discussions with and at the direction of Regal Rexnord, representatives of Regal Rexnord’s financial advisors spoke telephonically with representatives of Goldman Sachs to deliver a revised proposal on regulatory commitments, such that Regal Rexnord’s obligation to take or agree to take actions in order to obtain regulatory approvals required to consummate the transaction would exclude actions that relate to assets or businesses (of Regal Rexnord or the Company) that contributed to the generation of $200 million or more of revenue from third-party sales in calendar year 2021, and otherwise reaffirm the October 6 Proposal, including a company termination fee of 2.8% of transaction equity value. Representatives of Goldman Sachs promptly relayed information regarding the discussion to Mr. Christenson.

On October 8, 2022, Mr. Christenson, Mr. Ganske and representatives of Cravath discussed next steps in light of Regal Rexnord’s revised proposal, including a range of potential counterproposals by the Company. Following such discussion, Mr. Christenson spoke with representatives of Goldman Sachs and Cravath and instructed Cravath to convey the Company’s counterproposal to Sidley, as well as to discuss other key outstanding issues in the draft merger agreement.

Later that day, representatives of Cravath and representatives of Sidley telephonically discussed certain unresolved business and legal issues. Cravath conveyed that, if Regal Rexnord increased its offer to $62.25 per share and accepted a company termination fee of 2.0% of transaction equity value and a reverse termination fee of 6.5% of transaction equity value, the Company would be willing to revise its position on regulatory commitments, such that Regal Rexnord’s obligation to take or agree to take actions in order to obtain regulatory approvals required to consummate the transaction would exclude those actions that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on Regal Rexnord and its subsidiaries, taken as a whole, after giving effect to the transaction (with Regal Rexnord deemed to be the same size as the Company and its subsidiaries, taken as a whole).

On October 9, 2022, at the direction of Regal Rexnord, representatives of Regal Rexnord’s financial advisors spoke telephonically with representatives of Goldman Sachs to deliver a revised proposal consisting of an offer price of $61.50 per share, a company termination fee of 2.8% of transaction equity value, a reverse termination fee of 4.5% of transaction equity value and the regulatory commitments position proposed by Cravath the prior day (the “October 9 Proposal”). The October 9 Proposal represented a 75.9% premium to the closing price for shares of Altra common stock of $34.96 on October 7, 2022, the last trading day prior to the October 9 Proposal. Representatives of Goldman Sachs promptly relayed information regarding the discussion to Mr. Christenson.

Later that day, Mr. Christenson spoke telephonically with Mr. Pinkham to deliver a counterproposal (the “October 9 Counterproposal”) consisting of an offer price of $62.00 per share, the Company Termination Fee of 2.5% of transaction equity value and the Parent Termination Fee of 5.0% of transaction equity value, which Mr. Pinkham verbally accepted, on the condition that the Company grant Regal Rexnord exclusivity. The October 9 Counterproposal represented a 77.3% premium to the closing price for shares of Altra common stock of $34.96 on October 7, 2022, the last trading day prior to the October 9 Counterproposal.

On October 11, 2022, representatives of Cravath sent a revised draft merger agreement to representatives of Sidley, reflecting the terms of the October 9 Counterproposal.

On October 12, 2022, the Board, along with members of the Company’s management and representatives of Goldman Sachs and Cravath, met virtually to discuss, among other things, the Company’s interactions with Regal Rexnord since the prior Board meeting on October 5, 2022, the terms of the October 9 Counterproposal, the other significant open issues with the key legal terms in the draft merger agreement and next steps. Following discussion, the Board authorized the Company’s management to enter into an exclusivity agreement with Regal Rexnord, with an exclusivity period ending no later than 11:59 Central Time on October 24, 2022, and directed the Company’s management, with the assistance of Cravath, to negotiate the outstanding points in the merger agreement.

On October 17, 2022, the Company entered into an exclusivity agreement with Regal Rexnord providing for exclusive negotiations until 11:59 p.m. Central Time on October 24, 2022. Additionally, representatives of Sidley sent a revised draft merger agreement to representatives of Cravath, which contained terms consistent with the October 9 Counterproposal but required further negotiation in certain areas.

On October 20, 2022, representatives of Cravath sent representatives of Sidley a draft proposal regarding certain employee retention, compensation and benefits-related matters.

Between October 20, 2022 and October 26, 2022, Altra, Regal Rexnord, Cravath and Sidley worked to finalize the merger agreement, including the specific language of Regal Rexnord’s regulatory efforts obligations, the circumstances under which the Board would be permitted to change its recommendation to Altra stockholders and terminate the merger agreement, the circumstances under which the Company Termination Fee and the Parent Termination Fee would be payable, the initiation and duration of the marketing period, the treatment of unvested equity awards in connection with the transaction and certain other employee retention, compensation and benefits-related matters, with several drafts exchanged over this period.

On October 25, 2022, the Board, along with members of the Company’s management and representatives of Goldman Sachs and Cravath, met virtually. A letter from Goldman Sachs regarding Goldman Sachs’ relationships with the Company and Regal Rexnord was reviewed with the Board, and the Board approved the formal engagement terms for Goldman Sachs as the Company’s financial advisor in connection with its review of a potential transaction. Next, representatives of Goldman Sachs presented its preliminary financial analysis of the Merger Consideration based on updated financial projections refined by the Company’s management (as described below in the section of this proxy statement entitled “Certain Financial Forecasts”). Discussion followed, including regarding the lack of potential counterparties that might have an interest in, and be financially capable of, engaging in a strategic transaction with the Company at a value higher than Regal Rexnord’s offer and the Board’s belief that the proposed transaction with Regal Rexnord continued to present the best opportunity to maximize value for Altra stockholders. Representatives of Cravath reviewed the Board’s fiduciary duties in connection with its consideration of the proposed transaction. Representatives of Cravath then provided an overview of the terms of the proposed merger agreement, with a particular focus on the definition of Material Adverse Effect, Regal Rexnord’s obligations regarding regulatory commitments, the circumstances under which the Company Termination Fee would be payable, the “no-shop” provision, the initiation and duration of the marketing period and the parties’ respective proposals regarding certain employee retention, compensation and benefits-related matters, including the treatment of unvested equity awards. Following discussion, the Board directed the Company’s management, with the assistance of Cravath, to finalize the merger agreement with Regal Rexnord and its representatives.

On October 26, 2022, representatives of Cravath and Sidley finalized the merger agreement.

Later that day, the Board reconvened to review the proposed transaction with Regal Rexnord. A representative of Goldman Sachs rendered Goldman Sachs’ opinion to the Board that, as of October 26, 2022, and based upon and subject to the factors and assumptions set forth therein, the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. For additional information regarding Goldman Sachs’ opinion, please see the section of this proxy statement below entitled “—Opinion of Goldman Sachs”. The written opinion delivered by Goldman Sachs is attached to this proxy statement as Annex B. Representatives of Cravath reviewed with the Board the proposed merger agreement, including the mutually agreed terms regarding certain employee retention, compensation and benefits-related matters. Following additional discussion and consideration of the proposed merger agreement, the Board recessed and the Compensation Committee of the Board convened and unanimously approved certain employment compensation and other employee benefit arrangements with respect to the employees of the Company in connection with the proposed merger agreement, including the treatment of Company equity awards. Following such approval by the Compensation Committee of the Board, the Board reconvened and unanimously (i) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Altra and its stockholders, (iii) directed that the adoption of the Merger Agreement be submitted for consideration by Altra stockholders at the Special Meeting and (iv) recommended that Altra stockholders adopt the Merger Agreement.

Following the conclusion of the Board meeting, the parties executed and delivered the Merger Agreement on October 26, 2022.

On October 27, 2022, at 6:30 a.m., Eastern Time, prior to the opening of trading on the Nasdaq and the New York Stock Exchange, the parties issued separate press releases announcing the transaction.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board has unanimously: (a) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger and the other transactions contemplated by the Merger Agreement; (b) declared that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Altra and its stockholders; (c) directed that the adoption of the Merger Agreement be submitted for consideration by Altra stockholders at the Special Meeting; and (d) resolved to recommend that Altra stockholders adopt the Merger Agreement.

The Board unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the Compensation Proposal; and (3) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Reasons for the Merger

As described above in the section entitled “—Background of the Merger”, prior to and in reaching its unanimous determination to authorize and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, declare the Merger advisable and in the best interests of the Company and stockholders of the Company and recommend that the Company’s stockholders adopt the Merger Agreement, the Board consulted with and received the advice of its financial advisor and outside counsel, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, including, among other things, the following non-exhaustive list of material factors (not necessarily in order of relative importance):

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Merger Consideration; Premium to the Trading Price of Altra Common Stock. The Board considered the current and historical market prices of Altra common stock, including the market performance of Altra common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the Merger Consideration of $62.00 per share of Altra common stock represented a:

•	57% premium to the trading price at which Altra common stock closed on October 25, 2022, the last trading day prior to the Board’s approval of the Merger;

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73% premium to the volume weighted average price for Altra common stock over the 30-trading day period ended October 25, 2022, the last trading day that closed prior to the Board’s approval of the Merger; and

•	0.4% premium to the highest closing price in the 52-week period ended October 25, 2022, the last trading day that closed prior to the Board’s approval of the Merger.

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Cash Consideration; Certainty of Value. The Board considered the fact that the Merger Consideration is all cash, which will provide Altra stockholders immediate certainty of value and liquidity for their shares of Altra common stock, enables Altra stockholders to realize value that has been created by Altra and does not expose them to any future risks related to the business or macroeconomic conditions, as compared to Altra remaining independent.

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No Financing Condition and Committed Debt Financing. The Board considered the fact that the Merger is not subject to a financing condition, that Regal Rexnord obtained committed debt financing for the Merger from a reputable financing source and that Regal Rexnord and Merger Sub have represented in the Merger Agreement that proceeds from such financing will, in the aggregate and together with any cash or other funds available to Regal Rexnord or Merger Sub, be sufficient to pay the amounts required to be paid in connection with, or as a result of, the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

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Lack of Potential Counterparties. The Board considered the fact that there were a limited number of potential counterparties that might have an interest in, and be financially capable of, engaging in a strategic transaction with Altra at a value higher than Regal Rexnord’s offer and the potential regulatory, commercial and financing issues that might arise in connection with pursuing such a transaction. For a detailed discussion of the Board’s assessment of potential counterparties, please see above under the heading entitled “—Background of the Merger”.

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Risk Associated with a “Market Check”. The Board considered the fact that contacting other potential counterparties prior to signing a definitive agreement with Regal Rexnord would result in significant risks to the Company and its business, including concerns that market leaks and rumors regarding a potential transaction would disrupt the Company’s business relationships and risk employee turnover, as well as lead to turnover in the Company’s stockholder base and potential stock price volatility, and concerns that Regal Rexnord could withdraw from consideration of a potential transaction if Altra were to pursue other potential counterparties, including as a result of a downturn in the credit markets. For a detailed discussion of the Board’s consideration of a “market check”, please see above under the heading entitled “—Background of the Merger”.

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The Company’s Operating and Financial Condition and Prospects. The Board considered the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s senior management, which reflect an application of various assumptions of senior management. The Board considered the inherent uncertainty of achieving senior management’s prospective forecasts, as set forth under the heading entitled “—Certain Financial Forecasts”, and that as a result the Company’s actual financial results in future periods could differ materially from senior management’s forecasts.

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Best Alternative for Maximizing Stockholder Value. After a review of a range of alternatives and discussions with management and the Company’s financial and legal advisors, the Board determined that the Merger Consideration is more favorable to the stockholders of the Company than the potential value that might result from other options available, including, but not limited to, remaining a standalone public company. As part of these evaluations, the Board considered an assessment of the Company’s business, assets, prospects, competitive position, historical and projected financial performance, short- and long-term capital needs and the nature of the industries in which the Company competes as well as the significant risks and uncertainties associated with remaining a standalone public company.

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Goldman Sachs’ Fairness Opinion and Related Financial Analyses. Goldman Sachs rendered its opinion to the Board that, as of October 26, 2022, and based upon and subject to the factors and assumptions set forth therein, the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. For a detailed discussion of Goldman Sachs’ opinion, please see below in the section of this proxy statement entitled “—Opinion of Goldman Sachs”. The written opinion delivered by Goldman Sachs is attached to this proxy statement as Annex B.

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Negotiation Process. The Board considered its belief that, after extensive negotiations, the Company obtained the highest price that Regal Rexnord is willing to pay for the Company, as evidenced by the Company’s ability to increase the Merger Consideration relative to Regal Rexnord’s initial offer of $60.70 per share of Altra common stock. The Board considered the fact that the terms of the Merger were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge of and at the direction of the Board, with the assistance of experienced financial and legal advisors. For a detailed discussion of the negotiation process, please see above under the heading entitled “—Background of the Merger”.

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Timing of Completion. The Board considered the anticipated timing of the consummation of the Merger and concluded that, despite the number of regulatory approvals required in connection with the Merger, the Merger could be completed in a reasonable timeframe. For more information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger”. The Board also considered that the potential for closing the Merger in a reasonable timeframe could reduce the period during which Altra’s business would be subject to the potential uncertainty of closing and related disruption.

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Business Reputation of Regal Rexnord. The Board considered the business reputation and capabilities of Regal Rexnord and its management and the financial resources of Regal Rexnord, which the Board believed supported the conclusion that a transaction with Regal Rexnord could be completed relatively quickly and in an orderly manner.

•	No Vote of Regal Rexnord Stockholders. The Board considered the fact that the Merger is not subject to the conditionality and execution risk of any required approval by Regal Rexnord’s shareholders.

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Regulatory Matters. The Board considered the fact that under the terms of the Merger Agreement Regal Rexnord would be required to take all actions to secure the expiration or termination of the waiting period under the HSR Act, as well as to obtain the Other Regulatory Approvals, except that Regal Rexnord would not be required to take, proffer to, agree to, commit to, accept, or consent to, any Remedial Action if such Remedial Action, individually or together with other Remedial Actions, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Regal Rexnord and its subsidiaries (including the Company and its subsidiaries), taken as a whole, after giving effect to the Merger but without giving effect to any Remedial Actions (with Regal Rexnord and its subsidiaries (including the Company and its subsidiaries), taken as a whole, measured for this purpose as being the same size and having the same financial position and results of operations as the Company and its subsidiaries, taken as a whole, prior to giving effect to the Merger and prior to giving effect to any Remedial Actions). For a detailed discussion of regulatory matters, please see below under the section entitled “The Merger Agreement—Efforts to Consummate the Merger”.

•	Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement, including:

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that the Company may, subject to certain conditions, furnish, pursuant to entry into an acceptable confidentiality agreement, confidential information with respect to the Company to third parties making an unsolicited proposal and participate in discussions or negotiations with such third parties regarding unsolicited proposals that are made prior to obtaining stockholder approval of the Merger;

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the provision allowing the Board to change its recommendation that the Company’s stockholders adopt the Merger Agreement prior to obtaining stockholder approval of the Merger in specified circumstances relating to a Superior Proposal or Intervening Event, subject to Regal Rexnord’s right to terminate the Merger Agreement and receive payment of the Company Termination Fee of $100 million;

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the provision allowing the Board to terminate the Merger Agreement to enter into a Superior Proposal, subject to certain conditions (including payment of the Company Termination Fee and certain rights of Regal Rexnord to match the Superior Proposal);

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the Board’s belief, after discussion with Altra’s advisors, that the Company Termination Fee, which constitutes approximately 2.5% of Altra’s equity value in the Merger, would not preclude a Superior Proposal from being made; and

•	the Parent Termination Fee of $200 million that may be owed by Regal Rexnord to the Company in connection with the termination of the Merger Agreement under specified regulatory related circumstances.

For a detailed discussion of the Merger Agreement, please see below under the section entitled “The Merger Agreement”.

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Appraisal Rights. The Board considered the availability of appraisal rights under the DGCL to Altra stockholders who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the Merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court of Chancery. For a detailed discussion of appraisal rights, please see below under the section entitled “—Appraisal Rights”.

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Specific Performance. Altra’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Regal Rexnord’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches of the Merger Agreement.

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Opportunity for Altra Stockholders to Vote. The Board considered the fact that the Merger would be subject to the approval of Altra stockholders, and Altra stockholders would be free to evaluate the Merger and vote for or against the adoption of the Merger Agreement at the Special Meeting.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the Merger Agreement and the Merger, including the following material factors:

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No Participation in Altra’s Future Growth or Earnings. The Board considered that if the Merger is consummated, stockholders of the Company will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the combined company or benefit from any potential future appreciation in the value of Altra common stock, including any value that could be achieved if the Company engages in future strategic or other transactions.

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Closing Conditions. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is adopted by Altra stockholders.

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Disruption of the Company’s Business. The Board considered the effect of a public announcement of the Merger on the Company’s operations, stock price and employees and its ability to attract and retain management, sales and other personnel while the Merger is pending and the potential adverse effects on the financial and other results of the Company as a result of that disruption.

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Non-Solicitation Covenant. The Board considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties and requires the Company to provide Regal Rexnord with an opportunity to propose in writing a binding offer to effect revisions to the terms of the Merger Agreement prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal, although the Board believes this would not preclude another potential acquiror from submitting a proposal to acquire the Company.

•	Company Termination Fee. The Board considered the fact that the Company must pay Regal Rexnord the Company Termination Fee of $100 million if the Merger Agreement is terminated under certain circumstances, including to accept a Superior Proposal, and that the amount of the Company Termination Fee is lower than termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction. The Board also recognized that the provisions in the Merger Agreement relating to the Company Termination Fee were insisted upon by Regal Rexnord as a condition to entering into the Merger Agreement.

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Interim Operating Covenants. The Board considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to use commercially reasonable efforts to conduct its and its subsidiaries’ business in all material respects in the ordinary course of business, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger (as more fully described under the section entitled “The Merger Agreement—Conduct of Business Pending the Merger”).

•	Risk Associated with Failure to Consummate the Merger. The Board considered the possibility that the Merger might not be consummated, and the fact that if the Merger is not consummated:

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Altra’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distraction from their work during the pendency of the Merger;

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Altra will have incurred significant costs, expenses and fees for professional services and other costs in connection with the Merger, many of which will be payable even if the Merger is not completed;

•	Altra’s continuing business relationships with personnel, customers, distributors, suppliers and other business parties may be adversely affected;

•	the trading price of shares of Altra common stock will change to the extent that the current price reflects assumptions regarding the completion of the Merger;

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the market’s perceptions of Altra’s prospects could be adversely affected, which may lead to subsequent offers to acquire the Company at a lower price or otherwise on less favorable terms to Altra and its stockholders than contemplated by the Merger; and

•	Altra could lose senior management or other personnel during the pendency of the Merger.

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Regulatory Matters. The Board considered the regulatory approvals that would be required to consummate the Merger, the prospects for receiving such approvals and the possibility that the Merger might not be consummated in a timely manner or at all due to a failure to obtain such approvals.

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Potential Future Share Price. The possibility that, although the Merger provides the Company’s stockholders the opportunity to realize a premium to the price at which Altra common stock traded prior to the Board’s approval of the Merger, the price of Altra common stock might have increased in the future to a price greater than the Merger Consideration.

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Timing Risks. The Board considered the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of Altra’s or Regal Rexnord’s control (including the approval of the Merger by Altra stockholders and certain governmental authorities) and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could divert Altra management’s attention and have an adverse impact on Altra, including its customer, distributor, supplier and other business relationships.

•	Litigation Risk. The Board considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger.

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Tax Treatment. The Board considered that the receipt of the Merger Consideration payable in the Merger will generally be taxable to stockholders of the Company for United States federal income tax purposes. The Board believed that this was mitigated by the fact that the entire consideration payable in the Merger would be cash, providing adequate cash for the payment of any taxes due.

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Other Risks. The Board considered various other risks associated with the Merger and the business of the Company, as more fully described below in the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger.

In addition to considering the factors described above, the Board also considered that some of Altra’s directors and executive officers have interests that may be different from, or in addition to, the interests of Altra stockholders generally. The Board was aware of these interests and considered them at the time it approved the Merger Agreement and made its recommendation to Altra stockholders. For more information, please see the section of this proxy statement entitled “—Interests of Altra’s Directors and Executive Officers in the Merger”. The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its unanimous recommendation on the totality of the information presented, including the factors described above. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section of this proxy statement entitled “Cautionary Note Regarding Forward-Looking Statements”.

Opinion of Goldman Sachs

Goldman Sachs rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion that, as of October 26, 2022, and based upon and subject to the factors and assumptions set forth therein, the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated October 26, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Shares should vote with respect to the Merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company;

•

certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which, together with the Amortization Forecasts (as defined below), are referred to as the Management Forecasts (as defined below in the section of this proxy statement entitled “Certain Financial Forecasts”); and

•

certain projected tax savings from amortization expense for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which are included in the Management Forecasts (the “Amortization Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the motion control industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Management Forecasts and the Amortization Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Altra, or class of such persons in connection with the Merger, whether relative to the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs did not express any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Regal Rexnord or the Merger, or as to the

impact of the Merger on the solvency or viability of the Company or Regal Rexnord or the ability of the Company or Regal Rexnord to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 25, 2022, the second to last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs calculated and compared certain implied premia described below based on the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Merger Agreement.

Goldman Sachs calculated the implied premia represented by $62.00 in cash per Share relative to:

•	$39.48, the closing price for the Shares on October 25, 2022, the second to last trading day before the public announcement of the Merger (the “Undisturbed Share Price”);

•	$61.76, the highest closing trading price of the Shares over the 52-week period ended October 25, 2022 (the “52-Week High”);

•	$50.34, the median of the Wall Street research analyst price targets for the Shares as of October 25, 2022 (the “Median Analyst Price Target”);

•	$35.78, the volume weighted average price (“VWAP”) of the Shares over the 30-trading-day period ended October 25, 2022 (the “30-Day VWAP”);

•	$38.05, the VWAP of the Shares over the 60-trading-day period ended October 25, 2022 (the “60-Day VWAP”); and

•	$37.14, the VWAP of the Shares over the 90-trading-day period ended October 25, 2022 (the “90-Day VWAP”).

The results of these calculations and comparisons were as follows:

Share Reference Price	Implied Premium Represented by $62.00 in Cash Per Share
Undisturbed Share Price of $39.48	57.0%
52-Week High of $61.76	0.4%
Median Analyst Price Target of $50.34	23.2%
30-Day VWAP of $35.78	73.3%
60-Day VWAP of $38.05	63.0%
90-Day VWAP of $37.14	66.9%

Illustrative Discounted Cash Flow Analysis. Using the Management Forecasts and the Amortization Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on the Company. Using discount rates ranging from 10.0% to 11.0%, reflecting estimates of the Company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2022 (i) estimates of unlevered free cash flow for the Company for Q4 2022 and the years 2023 through 2026 as reflected in the Management Forecasts (ii) a range of illustrative terminal values for the Company, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5%, to a terminal year estimate of the unlevered free cash flow to be generated by the Company, as reflected in the Management Forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 8.0x to 10.5x), and (iii) expected tax savings from future amortization expense for the years 2027 through 2045 as reflected in the Amortization Forecasts. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Management Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the Company the adjusted net debt and tax-effected underfunded pension liability of the Company as of September 30, 2022, as provided by and approved for Goldman Sachs’ use by the management of the Company to derive a range of illustrative equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by fully diluted outstanding Shares as of September 30, 2022, calculated using the treasury stock method using information provided by and approved for Goldman Sachs’ use by the management of the Company to derive a range of illustrative present values per share ranging from $48 to $64 per Share, rounded to the nearest dollar.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per Share, which is designed to provide an indication of the present value of a theoretical future value of the Company’s equity as a function of the Company’s next twelve months (“NTM”) EV/EBITDA multiples. For this analysis, Goldman Sachs used the Management Forecasts for each of the fiscal years 2023, 2024 and 2025. Goldman Sachs first calculated the implied enterprise values of the Company as of December 31 for each of the fiscal years 2023, 2024 and 2025 by applying NTM EV/EBITDA multiples of 8.0x to 11.0x to estimates of the Company’s forward adjusted EBITDA (excluding stock-based compensation expenses) for each of the fiscal years 2024, 2025 and 2026, respectively, based on the Management Forecasts. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV/EBITDA multiples for the Company. Goldman Sachs then subtracted from the Company’s illustrative enterprise value the Company’s forecasted adjusted net debt as provided by and approved for Goldman Sachs’ use by management of the Company, to derive a range of implied equity values for the Company for each of the fiscal years 2023, 2024 and 2025. Goldman Sachs then divided the results by the projected year-end fully diluted outstanding Shares, calculated using the treasury stock method based on information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied future Share prices excluding dividends. Goldman Sachs then discounted the resulting implied future Share prices excluding dividends for December 31, 2023, 2024 and 2025 to present value as of September 30, 2022, using an illustrative discount rate of 12.6%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then assessed the forecasted number of cumulative dividends per Share, as provided by and approved for Goldman Sachs’ use by the management of the Company, and discounted to present value the amount of such dividends using the above mentioned 12.6% discount rate. Goldman Sachs added this amount to the present value of future share price excluding dividends to arrive at a range of implied present values of $42 to $64 per Share, rounded to the nearest dollar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the motion control industry since 2013.

For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied EV/LTM EBITDA multiple of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s LTM EBITDA based on publicly available information at the time each selected transaction was announced. While none of the target companies that participated in the selected transactions are directly comparable to the Company, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile.

The following table presents the results of this analysis:

Selected Precedent Transactions

Announcement Date	Acquiror	Target	EV/LTM EBITDA
July 2021	RBC Bearings Incorporated	ABB Ltd.’s DODGE Mechanical Power Transmission Business	16.7x
February 2021	Regal Beloit Corporation	Rexnord Corporation’s Process & Motion Control Segment	14.2x
January 2020	Danfoss	Eaton’s Hydraulics Business	13.2x
March 2018	Altra Industrial Motion Corp.	Fortive Corporation’s Automation & Specialty Platform	13.6x
August 2016	Nidec Corporation	Emerson Electric Co.’s Motors, Drives and Electric Power Generation Businesses	6.9x
March 2015	RBC Bearings Incorporated	Dover Corporation’s Sargent Aerospace & Defense Business	13.3x
December 2014	Regal Beloit Corporation	Emerson Electric Co.’s Power Transmission Solutions Business	11.8x
April 2014	Blackstone	Gates Corporation	9.6x
September 2013	SKF	Kaydon Corporation	12.7x
Median			13.2x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of EV/LTM EBITDA multiples of 6.9x to 16.7x to the Company’s LTM EBITDA for the twelve months ended September 30, 2022, as provided by the management of the Company, to derive a range of implied enterprise values for the Company. Goldman Sachs then subtracted from the range of implied enterprise values the Company’s net debt as of September 30, 2022, as provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of illustrative equity values for the Company. Goldman Sachs divided the results by fully diluted outstanding Shares as of September 30, 2022, calculated using the treasury stock method based on information provided by and approved for Goldman Sachs’ use by the management of the Company, to derive a range of implied values per Company share of $25 to $79, rounded to the nearest dollar.

Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced between January 1, 2012 and October 25, 2022 involving a public company based in the United States as the target where the disclosed enterprise values for the transactions were between $1 billion and $10 billion. This analysis excluded transactions in the real estate industry and financial institutions industry, and transactions with premia greater than 100% or less than 0% relative to the target’s last undisturbed closing price prior to announcement, using information from FactSet. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the 406 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 30% across the period. This analysis also indicated a 25th percentile premium of 19% and 75th percentile premium of 50% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 19% to 50% to the Undisturbed Share Price of $39.48 as of October 25, 2022 and calculated a range of implied equity values per Share of $47 to $59, rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Regal Rexnord or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board that, as of the date of the opinion, the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of such Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Regal Rexnord, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Regal Rexnord and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Regal Rexnord, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, the principal portion of which is contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. During the two-year period ended October 26, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by the Company or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended October 26, 2022, the Investment Banking Division of Goldman Sachs has not been engaged by Regal Rexnord or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Company, Regal Rexnord and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated October 24, 2022, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $45 million, $5 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts

Other than annual guidance – including the guidance included in the Company’s press release dated February 16, 2022, and the updates of such guidance in the Company’s press releases dated April 28, 2022 and July 28, 2022 (the “2022 earnings guidance”), with respect to sales, adjusted EBITDA, diluted EPS, capital expenditures, free cash flow and certain other performance measures, which guidance the Company presents as a range – the Company does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, or results of operations, earnings or other results, due to, among other things, the unpredictability of the underlying assumptions and estimates. In September 2022, in connection with the evaluation of a proposed transaction, at the direction of the Board, senior management of the Company provided Goldman Sachs with certain preliminary non-public, unaudited prospective financial information for fiscal years 2022 through 2026. Over the course of the next several weeks, in the context of evaluating the proposal from Regal Rexnord, Altra senior management updated such preliminary non-public, unaudited prospective financial information to take into account certain adjustments relating to, among other things, foreign exchange rate changes, surcharge revenues and the evolving macroeconomic environment (the “Management Forecasts”).

Altra is including a summary of the Management Forecasts to provide Altra stockholders with access to information that was made available to the Board in connection with its evaluation of, and Regal Rexnord in connection with discussions regarding, the Merger and the Merger Consideration.

The Board reviewed the Management Forecasts and, following discussions with Altra management, the Board authorized Goldman Sachs to use the Management Forecasts, or a subset thereof, for purposes of its financial analyses and fairness opinion summarized in the sections of this proxy statement entitled “—Opinion of Goldman Sachs”. Management of the Company modeled the Management Forecasts based on its reasonable best estimates and assumptions with respect to the future financial performance of the Company on a standalone basis. The Management Forecasts were based upon certain financial, operating and commercial assumptions developed solely using the information available to management of the Company at the time the Management Forecasts were created.

The following tables summarize the Management Forecasts, as described above:

Management Forecasts

Fiscal Year Ending December 31

(Amounts in $Millions)

	2022E	2023E	2024E	2025E	2026E
Revenue	$1,893	$1,993	$2,093	$2,197	$2,307
Operating Income	257	311	357	403	447
Adj. EBITDA(1)	378	426	473	520	564

(1)

“Adj. EBITDA” is defined as earnings before interest, taxes, depreciation, acquisition-related amortization, acquisition-related costs, restructuring costs, stock-based compensation, asset impairment and other income or charges that management does not consider to be directly related to the Company’s core operating performance. Adj. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

	Q422E	2023E	2024E	2025E	2026E
Unlevered Free Cash Flow(1)	61	283	297	345	372

(1)

“Unlevered Free Cash Flow” is defined as Adj. EBITDA less unlevered taxes, less capital expenditures less (plus) increase (decrease) in net working capital, less stock-based compensation, plus deferred taxes. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	2036E	2037E
Future Tax Savings from Amortization	14	13	10	10	10	9	9	9	9	9	9

	2038E	2039E	2040E	2041E	2042E	2043E	2044E	2045E
Future Tax Savings from Amortization	9	9	8	6	5	2	2	1

Important Information Concerning the Management Forecasts

The Management Forecasts were prepared for internal use only and not for public disclosure and were provided to the Board for the purposes of Altra’s strategic review process. The Management Forecasts were also provided to and used by Goldman Sachs, Altra’s financial advisor, for the purpose of performing financial analyses in connection with the strategic review process and for the purpose of evaluating the fairness of the Merger Consideration from a financial point of view.

The summary of the Management Forecasts is included in this proxy statement solely to give Altra stockholders access to certain financial forecasts that were made available to the Board, Goldman Sachs and Regal Rexnord and is not being included in this proxy statement to influence an Altra stockholder’s decision whether to vote for the Merger Agreement Proposal or for any other purpose.

The Management Forecasts were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP, but, in the view of Altra management, were reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation. No independent registered public accounting firm provided any assistance in preparing the Management Forecasts. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Management Forecasts or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Management Forecasts. The Deloitte & Touche LLP report included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 relates solely to the historical financial information of Altra and to an assessment of Altra’s internal controls over financial reporting. Such reports do not extend to the Management Forecasts and should not be read to do so.

The inclusion of the Management Forecasts should not be regarded as an indication that Altra, Regal Rexnord, their affiliates or financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Forecasts to be necessarily predictive of future results. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed. None of Altra, Parent or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Management Forecasts, and, except as required by applicable law, none of Altra, Parent or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Management Forecasts to reflect circumstances existing after the date the Management Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Management Forecasts are shown to be inappropriate. None of Altra or its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Altra stockholder or other person regarding the information included in the Management Forecasts or Altra’s ultimate performance compared to the information contained in the Management Forecasts or that forecasted results will be achieved. Altra has made no representation to Parent, in the Merger Agreement or otherwise, concerning the Management Forecasts. The Management Forecasts are forward-looking statements. The assumptions and estimates underlying the Management Forecasts, all of which are difficult to predict and many of which are beyond the control of Altra, may not be realized. Neither Altra nor any of its affiliates assumes any responsibility to holders of shares of Altra common stock for the accuracy of this information. In particular, the Management Forecasts, while presented with numerical specificity, necessarily, were based on numerous variables and assumptions that are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and regulatory risks and uncertainties that could cause actual results to differ materially from those contained in the Management Forecasts. Because the Management Forecasts cover multiple years, by their nature, they become subject to greater uncertainty with each successive year and are unlikely to anticipate each circumstance that will have an effect on the Company’s results of operations, financial condition and cash flows. Important factors that may affect actual results and result in the Management Forecasts not being achieved include, but are not limited to: the Company’s ability to invest in new technologies and manufacturing techniques and to develop or adapt to changing technology and manufacturing techniques, international operations, including currency risks, the accuracy of estimated forecasts of OEM customers, the scope and duration of the COVID-19 global pandemic and its impact on global economic systems, our employees, sites, operations, customers, and supply chain, including the impact of the pandemic on manufacturing and supply capabilities throughout the world, disruption of our supply chain including the impact of the global semiconductor chip shortage, the Company’s ability to achieve its business plans, including with respect to an uncertain economic environment, the Company’s ability to recruit, retain and motivate key sales, marketing or engineering personnel, the Company’s ability to obtain or protect intellectual property rights and avoid infringing on the intellectual property rights of others, changes in labor or employment laws, environmental laws and regulations and the Company’s failure to comply with such laws and other risk factors described in Altra’s SEC filings, including Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022 and our other Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and described under the section above entitled “Cautionary Note Regarding Forward-Looking Statements”. The Management Forecasts also reflect assumptions as to certain business decisions that are subject to change.

Some or all of the estimates and assumptions underlying the Management Forecasts may have changed since the date the Management Forecasts were prepared. The information set forth in the Management Forecasts is not fact and should not be relied upon as being necessarily indicative of future results, and the Management Forecasts may differ in important respects from the 2022 earnings guidance, which the Company’s management prepared based on a different set of assumptions. The Management Forecasts were developed on a standalone basis without giving effect to the Merger, and therefore the Management Forecasts do not give effect to the Merger or any changes to Altra’s operations or strategy that may be implemented after the consummation of the Merger, including cost synergies realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Management Forecasts do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.

The Management Forecasts contain certain non-GAAP financial measures that Altra management believes are helpful in understanding Altra’s past financial performance and future results. Altra management regularly uses a variety of financial measures that are not in accordance with GAAP for comparing the Company’s operating performance on a consistent basis. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Altra believes that these non-GAAP financial measures enhance the overall understanding of its underlying operating performance trends compared to historical and prospective periods and its peers and that these measures provide important supplemental information to management and investors regarding financial and business trends relating to Altra’s financial condition, results of operations and cash flows as well as insight into the compliance with its debt covenants, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Altra’s competitors and may not be directly comparable to similarly titled measures of Altra’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board or Altra’s financial advisor in connection with their respective evaluations of the Merger. Accordingly, Altra has not provided a reconciliation of the non-GAAP financial measures included in the Management Forecasts to the relevant GAAP financial measures.

The Management Forecasts summarized in this section were prepared prior to the execution of the Merger Agreement and have not been updated to reflect any changes after the date they were prepared. THE COMPANY DOES NOT INTEND, AND UNDERTAKES NO OBLIGATION, TO UPDATE OR OTHERWISE REVISE THE MANAGEMENT FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE. In light of the foregoing factors and the uncertainties inherent in the Management Forecasts, readers of this proxy statement are cautioned not to place undue reliance on the Management Forecasts.

Interests of Altra’s Directors and Executive Officers in the Merger

Altra’s directors and executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of Altra stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and recommend that Altra stockholders vote their Altra common shares to adopt the Merger Agreement.

Treatment of Company Equity-Based Awards

At the Effective Time, subject to all required withholding taxes, outstanding equity awards will be treated as follows:

•

each outstanding Company Option that is vested and exercisable as of immediately prior to the Effective Time or portion thereof, will be canceled in exchange for the right to receive an amount in cash, without interest, equal to (i) the number of shares of Altra common stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that any such Company Option with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled for no consideration;

•

each outstanding Company Option that is unvested, as of immediately prior to the Effective Time or portion thereof, will be converted into an award of stock options to purchase a number of Parent common shares (rounded down to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Conversion Ratio. Each converted Company Option will be subject to substantially similar terms and conditions with respect to vesting and exercisability as were applicable to the related Company Option immediately prior to the Effective Time;

•

each outstanding Company RSU that is unvested immediately prior to the Effective Time will be converted into a restricted stock unit denominated in Parent common shares (rounded to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company RSU will be subject to substantially similar terms and conditions with respect to vesting as were applicable to the related Company RSU immediately prior to the Effective Time;

•

each outstanding Company RSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) (x) the Merger Consideration multiplied by (y) the number of shares of Altra common stock subject to such Company RSU immediately prior to the Effective Time plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company PSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the product of (x) the number of shares of Altra common stock subject to such vested Company PSU (assuming all applicable performance measures for vested Company PSUs are satisfied at the actual level of performance (measured as of the Effective Time), as determined by the Board in consultation with Parent) and (y) the Merger Consideration plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents);

•

each outstanding Company PSU that is unvested prior to the Effective Time will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product (rounded to the nearest whole number) of (i) the sum of (x) the number of shares of Altra common stock subject to such unvested Company PSU immediately prior to the Effective Time and (y)(1) the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (i) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (ii) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time, in each case, as determined by the Board in consultation with Parent) multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company PSU will be subject to substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company PSU immediately prior to the Effective Time, except that the award will only be subject to time-based vesting conditions; and

•

each outstanding Company Restricted Share will be converted into a Restricted Cash Award equal to the product of (i) the number of shares of Altra common stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Each Restricted Cash Award will be subject to substantially similar terms and conditions with respect to vesting and forfeiture as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time, except that the form of payment upon vesting and settlement will be in cash.

The Company’s outstanding equity awards currently provide that awards will accelerate upon an award holder’s termination of employment without “cause” or resignation for “good reason”, in each case, within two years following a change in control. Between the date hereof and the Effective Time, the Company will amend the terms of the outstanding equity-based awards to provide that such awards will vest upon an award holder’s termination of employment without “cause” within three (rather than two) years following the Effective Time. In addition, equity-based awards granted after the date of the Merger Agreement, and prior to the Effective Time, will provide that such awards will accelerate upon an award holder’s (x) termination of employment without “cause” or (y) resignation for “good reason”, except that with respect to clause (x), such provision will apply for three years following the Effective Time and clause (y) will only be applicable during the two-year period following the Effective Time.

Pursuant to the terms of the Merger Agreement, the Company is permitted, upon the Effective Time, to accelerate the vesting of all outstanding and unvested equity awards held by each of Messrs. Christenson, Deegan, Patriacca and Schuele.

The following table sets forth the number of Company Options, Company RSUs and Company PSUs held by each of the Company’s directors and executive officers as of November 17, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof. The amounts reflected in the table below exclude any grants that may be made following November 17, 2022 and any Company Options, Company RSUs and Company PSUs that are vested or are expected to vest in accordance with their terms prior to December 31, 2022 (the assumed date of the completion of the Merger solely for purposes of this transaction-related compensation disclosure). Company Options are valued based on the difference between the per-share exercise price of such Company Option and the Merger Consideration of $62.00 per share. As a result, any Company Option included in the table below that has an exercise price that is greater than or equal to the Merger Consideration does not have any value for purposes of the table below. Company RSUs and Company PSUs are valued based on the Merger Consideration of $62.00 per share and, in the case of Company PSUs, based on the assumed level of performance described below. Payments in respect of all Company Options, Company RSUs and Company PSUs held by Messrs. Christenson, Deegan, Patriacca and Schuele are “double-trigger” in that they will be paid only if the holder experiences a “qualifying termination” of employment prior to or following the Effective Time, or if the awards otherwise vest in accordance with their terms.

Name	Unvested Options		Unvested RSUs or Restricted Shares		Unvested PSUs(1) (2)		Total ($)
	#	($)	#	($)	#	($)	#	($)
Executive Officers
Carl Christenson	125,577	1,956,030	31,395	1,946,490	182,404	11,309,048	339,376	15,211,568
Christian Storch(3)	14,095	194,141	3,525	218,550	16,987	1,053,194	34,607	1,465,885
Glenn Deegan	23,003	359,970	5,752	356,624	32,881	2,038,622	61,636	2,755,216
Todd Patriacca	13,546	218,209	3,388	210,056	17,351	1,075,762	34,285	1,504,027
Craig Schuele	13,470	212,262	3,368	208,816	18,783	1,164,546	35,621	1,585,624
Directors(4)
Lyle Ganske	—	—	—	—	—	—	—	—
J. Scott Hall	—	—	—	—	—	—	—	—
Nicole Parent Haughey	—	—	—	—	—	—	—	—
Margot Hoffman	—	—	—	—	—	—	—	—
Thomas Swidarski	—	—	—	—	—	—	—	—
La Vonda Williams	—	—	—	—	—	—	—	—

[1]

Under the Merger Agreement, upon the Effective Time, vested Company PSUs will be canceled and converted into the right to receive cash (assuming all applicable performance measures are satisfied at the actual level of performance (measured as of the Effective Time)) plus an amount equal to accumulated and unpaid dividend equivalents. The number of Company PSUs shown assumes that Company PSUs granted in 2020 have been earned at the maximum level (i.e., 150%). Such assumptions were made based on the

Company’s latest performance estimates for the applicable performance measures, as of November 17, 2022.
[2]

Under the Merger Agreement, upon the Effective Time, unvested Company PSUs will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product of (i) the sum of (x) the number of Company common shares subject to the unvested Company PSU immediately prior to the Effective Time and (y) plus the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (a) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (b) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time). The number of Company PSUs shown assumes that (1) Company PSUs granted in 2021 have been earned at 115.78% and (2) Company PSUs granted in 2020 and 2022 have been earned at 150% (the maximum level). Such assumptions were made based on the Company’s latest performance estimates for the applicable performance measures, as of November 17, 2022.

[3]

Mr. Storch retired from the Company effective as of January 31, 2022. As an authorized retiree, Mr. Storch’s equity awards remain outstanding and, following the Effective Time, Mr. Storch’s unvested equity awards will be converted into corresponding equity awards of Parent under the terms of the Merger Agreement and continue to vest pursuant to the terms of the Company Stock Plan and the applicable awards agreements. Upon Mr. Storch’s retirement, his 3,525 Company RSUs were converted into 3,525 Company Restricted Shares.

[4]

Each non-employee director receives quarterly grants of restricted stock with an annual value equal to $130,000 and such quarterly installments vest immediately upon the grant date. As a result, as of December 31, 2022, each non-employee director will have received all four annual installments and, therefore, none of the directors will hold outstanding and unvested equity awards.

Severance Entitlements

Each of the executive officers entered into a Change of Control Agreement, dated as of February 15, 2015 (or, in the case of Mr. Patriacca, February 8, 2022) with the Company (the “CIC Agreements”). Each CIC Agreement provides for severance payments and other benefits in the event of a “qualifying termination”, which generally means a termination of employment by the Company without “cause” within the ninety 90 day period prior to a change in control that is in connection with or in anticipation of such change in control at the request of, or upon the initiative of, the buyer in the change in control transaction), or by the Company without “cause” or by the executive officer for “good reason” (as described below) within the 24-month period following, a change in control of Altra. The Merger will constitute a change in control of Altra for purposes of the CIC Agreements. For purposes of the CIC Agreements, “good reason” generally means (i) without the executive’s express consent, any material change in the executive’s job title, any significant change in the executive’s reporting relationships or a significant reduction of the executive’s duties, position or responsibilities relative to the executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the executive’s removal from such position, duties and responsibilities, unless the executive is provided with comparable duties, position and responsibilities, (ii) a material reduction by the Company (other than a reduction on the same basis as other senior executives) in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced, (iii) a relocation that is more than 50 miles from the executive’s then-current principal work location or (iv) the Company’s failure to cause executive’s employment agreement and its obligations thereunder to be expressly assumed by Company’s successor.

In the event of a “qualifying termination”, each executive officer would be entitled to receive: (i) a lump-sum cash payment equal to the product of (x) the executive’s applicable multiple (which is 3 in the case of Mr. Christenson and 2 in the case of all other executive officers) and (y) the sum of (a) the executive’s annual base salary and (b) the executive’s target annual cash bonus; (ii) a pro-rated annual bonus for the portion of the year in which the termination occurs (with the proration based on the executive’s date of termination); and (iii) subsidized health and dental COBRA premiums for up to 18 months. Receipt of the above-described payments and benefits is conditioned upon the applicable executive officer executing a release of claims in favor of the Company. In addition, upon an executive officer’s “qualifying termination” all outstanding and unvested equity awards would accelerate and vest in full.

The CIC Agreements provide that in the event that any payment or benefit (regardless of whether payable under the CIC Agreement or otherwise and including the acceleration of equity awards) payable to an executive officer would constitute a parachute payment within the meaning of Section 280G of the Code, then such payment or benefit will be reduced below the limit under Section 280G of the Code if the executive officer would end up in a better financial position than receiving the full amount and paying the 20% excise tax (such reduction, a “280G best-net cutback”). The CIC Agreements do not provide for a gross-up in the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code.

Please see the section below entitled “Quantification of Payments and Benefits” for a summary of the amounts payable to the Company’s executive officers pursuant to the terms of the CIC Agreements.

Continuing Employee Benefits

The Merger Agreement provides that, subject to any applicable collective bargaining agreement, for a period of not less than one year following the Effective Time, Parent will, and will cause the Surviving Corporation to, provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the Effective Time (a “continuing employee”), subject to such individual’s continued employment, with (i) a base salary or wage rate, target annual cash bonus and long-term incentive opportunities that are, in each case, no less favorable than such continuing employee’s base salary or wage rate, target annual cash bonus and long-term incentive opportunities as in effect immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such continuing employee immediately prior to the Effective Time (after giving effect to any provisions relating to a change in control) and (iii) other compensation and benefits (other than base salary, wage rate, bonus and long-term incentive opportunities, change in control and severance payments) that have a value that is substantially similar in the aggregate to those provided to such continuing employee immediately prior to the Effective Time.

Parent has agreed to, or to cause the Surviving Corporation to, (i) recognize a continuing employee’s service with the Company or any of its subsidiaries prior to the Effective Time for all purposes, including determining such continuing employee’s eligibility to participate, level of benefits and vesting, benefit accruals and early retirement subsidies, under benefit plans in which continuing employees will participate after the Effective Time (subject to certain exceptions), (ii) cause all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods applicable to continuing employees under the Parent’s, or the Surviving Corporation’s, or any of their respective subsidiaries’ welfare plans to be waived, to the extent such limitations were waived or satisfied prior to the Effective Time and (iii) provide continuing employees with credit under any such welfare plan for any co-payments, deductibles or similar payments incurred during the calendar year in which the Effective Time occurs.

With respect to annual bonuses payable under the Company’s annual bonus plan during the fiscal year in which the closing of the Merger occurs, Parent has agreed to pay or cause the Surviving Corporation to pay pro-rated bonuses equal to the product of (i) a fraction, the numerator of which is the number of days in the calendar year in which the closing of the Merger occurs that have elapsed as of the closing of the Merger, and the denominator of which is 365, and (ii) the amount of the applicable continuing employee’s target bonus or, if greater, the bonus he or she would be entitled to receive based on actual performance.

The Merger Agreement provides that the Company may establish a retention and transaction bonus program for the benefit of employees and other service providers of the Company and any of its subsidiaries, make individual awards thereunder and enter into individual award agreements; provided that under such programs the aggregate amount payable cannot exceed $19.7 million ($13.7 million of which will be used for individual awards to employees below the named executive officer level (the “General Pool”) and the remaining $6 million of which may be granted to the named executive officers if, despite mitigation efforts, such executives will receive “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code)). The named executive officers are not eligible to receive a retention award from the General Pool.

Director Compensation

Pursuant to the terms of the Merger Agreement, members of the Board will continue to receive cash and equity retainers in the ordinary course of business, provided that the Company may pay any unpaid cash retainer for the calendar quarter in which the Effective Time occurs without proration.

Director and Officer Indemnification

Pursuant to the terms of the Merger Agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies immediately following the completion of the Merger. For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance”.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the Merger and that will or may become payable to the named executive officer either immediately at the Effective Time (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment on or following the completion of the Merger (i.e., on a “double-trigger” basis). The holders of shares of Altra common stock are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Parent. Accordingly, if the proposal to approve the Merger Agreement is approved by the holders of shares of Altra common stock and the Merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (a) an assumption that the Merger is completed on December 31, 2022, (b) a per share Merger Consideration of $62.00, (c) the named executive officers’ salary and total eligible bonus levels as in effect as of the date of this proxy statement, (d) the number of unvested Company Options, Company RSUs and Company PSUs held by the named executive officers as of November 17, 2022, the latest practicable date to determine such amounts before the filing of this proxy statement, and excluding any additional grants that may occur following such date and any Company Options, Company RSUs and Company PSUs that are vested or are expected to vest in accordance with their terms prior to December 31, 2022, and (e) an assumption that each named executive officer (other than Mr. Storch) is terminated by the Company without “cause” or by the named executive officer for “good reason” (each, as defined in the CIC Agreement) immediately following the completion of the Merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the completion of the Merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. Under the terms of the Merger Agreement, the Company may accelerate the payment of the Company PSUs granted in 2020, which will vest in the ordinary course on December 31, 2022 based on actual performance, and settle such awards in early December 2022.

The amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G best-net cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below.

Golden Parachute Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)	Total ($)
Carl Christenson	7,365,620	15,211,568	48,000	0	22,625,188
Christian Storch(4)	0	1,465,885	0	0	1,465,885
Glenn Deegan	1,703,160	2,755,216	48,000	0	4,506,376
Todd Patriacca	1,817,000	1,504,027	48,000	0	3,369,027
Craig Schuele	1,263,108	1,585,624	48,000	0	2,896,732

(1)

The estimated amounts shown in this column represent (a) a lump-sum cash payment equal to the product of (1) the executive’s applicable multiple (which is 3 in the case of Mr. Christenson and 2 in the case of all other named executive officers) and (2) the sum of (x) the named executive officer’s annual base salary and (y) the named executive officer’s target annual cash bonus and (b) a pro-rated annual bonus for the year of termination, assuming a termination date of December 31, 2022. The value of the pro-rated annual bonus for the year of termination, assuming a termination date of December 31, 2022, for Messrs. Christenson, Deegan, Patriacca and Schuele is $1,094,889, 268,920, 299,000 and 180,444, respectively. These payments are “double-trigger”, as they will only be payable in the event of a “qualifying termination” within the 90 day period prior to or within the 24 month period following the change of control (including the Merger). In addition, such payments are subject to the executive’s execution and non-revocation of a general release of claims and compliance with certain restrictive covenants. Details of the cash amounts are shown in the following supplementary table:

Name	Cash Severance Payments ($)	Pro-Rated Bonus ($)	Total ($)
Carl Christenson	6,270,730	1,094,889	7,365,620
Christian Storch	0	0	0
Glenn Deegan	1,434,240	268,920	1,703,160
Todd Patriacca	1,518,000	299,000	1,817,000
Craig Schuele	1,082,664	180,444	1,263,108

(2)

The estimated amounts shown in this column represent the aggregate intrinsic value of the named executive officers’ outstanding unvested Company Options (the excess, if any, of the per share Merger Consideration of $62.00 over the applicable exercise price) and the aggregate value of outstanding unvested Company RSUs and Company PSUs. Under the terms of the Merger Agreement, the estimated payments in respect of the named executive officers’ (other than Mr. Stoch) unvested Company Options, Company RSUs and Company PSUs as shown in the following table are “double-trigger” benefits in that they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment within the 90 day period prior to, or within the 24 month period following, the change of control (including the Merger). Mr. Storch retired from the Company effective as of January 31, 2022. As an authorized retiree, Mr. Storch’s equity awards remain outstanding and, following the Effective Time, Mr. Storch’s unvested equity awards will be converted into corresponding equity awards of Parent under the terms of the Merger Agreement and continue to vest pursuant to the terms of the Company Stock Plan and the applicable awards agreements.

Name	Unvested Options		Unvested RSUs or Restricted Shares		Unvested Company PSUs		Total ($)
	#	($)	#	($)	#	($)	($)
Carl Christenson	125,577	1,956,030	31,395	1,946,490	182,404	11,309,048	15,211,568
Christian Storch	14,095	194,141	3,525	218,550	16,987	1,053,194	1,465,885
Glenn Deegan	23,003	359,970	5,752	356,624	32,881	2,038,622	2,755,216
Todd Patriacca	13,546	218,209	3,388	210,056	17,351	1,075,762	1,504,027
Craig Schuele	13,470	212,262	3,368	208,816	18,783	1,164,546	1,585,624

(3)

The estimated amounts shown in this column represent subsidized health and welfare benefits premiums for 18 months, which is the maximum period under the CIC Agreement and calculated based on the applicable premium rates in effect as of the date of this proxy statement. These are “double-trigger” benefits in that they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment under the CIC Agreement within the 90 day period prior to, or within the 24 month period following, the change of control (including the Merger).

(4)

As noted in footnote (2) above, Mr. Storch retired from the Company, effective January 31, 2022 and will not receive any merger-related compensation other with respect to his equity awards. Under applicable SEC disclosure rules, Mr. Storch is considered a named executive officer for purposes of this table.

New Management Arrangements

As of the date of this proxy statement, there are no employment, equity or other agreements, arrangements or understandings between any of the Company’s directors or executive officers, on the one hand, and Parent or the Surviving Corporation, on the other hand, and the Merger is not conditioned upon any of the Company’s directors or executive officers entering into any such agreement, arrangement or understanding.

Financing of the Merger

There is no financing condition to the Merger. Regal Rexnord plans to fund the Merger Consideration with cash on hand and committed debt financing, as described below.

In connection with the Merger, on October 26, 2022, Regal Rexnord entered into the Commitment Letter with JPMorgan pursuant to which JPMorgan (i) committed to provide Regal Rexnord with, among other things, the Bridge Facility for the purpose of funding, in part, the Merger Consideration, paying certain fees and expenses related to the Merger and related transactions and for general corporate purposes and (ii) agreed to use commercially reasonable efforts to arrange financing (through the issuance of notes and/or the incurrence of term loans) in an aggregate principal amount of up to $5.5 billion for the purpose of replacing the Bridge Facility.

On March 28, 2022, Regal Rexnord entered into the Second Amended and Restated Credit Agreement providing for the Parent Existing Credit Facility. In connection with the Merger, on November 17, 2022, Regal Rexnord entered into the First Amendment to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $600 million of additional commitments under the Term Loan Credit Facilities and $500 million of additional commitments under the Revolving Credit Facility, the Merger was permitted, the incurrence of debt in connection with the Merger was permitted and certain covenants were modified. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

On November 30, 2022, Regal Rexnord entered into an Incremental Assumption Agreement to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $240 million of additional commitments under the Term Loan Credit Facilities and $70 million of additional commitments under the Revolving Credit Facility. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

The aggregate principal amount of the increased commitments under the Term Loan Credit Facilities have reduced on a dollar for dollar basis a corresponding amount of the commitments in respect of the Bridge Facility in accordance with the terms of the Commitment Letter. As a result, there are now $4.66 billion in Bridge Facility commitments remaining.

Closing and Effective Time

The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the third business day after the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of all conditions to Closing, which are described below in the section of this proxy statement entitled “The Merger Agreement—Conditions to the Closing of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless (a) another date, time or place is agreed to in writing by Regal Rexnord and Altra or (b) the Marketing Period has not ended at the time of the satisfaction or waiver of all conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing) in which case the parties shall not be required to effect the Closing until the earlier of (i) a business day during the Marketing Period specified by Regal Rexnord on no less than two business days’ prior written notice to Altra and (ii) the third business day after the final day of the Marketing Period in each case, subject to the satisfaction or waiver of all conditions to Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The date on which the Closing occurs is herein referred to as the “Closing Date”.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Appraisal Rights

If the Merger is consummated, persons who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of Altra common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Altra common stock as determined by the Delaware Court may be more or less than, or the same as, the Merger Consideration that you are otherwise entitled to receive under the Merger Agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Persons who exercise appraisal rights under Section 262 will not receive the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement. They will receive an amount determined to be the “fair value” of their shares of Altra common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Altra common stock determined under Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the

Merger Agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.

A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration under the Merger Agreement.

A holder of record or a beneficial owner of shares of Altra common stock who (i) continuously holds such shares through the Effective Time, (ii) has not consented to or otherwise voted in favor of the Merger or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw his, her or its demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to receive the fair value of his, her or its shares of Altra common stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than twenty (20) days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares of Altra common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Altra common stock before the taking of the vote on the Merger, which demand must reasonably inform us of the identity of the holder of record of shares of Altra common stock for which appraisal is demanded and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; you must hold your shares of Altra common stock continuously through the Effective Time; and you must comply with the other applicable requirements of Section 262.

An Altra stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, MA 02184

Attention: Glenn Deegan, Chief Legal Officer and Human Resources Officer

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:	Thomas E. Dunn
Daniel J. Cerqueira

A record holder who holds shares of Altra common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Altra common stock covered by such demand. Where the number of shares of Altra common stock is not expressly stated, the demand will be presumed to cover all shares of Altra common stock outstanding in the name of such record owner.

Within ten (10) days after the Effective Time, the Surviving Corporation must give written notice that the Merger has become effective to each of (a) the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement and (b) the beneficial owners who has demanded appraisal under Section 262. At any time within sixty (60) days after the Effective Time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration specified by the Merger Agreement for that person’s shares of Altra common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation and any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Altra common stock held by all persons that have demanded appraisal. There is no present intent on the part of the Company or the Surviving Corporation to file an appraisal petition and persons seeking to exercise appraisal rights should assume that the Company and the Surviving Corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Altra common stock. Accordingly, persons who desire to have their shares of Altra common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within one hundred twenty (120) days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

In addition, within one hundred twenty (120) days after the Effective Time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Altra common stock not voted in favor of the Merger and with respect to which demands for appraisal were received by the Surviving Corporation and the aggregate number of holders of such shares. Such statement must be given within ten (10) days after the written request therefor has been received by the Surviving Corporation or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.

Upon the filing of a petition by a person, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation shall be required to, within twenty (20) days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Altra common stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares (the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.

If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the persons who have demanded an appraisal of their shares of Altra common stock and who hold shares represented by certificates to submit their certificates of shares of Altra common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. The Delaware Court will dismiss the appraisal proceedings as to all holders of shares of Altra common stock who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Altra common stock or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Upon application by the Surviving Corporation or any person entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Altra common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of Altra common stock as determined by the Delaware Court, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.

When the fair value of the shares of Altra common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.

Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Surviving Corporation does not anticipate offering more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Altra common stock is less than the Merger Consideration.

In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Altra common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.

Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Altra common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Altra stockholders of record at a date prior to the Effective Time.

No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the Effective Time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.

To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section  262 will govern.

Litigation Related to the Merger

On November 28, 2022, a complaint, captioned Shiva Stein v. Altra Industrial Motion Corp., et al., Case No. 1:22-cv-10063, was filed in the United States District Court for the Southern District of New York by a purported Altra stockholder, and on November 29, 2022, a complaint, captioned Ryan O’Dell v. Altra Industrial Motion Corp., et al., Case No. 1:22-cv-10132, was filed in the United States District Court, Southern District of

New York, by a purported Altra stockholder, in each case naming as defendants Altra and members of the Board. The complaints allege, among other things, that the defendants filed or caused to be filed a materially incomplete and misleading preliminary proxy statement with the SEC relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

Among other remedies, the complaints seek orders enjoining the defendants from proceeding with the Merger, requiring the defendants to disclose certain allegedly material information that was allegedly omitted from the preliminary proxy statement, rescinding the Merger in the event that it is consummated or granting rescissory damages, accounting to the plaintiffs for all damages they suffered as a result of the alleged wrongdoing, awarding costs, including attorneys’ and expert fees and expenses, and granting such other and further relief as the court may deem just and proper.

On November 30, 2022, Altra received a demand letter from a purported Altra stockholder, Matthew Whitfield, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

On December 1, 2022, Altra received a demand letter from a purported Altra stockholder, Robert Garfield, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

On December 1, 2022, Altra received a demand letter from a purported Altra stockholder, Alex Ciccotelli, alleging disclosure deficiencies in the preliminary proxy statement relating to Altra’s post-Merger employment arrangements, Altra’s financial projections and certain financial analyses performed by Altra’s financial advisor.

These letters demand that Altra and members of the Board issue corrective disclosures to cure the alleged deficiencies in the proxy statement disclosures prior to the anticipated stockholder vote on the Merger.

Altra believes that the complaints and demands are without merit and that no further disclosure is required to supplement the proxy statement under applicable laws. As of December 13, 2022, Altra was not aware of the filing of other lawsuits or the submission of other demand letters challenging the Merger and/or alleging deficiencies with respect to the proxy statement; however, such lawsuits or demand letters may be filed or submitted, respectively, in the future.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and non-U.S. Holders (each, as defined below) of shares of Altra common stock whose shares of Altra common stock are converted into the right to receive cash pursuant to the Merger. This discussion is limited to U.S. Holders and non-U.S. Holders who hold their shares of Altra common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, each as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No ruling has been or will be sought from the IRS, and no opinion of counsel has or will be rendered, regarding any matter discussed below or the U.S. federal income tax consequences of the Merger.

This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to holders subject to special rules under the U.S. federal income tax laws, including, for example:

•	banks and other financial institutions;

•	mutual funds;

•	insurance companies;

•	brokers or dealers in securities, currencies or commodities;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Altra common stock;

•	regulated investment companies and real estate investment trusts;

•	retirement plans, individual retirement and other deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;

•	holders that hold shares of Altra common stock as part of a “straddle”, hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•

partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations”, or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	holders that own or have owned at any time (directly, indirectly or constructively) 5% or more of Altra common stock (by vote or value);

•

holders that received their shares of Altra common stock in a compensatory transaction, through a tax-qualified retirement plan, pursuant to the exercise of options or warrants or otherwise as compensation;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	expatriated entities subject to Section 7874 of the Code;

•	holders subject to any alternative minimum tax;

•	grantor trusts;

•	controlled foreign corporations or passive foreign investment companies;

•	holders that hold their Altra common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside of the United States;

•	holders that exercise their appraisal rights in connection with the Merger;

•	holders that own, directly, indirectly or constructively, an equity interest in Parent following the Merger; and

•	persons required to accelerate the recognition of any item of gross income with respect to Altra common stock as a result of such income being taken into account on an applicable financial statement.

This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as the federal estate or gift tax, any alternative minimum tax, or the application of the Medicare tax on net investment income under Section 1411 of the Code) or any state, local or non-U.S. income or non-income tax considerations. In addition, this discussion does not address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). This discussion does not address the tax consequences of any transaction other than the Merger.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Altra common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Altra common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR ALTRA STOCKHOLDER WILL DEPEND ON THE ALTRA STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Altra common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (b) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

A “non-U.S. Holder” means a beneficial owner of Altra common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

U.S. Holders

The receipt of cash by a U.S. Holder in exchange for shares of Altra common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received pursuant to the Merger and the U.S. Holder’s adjusted tax basis in the shares of Altra common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis in its shares of Altra common stock will generally equal the amount that such U.S. Holder paid for such shares. A U.S. Holder’s gain or loss on the disposition of shares of Altra common stock generally will be characterized as capital gain or loss, and any such capital gain or loss generally will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, currently are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Altra common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Altra common stock that it holds.

Non-U.S. Holders

In general, subject to the discussion below regarding potential backup withholding, the receipt of cash by a non-U.S. Holder in exchange for shares of Altra common stock pursuant to the Merger will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. Holder is effectively connected with a trade or business conducted by the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or

•

shares of Altra common stock constitute a United States real property interest by reason of Altra’s status as a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of the Effective Time or the period that the non-U.S. Holder held the applicable shares of Altra common stock (the “Relevant Period”).

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in substantially the same manner as if the non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise), and if the non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be provided by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, as adjusted for certain items.

A non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be provided by an applicable income tax treaty) on any gain recognized, which generally may be offset by U.S.-source capital losses of the non-U.S. Holder recognized in the same taxable year (if any), provided the non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, Altra believes it has not been, is not and will not be a USRPHC during the five-year period ending on the date of the Effective Time. Even if Altra is or was a USRPHC during the Relevant Period, gain arising from a non-U.S. Holder’s receipt of cash in exchange for shares of Altra common stock pursuant to the Merger will not be subject to U.S. federal income tax if the Altra common stock is “regularly traded”, as defined in applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually and constructively, 5% or less of the Altra common stock throughout the Relevant Period.

Information Reporting and Backup Withholding

Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and non-U.S. Holders in connection with the Merger.

Backup withholding of tax (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.

A non-U.S. Holder may be subject to information reporting and backup withholding tax (currently, at a rate of 24%) unless the non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or a non-U.S. Holder generally will be allowed as a credit against such U.S. Holder’s or non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder or non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION, AND HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ALTERNATIVE MINIMUM TAX AND OTHER TAX LAWS AND OF CHANGES IN THOSE TAX LAWS.

Regulatory Approvals Required for the Merger

General

Each of the parties to the Merger Agreement has agreed (subject to the terms and conditions of the Merger Agreement) to use its reasonable best efforts to, among other things, cooperate in all reasonable respects with each other in connection with any filing, submission or written communication with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental authority related to the transactions contemplated by the Merger Agreement. In addition, Parent has agreed to, as promptly as reasonably practicable, take all actions necessary to (a) secure the expiration or termination of any applicable waiting period under the HSR Act or, with respect to any Other Regulatory Approval, any other antitrust law or investment screening law, (b) obtain the Other Regulatory Approvals and (c) resolve any objections asserted with respect to the transactions contemplated by the Merger Agreement under any applicable law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reverted or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement (such expirations, terminations, approvals and resolutions, collectively, the “Required Approvals”), in each case subject to certain limitations, including that Parent will not be required to take any such action if it would or would reasonably be expected to result in the imposition of or require a Burdensome Condition. For a detailed description of regulatory matters, please see below under the section of this proxy statement entitled “The Merger Agreement—Efforts to Consummate the Merger”.

The approvals required under the Merger Agreement include expiry or termination of the waiting period under the HSR Act, as well as receipt of the Other Regulatory Approvals.

We currently expect to complete the Merger in the first half of 2023. However, we cannot predict the exact timing of completion of the Merger because we cannot guarantee when all of the necessary regulatory approvals will be obtained, or if they will be obtained at all.

U.S. Regulatory Clearances

Under the HSR Act, the Merger cannot be completed until the waiting period applicable to the Merger has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms. If the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) issues a request for additional information and documentary materials (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The parties made the required filings with the FTC and the DOJ on November 9, 2022. Regal Rexnord withdrew its filing on December 9, 2022, and refiled as of December 13, 2022, such that the initial 30-day waiting period is scheduled to expire at 11:59 p.m. Eastern Time on January 12, 2023.

At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

Other Regulatory Approvals

In addition to the HSR Act, the consummation of the Merger is also subject to receipt of consents, approvals or other clearances under (a) the antitrust laws of Australia, China, the European Union, Turkey and the United Kingdom, (b) the investment screening laws of Australia, the Czech Republic, Denmark, France, Germany, Italy and the United Kingdom, (c) the investment screening laws of certain specified jurisdictions, to the extent such laws enter into force prior to Closing and Parent determines in accordance with terms set forth in the confidential disclosure schedules that approval is required under such laws and (d) the investment screening laws of a specified jurisdiction if, prior to the Effective Time, the applicable governmental authority in such jurisdiction requests Parent to provide notice of the Merger (collectively, the “Other Regulatory Approvals”).

As of December 13, 2022, the parties submitted filings, or drafts thereof, with the applicable governmental authorities under (a) the antitrust laws of China and Turkey and (b) the investment screening laws of Australia, the Czech Republic, Denmark, France, Germany, Italy and the United Kingdom.

In each case, the relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

The Board unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We recommend that you read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement is included with this proxy statement only to provide you with information regarding the terms of the Merger Agreement and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective subsidiaries, affiliates or businesses. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	have been made only for purposes of the Merger Agreement;

•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company and publicly available one business day prior to the date of the Merger Agreement;

•	have been qualified by confidential disclosures made by the Company or Parent and Merger Sub, as applicable, in connection with the Merger Agreement;

•	are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors;

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

•

have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide Altra stockholders with a materially complete understanding of the disclosures relating to the Merger Agreement. See “Where You Can Find Additional Information” beginning on page 105 of this proxy statement.

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement.

Effects of the Merger

The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence as the Surviving Corporation, becoming a wholly owned subsidiary of Parent. Following the consummation of the merger, all of the Altra common stock will be beneficially owned by Parent, and none of the current holders of Altra common stock will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Parent.

Closing and Effective Time of the Merger

Unless the parties agree in writing otherwise, the closing of the merger will take place at 10:00 a.m. (New York City time) on the third business day after all conditions to the consummation of the merger have been satisfied or (to the extent permitted by law) waived; provided that if the Marketing Period has not ended at the time of such satisfaction or waiver, then the parties shall not be required to effect the closing until the earlier of (a) a business day during the Marketing Period specified by Parent on no less than two business days’ prior written notice to the Company and (b) the third business day after the final day of the Marketing Period.

The merger will be effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later time as may be agreed by the Company and Parent prior to filing the certificate of merger and specified in the certificate of merger.

At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until as thereafter amended or restated in accordance with their terms or by applicable law (in each case, in compliance with the requirements of the Merger Agreement), except that the name of the Surviving Corporation will be “Altra Industrial Motion Corp.”

The Company and Parent currently expect to consummate the merger in the first half of 2023, subject to receipt of the Company Stockholder Approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the Merger Agreement. For additional information, please see the section of this proxy statement entitled “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required for the Merger” beginning on page 72.

Consideration To Be Received in the Merger

The Merger Agreement provides that, at the Effective Time, each share of Altra common stock issued and outstanding immediately prior to the Effective Time (other than Excluded Altra Shares) will be converted into the right to receive the Merger Consideration of $62.00 in cash, without interest and less any applicable withholding taxes. Following the Effective Time, each holder of Altra common stock will cease to have any rights with respect to such common stock, except for the right to receive the Merger Consideration therefor.

If, between October 26, 2022 and the Effective Time, the number of shares of outstanding Altra common stock changes into a different number of shares or a different class, by reason of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Altra common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, or any such action shall have been declared with a record date within said period, then the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately and equitably adjusted to reflect such event; provided that (i) the aggregate amount payable by Parent pursuant to the Merger Agreement after giving effect to such event will not exceed the amount that would have been payable had such event not occurred and (ii) the Company may not take any action with respect to its securities that is expressly prohibited by the terms of the Merger Agreement.

Excluded Shares

Each share of Altra common stock outstanding and held by the Company as treasury stock immediately prior to the Effective Time will be automatically canceled and will cease to exist and no payment will be made with respect therefor. Each share of Altra common stock outstanding and held by Parent or Merger Sub immediately prior to the Effective Time will be automatically canceled and shall cease to exist and no payment will be made with respect therefor. Each share of Altra common stock outstanding and held by any subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time will be, at the election of Parent, either (i) converted into one share of common stock, par value $0.001 per share of the Surviving Corporation or (ii) canceled with no consideration delivered in exchange therefor.

Treatment of Company Equity-Based Awards

At the Effective Time, subject to all required withholding taxes, outstanding equity awards will be treated as follows:

•

each outstanding Company Option that is vested and exercisable as of immediately prior to the Effective Time or portion thereof, will be canceled in exchange for the right to receive an amount in cash, without interest, equal to (i) the number of shares of Altra common stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option; provided that any such Company Option with an exercise price per share that is equal to or greater than the Merger Consideration will be canceled for no consideration;

•

each outstanding Company Option that is unvested as of immediately prior to the Effective Time or portion thereof, will be converted into an award of stock options to purchase a number of Parent common shares (rounded down to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio, at an exercise price (rounded up to the nearest whole cent) equal to (x) the exercise price of such Company Option immediately prior to the Effective Time divided by (y) the Equity Award Conversion Ratio. Each converted Company Option will be subject to substantially similar terms and conditions with respect to vesting and exercisability as were applicable to the related Company Option immediately prior to the Effective Time;

•

each outstanding Company RSU that is unvested immediately prior to the Effective Time will be converted into a restricted stock unit denominated in Parent common shares (rounded to the nearest whole number) equal to (i) the number of shares of Altra common stock subject to such unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company RSU will be subject to substantially similar terms and conditions with respect to vesting as were applicable to the related Company RSU immediately prior to the Effective Time;

•

each outstanding Company RSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) (x) the Merger Consideration multiplied by (y) the number of shares of Altra common stock subject to such Company RSU immediately prior to the Effective Time plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents;

•

each outstanding Company PSU that is vested prior to the Effective Time will be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the product of (x) the number of shares of Altra common stock subject to such vested Company PSU (assuming all applicable performance measures for vested Company PSUs are satisfied at the actual level of performance (measured as of the Effective Time), as determined by the Board in consultation with Parent) and (y) the Merger Consideration plus (ii) an amount in cash equal to any accumulated and unpaid dividend equivalents);

•

each outstanding Company PSU that is unvested prior to the Effective Time will be canceled and converted into an award of time-based restricted stock denominated in Parent common shares equal to the product (rounded to the nearest whole number) of (i) the sum of (x) the number of shares of Altra common stock subject to such unvested Company PSU immediately prior to the Effective Time and (y)(1) the amount of any accrued unpaid dividend equivalents divided by (2) the Merger Consideration (assuming all applicable performance measures are satisfied at (i) the actual level of performance (measured as of the Effective Time) with respect to any performance period that expires on or prior to the Effective Time and (ii) the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time) with respect to any performance period that is scheduled to expire after the Effective Time, in each case, as determined by the Board in consultation with Parent) multiplied by (ii) the Equity Award Conversion Ratio. Each converted Company PSU will be subject to substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company PSU immediately prior to the Effective Time, except that the award will only be subject to time-based vesting conditions; and

•

each outstanding Company Restricted Share will be converted into a Restricted Cash Award equal to the product of (i) the number of shares of Altra common stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Each Restricted Cash Award will be subject to substantially similar terms and conditions with respect to vesting and forfeiture as were applicable to the applicable Company Restricted Share immediately prior to the Effective Time, except that the form of payment upon vesting and settlement will be in cash.

Prior to the Effective Time, the Board (or, if appropriate, any committee administering the Company Stock Plan) will adopt such resolutions and take such other actions as may be required to effectuate the actions required by Section 2.03 of the Merger Agreement. All amounts payable pursuant to Section 2.03 of the Merger Agreement will be subject to any required withholding of Taxes and will be paid without interest.

Promptly following the Effective Time (but in no event later than the first payroll date that occurs more than five (5) business days following the Effective Time), Parent will, or will cause the Surviving Corporation to, pay all amounts payable pursuant to Section 2.03 of the Merger Agreement to the former holders of vested Company Options, vested Company RSUs and vested Company PSUs, as applicable; provided, however, that, to the extent any such amounts constitute nonqualified deferred compensation subject to Section 409A of the Code, such amounts will be paid at the earliest time following the Effective Time permitted under the terms of the applicable agreement or Company Stock Plan relating to such Company Option, Company RSU or Company PSU that will not trigger a tax or penalty under Section 409A of the Code.

If Parent does not elect to assume the Company Stock Plan, the Company will, prior to the Effective Time, take such actions as are necessary to cause the Company Stock Plan to terminate at or prior to the Effective Time and Parent will grant the converted Company Options, Company RSUs, Company PSUs and Restricted Cash Awards under an equity plan of Parent.

“Company Stock Plan” means the 2014 Omnibus Incentive Plan, as amended and restated.

Exchange and Payment Procedures

Parent will appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to make payment of the Merger Consideration as contemplated by the Merger Agreement. At or prior to the Effective Time, Parent will cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration.

From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Altra common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Altra common stock are presented to the Surviving Corporation for any reason, they will be canceled and exchanged pursuant to and in accordance with the Merger Agreement.

Promptly after the Effective Time, and in any event not later than the third business day after the Effective Time, Parent and the Surviving Corporation will cause the Paying Agent to mail to each Altra stockholder of record of a certificate whose shares were converted into the Merger Consideration pursuant to the Merger Agreement a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration. Each such Altra stockholder will be entitled to receive the Merger Consideration upon surrender of such certificates, together with the associated letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent. ALTRA STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

The transmittal instructions will tell holders of Altra common stock what to do if they have lost a certificate or if a certificate has been stolen or destroyed. Any such Altra stockholder will have to provide an affidavit to that fact and, if required by Parent, post a bond in such reasonable amount as Parent directs as indemnity against any claim that may be made against it with respect to such certificate, upon which the Paying Agent shall issue the Merger Consideration to be paid in respect of the shares of Altra common stock represented by such lost, stolen or destroyed certificate.

Each Altra stockholder of record that holds their shares in book-entry will not be required to deliver an executed letter of transmittal to the Paying Agent. Each such Altra stockholder whose shares were converted into the Merger Consideration pursuant to the Merger Agreement will receive from the Paying Agent, as promptly as practicable after the Effective Time, the Merger Consideration for each such book-entry share, and such book-entry shares shall be forthwith canceled.

Interest will not be paid or accrue in respect of any of the Merger Consideration, and the amount of any Merger Consideration paid to Altra stockholders may be reduced by the amount of applicable withholding taxes.

Representations and Warranties

The Merger Agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, which are qualified (i) by confidential disclosures made by the Company or Parent and Merger Sub, as applicable, (ii) in many cases by materiality or Material Adverse Effect standards and (iii) with respect to the disclosures made by the Company, by certain documents filed with, or furnished to, the SEC by the Company and publicly available one business day prior to the date of the Merger Agreement.

A “Material Adverse Effect” with respect to the Company and its subsidiaries is defined in the Merger Agreement to mean any effect, change, event or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence to the extent arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its subsidiaries operate or (2) the economy, credit, financial, commodity or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of the Merger Agreement or the pendency or consummation of the transactions contemplated by the Merger Agreement or the identity of Parent, Merger Sub or any of their respective affiliates, in each case, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, distributors, partners, employees or regulators, or any litigation arising from the Merger Agreement or the transactions contemplated by the Merger Agreement; provided, however, that this clause (2) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by the Company in the Merger Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks), or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks), (4) public health conditions (including any illness, epidemic, pandemic or disease outbreak, including COVID-19), or any actions taken to comply with certain COVID-19 related laws, directives or recommendations or other restrictions to the extent relating to, or arising out of, any illness, epidemic, pandemic or disease outbreak or other public health condition or any worsening thereof, earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events or other comparable events, (5) any action taken by the Company or its subsidiaries that is required by the Merger Agreement (other than the obligation to operate in the ordinary course of business) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its subsidiaries if that action is prohibited by the Merger Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company or (8) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (B)(6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change or prospective change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is or contributed to a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has or has had a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

A “Material Adverse Effect” with respect to Parent and Merger Sub is defined in the Merger Agreement to mean any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the transactions contemplated by the Merger Agreement on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under the Merger Agreement.

The representations and warranties made by the Company relate to, among other topics, the following:

•	the organization, valid existence, good standing, qualification to do business and power and authority to carry on the businesses of each of the Company and each subsidiary;

•	the capital structure and voting indebtedness of, and the absence of restrictions or encumbrances with respect to the Company and its material subsidiaries;

•

the power and authority to execute and deliver the Merger Agreement, and, subject to the approval of Altra stockholders representing a majority of the outstanding shares, to consummate the transactions contemplated by the Merger Agreement, and the absence of conflicts with, or violations of, laws or organizational documents, the absence of any consents under, conflicts with or defaults under contracts to which the Company or its subsidiaries is a party and the absence of any consultation, approval or consent of any works council or labor union, in each case as a result of executing, delivering and performing under or consummating the transactions contemplated by, the Merger Agreement;

•	approvals of or filings with governmental entities required in connection with executing, delivering, performing under or consummating the transactions contemplated by the Merger Agreement;

•

the accuracy of SEC documents filed by the Company since January 1, 2020, financial statements contained in those filings (including undisclosed liabilities) and the information supplied by the Company in this proxy statement, and the existence of effective internal controls and disclosure controls and procedures;

•	the absence of liabilities required to be recorded on a balance sheet under GAAP or of any Material Adverse Effect since June 30, 2022;

•	the absence of certain legal proceedings;

•

compliance with laws, including certain anti-corruption laws, export laws, import laws and sanctions, and possession of all permits necessary for the Company and its subsidiaries to lawfully conduct their business;

•	certain tax matters;

•	certain employee benefits matters;

•	certain labor matters;

•	certain environmental matters relating to the Company and its subsidiaries;

•	intellectual property used by, owned by or licensed by the Company and its subsidiaries;

•	the absence of anti-takeover provisions;

•	real property owned and leased by the Company and its subsidiaries;

•	material contracts of the Company and its subsidiaries, performance thereunder and the absence of any breach of or default under the terms of any material contract;

•	the sufficiency of existing insurance policies of the Company and its subsidiaries;

•	receipt of an opinion from the Company’s financial advisor;

•	broker’s, finder’s, investment banker’s or financial advisor’s fees payable in connection with the merger; and

•	the absence of certain events with respect to the top customers and suppliers of the Company and its subsidiaries.

The representations and warranties made by Parent and Merger Sub relate to, among other topics, the following:

•	the organization, valid existence, good standing, qualification to do business and power and authority to carry on their respective businesses;

•

the power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and the absence of conflicts with, or violations of, laws or organizational documents and the absence of any consents under, conflicts with or defaults under contracts to which Parent or Merger Sub is a party, in each case as a result of executing, delivering and performing under or consummating the transactions contemplated by, the Merger Agreement;

•	approvals of or filings with governmental entities required in connection with entering into, performing under or consummating the transactions contemplated by the Merger Agreement;

•	the capital structure of Merger Sub as a wholly owned subsidiary of Parent, and the lack of prior business activities of Merger Sub;

•

the debt commitment letter and related fee letters made available by Parent to the Company (including the enforceability thereof) and, assuming that the funding is provided in accordance with such debt commitment letter, Parent will have sufficient cash on hand to pay the amounts required to be paid in connection with, or as a result of, the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

•	absence of certain arrangements with the Company management, the Board or any beneficial owner of Altra common stock;

•	broker’s, finder’s, investment banker’s or financial advisor’s fees payable in connection with the merger;

•	the accuracy of the information supplied by them in this proxy statement;

•	the absence of certain legal proceedings; and

•	the absence of ownership of Altra common stock.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the Effective Time.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

The Company has undertaken certain covenants in the Merger Agreement restricting the conduct of business of the Company and its subsidiaries between the date of the Merger Agreement and the Effective Time. The Company has agreed to, and cause each of its subsidiaries to, use commercially reasonable efforts to (a) carry on its business in all material respects in the ordinary course of business; (b) preserve its and their business organizations substantially intact; (c) preserve its material assets and properties in good repair and condition (ordinary wear and tear excepted); and (d) preserve in all material respects its current relationships with customers, suppliers, distributors and other persons with which it has material business relations, in each case subject to (i) actions required by law, legal judgment or a governmental authority, (ii) actions disclosed in the confidential disclosure schedules to the Merger Agreement, (iii) actions expressly contemplated or required by the Merger Agreement or (iv) actions consented to in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned). In addition, the Company has agreed to various specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the Effective Time.

The Company has agreed that, unless (a) required by law, legal judgment or a governmental authority, (b) disclosed in the confidential disclosure schedules to the Merger Agreement, (c) expressly required or permitted by the Merger Agreement or (d) consented to in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), it will not, and will not permit its subsidiaries to, do the following, in each case subject to certain exceptions set forth in the Merger Agreement or qualified by confidential disclosures delivered by the Company in connection with the Merger Agreement:

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other than transactions among the Company and/or its wholly owned subsidiaries with respect to any equity securities or voting debt securities of any subsidiary of the Company (“Company Subsidiary Securities”), in each case, that is not reasonably expected to adversely affect Parent or the consummation of the transactions contemplated by the Merger Agreement, issue, sell, dispose of, pledge or encumber (except certain permitted liens) or grant any equity securities or voting debt securities of the Company (“Company Securities”) or Company Subsidiary Securities, other than certain actions provided for under the terms of Company equity awards;

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other than transactions among the Company and/or its wholly owned subsidiaries with respect to any Company Subsidiary Securities, in each case, that is not reasonably expected to adversely affect Parent or the consummation of the transactions contemplated by the Merger Agreement, redeem, purchase or otherwise acquire any Company Securities or Company Subsidiary Securities, other than certain actions provided for under the terms of Company equity awards;

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establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, the capital stock of the Company or any Company Subsidiary Securities (other than (1) dividends or distributions by a wholly owned subsidiary of the Company to another wholly owned subsidiary of the Company or to the Company, (2) declaring and paying quarterly cash dividends at a quarterly rate not to exceed $0.09 per share of Altra common stock with record dates and payment dates consistent with past practice and (3) continuing to accrue and pay dividend equivalents with respect to awards under the Company Stock Plan or other similar equity compensation plans as expressly required by the awards);

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split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of the Company, which remains a wholly owned subsidiary after consummation of such transaction that is not reasonably expected to adversely affect Parent or the consummation of the transactions contemplated by the Merger Agreement;

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incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company and its wholly owned subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well” or other agreement to maintain any financial condition of another person, other than (1) intercompany indebtedness among the Company and/or its wholly owned subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) indebtedness incurred under the credit agreement of the Company (the “Credit Agreement”) in effect as of the date of the Merger Agreement in the ordinary course of business and not in excess of $75 million in the aggregate, (4) indebtedness incurred in connection with the renewal, extension or refinancing of any indebtedness existing on the date of the Merger Agreement or permitted to be incurred, assumed or otherwise entered into thereunder, provided that no such indebtedness shall include terms that are substantially less favorable with respect to prepayment than the indebtedness being so renewed, extended or refinanced and (5) other indebtedness in an aggregate principal amount not to exceed $25 million;

•	enter into any swap or hedging transaction or other derivative agreements, other than in the ordinary course of business;

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make any loans, capital contributions or advances to any person other than (1) to the Company or any of its wholly owned subsidiaries, (2) pursuant to certain permitted acquisitions or (3) in the ordinary course of business and in the aggregate not to exceed $5 million;

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sell, lease, exchange, transfer or otherwise dispose of, in a single transaction or series of related transactions, any of its properties or assets, except (1) dispositions of supplies, inventory, merchandise, equipment and products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful, (2) transfers among the Company and/or its wholly owned subsidiaries in the ordinary course of business, (3) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business, at the expiration of their term or without default pursuant to the terms thereof, (4) other sales, leases and dispositions of assets in the ordinary course of business and (5) other sales, leases or dispositions of properties or assets for consideration not to exceed $5 million individually or $15 million in the aggregate;

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sell, lease, transfer, license or otherwise dispose of any material rights under or with respect to any material intellectual property rights other than non-exclusive licenses granted in the ordinary course of business;

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make capital expenditures for property, plant and equipment outside the ordinary course of business, except for those (1) that are made in accordance with the Company’s plan that was previously made available to Parent, (2) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise maintain the safety and integrity of facilities, properties or assets or (3) otherwise in an aggregate amount for all such capital expenditures not to exceed $25 million in the aggregate;

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except with respect to certain permitted capital expenditures, make any acquisition (including by merger) of any person, the capital stock or equity securities thereof or a material portion of the assets thereof except any acquisition of (1) inventory or equipment in the ordinary course of business and (2) other assets or equity securities that have a fair market value not in excess of $75 million in the aggregate;

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except as required pursuant to the terms of any compensation or benefit plan, program, agreement or arrangement or collective bargaining agreement, in each case, in effect on the date of the Merger Agreement or adopted, established, entered into or amended after the date of the Merger Agreement in accordance with the terms of the Merger Agreement, (1) increase the compensation or benefits of any current or former director, officer or employee (A) whose annual base salary as of the date hereof is in excess of $250,000 or (B) whose annual base salary or annual wages as of the date hereof is equal to or less than $250,000 other than, in the case of this clause (B), the annual increases of base salary or wages, as applicable, or short-term cash incentive target opportunity in the ordinary course of business consistent with past practice (provided that in no event shall (I) the aggregate value of such ordinary course increases exceed 10% of the aggregate value of such compensation as of the date hereof and (II) the value of such ordinary course increase with respect to any individual exceed 25% of such individual’s base salary, wages or short-term cash incentive target opportunity, as applicable, as of the date hereof), (2) establish, adopt, modify, enter into or amend or terminate any Company compensation or benefit plan, program, agreement or arrangement, (3) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or other compensation or benefit, (4) fail to timely make any required contributions or provide any discretionary benefits under any Company compensation or benefit plan, program, agreement or arrangement, (5) accelerate the funding of any Company compensation or benefit plan, program, agreement or arrangement, (6) hire or terminate the employment, or enter into or modify the contractual relationship of, any director, officer or employee (A) whose annual base salary as of the date hereof is in excess of $250,000 or (B) whose annual base salary as of the date hereof is equal to or less than $250,000 other than, in the case of this clause (B), modifications as permitted by clause (1)(B) above and hires of individuals to replace departing employees, provided that the compensation and benefits of any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $250,000 per annum, or (7) promise, grant or enter into (or amend or modify) any severance, change of control or retention agreement or arrangement or pay or promise any transaction bonus or retention payment;

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enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body of the Company or any of its subsidiaries, or enter into negotiations regarding any such agreement or establish or recognize any labor union, labor organization, works council or other staff representative body;

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make any material change to any financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations, except as may be required as a result of a change in law or in GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or any governmental entity;

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(A) fail to file any material tax return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any material tax return inconsistent with past practice in any material respect, or (C) settle or compromise any material tax liability or refund, file any amended tax return involving a material amount of taxes, or waive or extend the statute of limitations in respect of a material amount of taxes;

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amend the Company organizational documents or amend in any material respect (or in any respect that would reasonably be expected to adversely affect Parent or the consummation of the transactions contemplated by the Merger Agreement) the comparable organizational documents of any subsidiary of the Company, except as required in connection with any permitted liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of a wholly owned subsidiary of the Company;

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grant any lien (other than permitted liens) on any of its material assets other than (1) to secure indebtedness and other obligations in existence at the date of the Merger Agreement and permitted indebtedness or (2) to the Company or to its wholly owned subsidiary;

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settle any pending or threatened action against the Company or any of its subsidiaries, other than settlements of any pending or threatened action consistent with past practice, provided that no such settlement provides for payment in cash in excess of $5 million individually or $25 million in the aggregate, after taking into account any amounts that are reasonably expected to be paid under insurance policies or indemnification agreements; provided that (1) any such settlement does not include the admission of wrongdoing by the Company or any of its subsidiaries or any of their respective officers or directors and (2) no settlement of any pending or threatened legal action may (A) involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company or any of its subsidiaries or (B) result in any material changes in business practices of the Company or any of its subsidiaries;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable law);

•	enter into any material joint venture or partnership, other than certain permitted acquisitions;

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adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, other than a merger or consolidation of a wholly owned subsidiary of the Company into another wholly owned subsidiary of the Company that would not reasonably be expected to adversely affect Parent or the consummation of the transactions contemplated by the Merger Agreement; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, the Company and its subsidiaries may take actions as the Company deems in good faith to be reasonably necessary in connection with COVID-19 or certain COVID-19-related laws, directives or recommendations (subject to prior consultation with Parent if reasonably practicable).

In addition, except as expressly contemplated by the Merger Agreement or as required by applicable law, during the period from the date of the Merger Agreement to the Effective Time (or such earlier date on which the Merger Agreement is terminated pursuant to its terms), neither Parent nor Merger Sub will, without the prior written consent of the Company, (a) take any action that would reasonably be expected to result in any of the conditions to the merger to not be satisfied, (b) take any action in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement or (c) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

Also, unless an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any public statement with respect to the transactions contemplated by the Merger Agreement and shall not make any such public statement prior to such consultation other than (a) as required by law, legal judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, (b) any communications by Parent to any Financing Sources who are subject to customary confidentiality restrictions, (c) any matters referred to in Section 5.02 of the Merger Agreement, (d) any public statement which is consistent with the press releases regarding the merger issued by Parent and the Company on October 27, 2022 or (e) any public statement made in the ordinary course of business that does not relate specifically to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Restrictions on Solicitation of Takeover Proposals; The Board’s Recommendation; Change of Recommendation

The Company has agreed that, from the time of the execution of the Merger Agreement until the Effective Time (or, if earlier, when the Merger Agreement is terminated in accordance with its terms), the Company shall and shall cause each of its subsidiaries and its and their respective officers and directors to, and instruct and use its reasonable best efforts to cause its other representatives retained by it and acting on its behalf to, not, directly or indirectly:

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initiate, solicit or knowingly encourage, knowingly induce or knowingly facilitate (including by way of furnishing non-public information) the making, submission or announcement of any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal;

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make available any information regarding the Company or any of its subsidiaries to any person (other than Parent and Parent’s or the Company’s representatives acting in their capacity as such) in connection with or in response to a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal; or

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enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar contract providing for, relating to or in connection with any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of the Merger Agreement).

A “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect:

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acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof) or assets generating 20% or more of the consolidated revenues or net income of the Company and its subsidiaries on a consolidated basis (as determined in good faith by the Board or any duly authorized committee thereof), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•	acquisition of 20% or more of the outstanding shares of Altra common stock or other voting securities of the Company;

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tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Altra common stock or other voting securities of the Company; or

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merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board or any duly authorized committee thereof) or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

Notwithstanding the restrictions set forth above, if at any time on or after the date of execution of the Merger Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its representatives receives a Takeover Proposal that did not result from a breach of Section 5.02(a) of the Merger Agreement, (a) the Company and its representatives may contact in writing (in each case, with a copy to Parent promptly thereafter (and in any event within 24 hours)) such person or group of persons making the Takeover Proposal or its or their representatives to clarify the terms and conditions thereof (but not, for the avoidance of doubt, to negotiate the terms of such Takeover Proposal) or to request that any Takeover Proposal made orally be made in writing or to notify such person or group of persons or its or their representatives of Section 5.02 of the

Merger Agreement and (b) if the Board or any duly authorized committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then, prior to obtaining the Company Stockholder Approval, the Company and any of its representatives may:

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enter into an Acceptable Confidentiality Agreement with the person or group of persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective representatives and financing sources; provided that the Company promptly (and in any event within 24 hours) provides Parent any non-public information concerning the Company or any of its subsidiaries that was provided to any person given such access which was not previously provided to Parent or its representatives; and

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engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Takeover Proposal and its or their representatives and financing sources and otherwise cooperate with, assist or participate in, or facilitate, any such discussions or negotiations.

An “Acceptable Confidentiality Agreement” means (a) any confidentiality agreement entered into by the Company after the date of the Merger Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the confidentiality agreement executed by the parties, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (b) any confidentiality agreement entered into prior to the date of the Merger Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or group of persons.

A “Superior Proposal” means any bona fide written Takeover Proposal that the Board or any duly authorized committee thereof has determined in its good faith judgment (after consultation with outside counsel and its financial advisor) (i) would be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Parent to the terms of the Merger Agreement and the potential time delays and other risks to consummation associated with such offer) and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

The Merger Agreement requires, prior to obtaining the Company Stockholder Approval, that the Company promptly, and in any event, within 24 hours of receipt, notify Parent of a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the person or group of persons making such Takeover Proposal, inquiry, proposal or offer. The Company is required to keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes (with any change to the consideration payable to Altra stockholders in connection with such proposal being deemed material) in, any such Takeover Proposal, inquiry, proposal or offer, including by providing Parent with copies of all written proposals or offers received in connection therewith and any drafts of agreements or term sheets or similar documents (including financing commitments or arrangements) if they contain material terms related to such Takeover Proposal, inquiry, proposal or offer, in each case, exchanged between the Company or any of its subsidiaries or its or their representatives, on the one hand, and the person or group making such Takeover Proposal, inquiry, proposal or offer, or any of their respective representatives, on the other hand.

The Board has agreed that neither it, nor any duly authorized committee thereof (nor, in the case of clause (B), (C) or (D), any committee thereof), will, directly or indirectly:

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(A) withhold, fail to make, or fail to include in this proxy statement, the Board Recommendation or publicly propose to withhold the Board Recommendation, (B) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or submit to the vote of any securityholders of the Company, or publicly propose to recommend, approve or adopt or submit, any Takeover Proposal or (D) publicly agree or propose to take any such actions (it being understood that the Board or any duly authorized committee thereof may, and may cause the Company to (1) make a customary “stop, look and listen” communication, (2) elect to take no position with respect to a tender offer or exchange offer that is a Takeover Proposal prior to the 10th business day after the commencement of such tender offer or exchange offer, pursuant to Rule 14e-2 under the Exchange Act, and such failure shall not, in and of itself, be deemed an Adverse Recommendation Change, and (3) if the Board has made the determination that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal in accordance with the terms of Section 5.02 of the Merger Agreement and the Company determines that failing to publicly disclose such determination would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable law, disclose that the Board or any duly authorized committee thereof has determined that a Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal (so long as such public disclosure expressly states that the Board does not recommend, approve or endorse such Takeover Proposal) and any material facts and circumstances relating to such Takeover Proposal and such determination) (any action described in this paragraph, other than the actions in clauses (1), (2) and (3) in the parenthetical of the foregoing clause (D), being referred to as an “Adverse Recommendation Change”);

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execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, Merger Agreement, acquisition agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement; or

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take any action to make the provisions of any takeover law or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by a Takeover Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board, or any duly authorized committee thereof, may:

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make an Adverse Recommendation Change in respect to an Intervening Event if the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; or

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if the Company has received a bona fide Takeover Proposal that constitutes a Superior Proposal and did not result from a breach of Section 5.02(a) of the Merger Agreement and the Company has complied in all material respects with Section 5.02 of the Merger Agreement in relation to such Takeover Proposal, make an Adverse Recommendation Change and/or approve and cause the Company to enter into a definitive agreement to effect such Takeover Proposal and terminate the Merger Agreement pursuant to the provision described in the second bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”, if the Board or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to make such Adverse Recommendation Change and/or terminate the Merger Agreement and enter into a definitive agreement to effect such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law (it being understood and agreed that if the Company has received such a Superior Proposal, the Board made such determination and the Board concludes that the failure to publicly disclose such determination would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable law, then such public disclosure shall not, in and of itself, be deemed an Adverse Recommendation Change if following the Negotiation Period (as defined below), the Board determines that the Superior Proposal no longer constitutes a Superior Proposal and promptly (and in any event within one business day) following such determination, the Board releases a public announcement that (1) states that the Superior Proposal no longer constitutes a Superior Proposal and (2) confirms its recommendation of the Merger Agreement, as amended to give effect to the binding changes proposed by Parent, to the extent applicable, and the transactions contemplated by the Merger Agreement).

Prior to taking any of the actions set forth in the immediately preceding bullet points,

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the Company must give Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify, as applicable, the Intervening Event and the reason for such Adverse Recommendation Change or the identity of the party making such Superior Proposal and the terms and conditions thereof (including a copy of any proposed definitive agreements between the Company and the party making such Superior Proposal and a copy of any financing commitments or arrangements provided to the Company by the party making such Superior Proposal, in each case to be entered into in connection with such Superior Proposal));

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during the three business days after the date of receipt by Parent of such notice (the “Negotiation Period”), the Company has negotiated, and has caused its representatives to negotiate, in good faith with Parent during such Negotiation Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the Merger Agreement and the Debt Commitment Letter such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or such that the Intervening Event no longer requires an Adverse Recommendation Change, as applicable; and

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following the end of such Negotiation Period, the Board or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect or such Intervening Event continues to require an Adverse Recommendation Change, as applicable;

provided, that if during the Negotiation Period any revisions are made to the Superior Proposal and such revisions are material (with any change to the consideration payable to Altra stockholders in connection with such proposal being deemed material), the Company shall deliver a new notice to Parent and shall comply with the foregoing requirements with respect to such new notice except that the references to three business days will be deemed to be two business days.

An “Intervening Event” means a material event, fact, circumstance, occurrence or change that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Board prior to the execution of the Merger Agreement, which event, fact, circumstance, occurrence or change, becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Company Stockholder Approval and (ii) does not relate to a Takeover Proposal; provided, however, that an “Intervening Event” shall not include (A) any Takeover Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) an event, fact, circumstance, occurrence or change resulting from a breach of the Merger Agreement by the Company or any event, fact circumstance, occurrence or change relating to Parent or its affiliates, (C) changes in the price of the Altra common stock, in and of itself (provided, however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, however, the underlying reasons for such events may constitute an Intervening Event unless expressly excluded by any other exclusion in this definition).

Efforts to Obtain the Company Stockholder Approval

Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a) of the Merger Agreement, the Company has agreed to hold the Special Meeting as soon as reasonably practicable and to take certain actions in connection therewith. Unless an Adverse Recommendation Change has been made in accordance with the Merger Agreement, the Company has agreed to use its reasonable best efforts to obtain the Company Stockholder Approval. The Board declared that the merger is advisable and in the best interests of the Company and Altra stockholders on substantially the terms and conditions set forth in the Merger Agreement and adopted resolutions directing that the merger be submitted to the Altra stockholders for consideration at the Special Meeting.

Efforts to Consummate the Merger

The parties have agreed to each use, and to cause their respective subsidiaries to use, reasonable best efforts (other than matters relating to antitrust laws and investment screening laws, which are discussed further below) to promptly:

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cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents;

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obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated thereby; and

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defend or contest in good faith any action brought by any person (including any governmental authority) or any judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the Merger Agreement.

Additionally, the parties have each agreed to use their reasonable best efforts to:

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take all action necessary to ensure that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover laws become applicable to the transactions contemplated by the Merger Agreement; and

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take all action necessary to ensure that the transactions contemplated by the Merger Agreement are consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise lawfully minimize the effect of any such anti-takeover law that may become applicable to the transactions contemplated by the Merger Agreement.

Each of the parties to the Merger Agreement has agreed to:

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make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement (which shall request the early termination of any waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act) as promptly as reasonably practicable following the date of the Merger Agreement, and in any event within 10 business days following the date of the Merger Agreement (which filings were initially submitted on November 9, 2022);

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file, or make initial contact, with the relevant agency, as required under the applicable foreign antitrust laws that are Other Regulatory Approvals in connection with the transactions contemplated by the Merger Agreement, as promptly as reasonably practicable and in any event by the first business day after the 30th calendar day following the date of the Merger Agreement and make the filings required with respect to any such foreign antitrust laws that are Other Regulatory Approvals as promptly as reasonably practicable after making such initial contact;

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prepare and file the initial notifications required under investment screening laws that are Other Regulatory Approvals in connection with the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event by the first business day after the 45th calendar day following the date of the Merger Agreement, or earlier if legally required; and

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supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FTC, the DOJ or any other governmental authority pursuant to any antitrust law, investment screening law or law with respect to a Required Approval. Each of the parties shall, as promptly as reasonably practicable, take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws or investment screening laws or law with respect to a Required Approval that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and in any event prior to the Outside Date.

Additionally, Parent has agreed to, as promptly as reasonably practicable take all actions necessary to obtain the Required Approvals, including:

•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;

•	selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its subsidiaries;

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agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time;

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permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company and its subsidiaries prior to the Effective Time;

•	terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective subsidiaries;

•	terminating any joint venture or other arrangement;

•	creating any relationship, contractual right or obligation of the Company or Parent or their respective subsidiaries; or

•

effectuating any other change or restructuring of the Company or Parent or their respective subsidiaries (such actions, together with any other such actions described in Section 5.03(c) of the Merger Agreement, other than the first sentence thereof, collectively, the “Remedial Actions”);

provided, that neither Parent nor any of its Subsidiaries or Affiliates is required to take, proffer to, agree to, commit to, accept or consent to any Remedial Action if such Remedial Action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its subsidiaries (including the Company and its subsidiaries), taken as a whole, after giving effect to the Merger but without giving effect to any Remedial Actions (with Parent and its subsidiaries (including the Company and its subsidiaries), taken as a whole, measured for this purpose as being the same size and having the same financial position and results of operations as the Company and its subsidiaries, taken as a whole, prior to giving effect to the Merger and prior to giving effect to any Remedial Actions) (a “Burdensome Condition”);

Subject to the preceding sentence, Parent shall:

•

defend through litigation any claim asserted in court by any person (including any governmental authority) to prevent or have vacated or terminated, any Restraint that would prevent the Closing prior to the Outside Date (“Regulatory Litigation”); and

•	respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement.

Additionally, in connection with its efforts to obtain the Required Approvals as promptly as reasonably practicable, Parent shall have the right, in regular consultation with the Company and after considering in good faith the Company’s views, to direct and control all such matters with any governmental authority consistent with its obligations under the Merger Agreement, including devising and implementing the strategy for obtaining any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority in connection with the transactions contemplated by the Merger Agreement as well as the manner in which to contest or otherwise respond to any objections or actions challenging such approvals, consents, registrations, waivers, permits, authorizations, orders or other confirmations.

Furthermore, in connection with its efforts to obtain the Required Approvals as promptly as reasonably practicable, Parent shall have the right to a reasonable period in which to engage with governmental authorities and to discuss any objections that a governmental authority raises with respect to the transactions contemplated by the Merger Agreement and in which to attempt in good faith to resolve, narrow or overcome such objections, the extent of such reasonable period being dependent on the facts and circumstances but it being understood that it shall be reasonable to continue such discussions and engagement during any review of the transactions contemplated by the Merger Agreement by such governmental authority, provided in all cases such discussions and engagement conclude at a time that, taking into account the period required to successfully defend any Regulatory Litigation, will enable the parties to consummate the Merger prior to the Outside Date.

Company Indebtedness

The Company (x) will use reasonable best efforts to cause to be delivered at least two business days prior to the Closing Date and (y) will deliver prior to the Closing, a payoff letter to Parent and all other releases, instruments of discharge and similar documentation required to effect or evidence the release described in clause (b) below (collectively, the “Payoff Letter”), in customary form, to be executed and delivered as of the Closing by the administrative agent under the Credit Agreement (the “Existing Agent”), which shall (a) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (other than for customary obligations that expressly survive by their terms) (such amount, the “Payoff Amount”), (b) provide for the release, upon payment of the Payoff Amount at Closing (and replacement, cash collateralization or backstop of existing letters of credit), of all liens of the Existing Agent securing obligations under the Credit Agreement over the properties and assets of the Company and each of its subsidiaries (other than any cash that is used to cash collateralize existing letters of credit, if applicable) that constitute collateral under the Credit Agreement and (c) provide for the termination or other satisfaction, upon payment of the Payoff Amount at Closing (and replacement, cash collateralization or backstop of existing letters of credit), of all obligations under the Credit Agreement (other than for customary obligations that expressly survive by their terms). Concurrently with the Effective Time, Parent will repay and discharge (or provide the funds to the Company to repay and discharge) such indebtedness in accordance with the Payoff Letter.

Between the date of the Merger Agreement and the Effective Time, as soon as reasonably practicable after the receipt of a written request from Parent to do so, the Company will commence offers to purchase, and related consent solicitations to amend, eliminate or waive certain sections of the Existing Indenture as specified by Parent (the “Consent Solicitations”), with respect to all of the outstanding aggregate principal amount of the Existing Notes, on such terms and conditions, including pricing terms, that are reasonably proposed from time to time by Parent consistent with the Merger Agreement (the “Debt Tender Offer” and collectively, including the Consent Solicitations, the “Debt Tender Offers”), and Parent shall assist the Company in connection therewith. The Company will not be required to commence any Debt Tender Offer until Parent has provided the Company with the necessary Debt Tender Offer documents. Parent will reasonably consult with the Company and afford the Company a reasonable time to review and comment on the timing and commencement of any Debt Tender Offer and any related tender or consent deadlines and the Debt Tender Offer documents and the material terms and conditions of the Debt Tender Offers, and Parent shall give reasonable and good faith consideration to any comments made by the Company. The Debt Tender Offers will be conducted in compliance in all material respects with applicable law and the terms of the Existing Notes and the Existing Indenture, and the Company will not be required to take any action that does not comply with applicable law or the terms of the Existing Notes and the Existing Indenture. The closing of each Debt Tender Offer will be expressly conditioned on the occurrence of the Closing, and the parties will use their reasonable best efforts to cause the Debt Tender Offers to close immediately after the Effective Time; provided that if Parent (a) requests in writing that one or more Debt Tender Offers be consummated at or prior to the Effective Time and (b) agrees to irrevocably and unconditionally pay for such Debt Tender Offer upon consummation, then the parties shall use reasonable best efforts to cause such Debt Tender Offer to be consummated as of the time so requested by Parent. The Company will provide and will use its reasonable best efforts to cause its representatives to, at Parent’s sole expense as contemplated by the Merger Agreement, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers.

Subject to the receipt of any requisite consents and customary limitations set forth in the Merger Agreement, the Company shall execute a supplemental indenture, in form and substance reasonably satisfactory to Parent and the Company, providing for the amendments to the Existing Indenture contemplated by the Debt Tender Offer documents, which supplemental indentures will become operative no earlier than immediately prior to the Effective Time. with the execution of the supplemental indentures. If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Tender Offer, the Company will, in compliance with the terms of the Existing Indenture, (A) issue a change of control notice for the repurchase of, on or following the Effective Time, all of the outstanding aggregate principal amount of Existing Notes and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of the Existing Notes by the Surviving Corporation on or following the Effective Time. Parent will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of one outside counsel and any necessary additional counsel to the extent local or regulatory counsel are required) incurred by or on behalf of the Company in connection with the Debt Tender Offers or any redemption or satisfaction and discharge of the Existing Notes. Any compensation payable to any agent appointed in connection with the Debt Tender Offers or any redemption or satisfaction and discharge of the Existing Notes will be borne by Parent. Parent has further agreed to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties and amounts paid in settlement, in each case, on an after-tax basis, suffered or incurred by them in connection with any act or omission relating to the Debt Tender Offers or any redemption or satisfaction and discharge of the Existing Notes, other than to the extent suffered or incurred from the gross negligence or willful misconduct of the Company.

This proxy statement does not constitute an offer to purchase, offer to exchange, change of control offer, consent solicitation or notice of redemption with respect to, any of the Existing Notes.

Financing

In connection with the Merger, on October 26, 2022, Regal Rexnord entered into the Commitment Letter with JPMorgan pursuant to which JPMorgan (i) committed to provide Regal Rexnord with, among other things, the Bridge Facility for the purpose of funding, in part, the Merger Consideration, paying certain fees and expenses related to the Merger and related transactions and for general corporate purposes and (ii) agreed to use commercially reasonable efforts to arrange financing (through the issuance of notes and/or the incurrence of term loans) in an aggregate principal amount of up to $5.5 billion for the purpose of replacing the Bridge Facility.

On March 28, 2022, Regal Rexnord entered into the Second Amended and Restated Credit Agreement providing for the Parent Existing Credit Facility. In connection with the Merger, on November 17, 2022, Regal Rexnord entered into the First Amendment to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $600 million of additional commitments under the Term Loan Credit Facilities and $500 million of additional commitments under the Revolving Credit Facility, the Merger was permitted, the incurrence of debt in connection with the Merger was permitted and certain covenants were modified. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

On November 30, 2022, Regal Rexnord entered into an Incremental Assumption Agreement to the Parent Existing Credit Facility pursuant to which, among other things, the lenders party thereto agreed to provide $240 million of additional commitments under the Term Loan Credit Facilities and $70 million of additional commitments under the Revolving Credit Facility. Subject to the terms and conditions thereof, the increased commitments under the Term Loan Credit Facilities will be available to fund, in part, the Merger Consideration, pay certain fees and expenses related to the Merger and related transactions and for general corporate purposes.

The aggregate principal amount of the increased commitments under the Term Loan Credit Facilities have reduced on a dollar for dollar basis a corresponding amount of the commitments in respect of the Bridge Facility in accordance with the terms of the Commitment Letter. As a result, there are now $4.66 billion in Bridge Facility commitments remaining.

Indemnification and Insurance

Parent has agreed to cause the Surviving Corporation to assume, upon the Effective Time, all obligations of the Company and its subsidiaries to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors, officers employees or agents of the Company and its subsidiaries (“Indemnitees”). For a period of six years commencing at the Effective Time, the Surviving Corporation shall maintain the Company’s directors’ and officers’ liability insurance covering those Indemnitees who were as of the date of the Merger Agreement (and any additional Indemnitees who prior to the Effective Time become) covered by such insurance on terms and scope, and in an amount, no less favorable to such Indemnitees than those in effect as of the date of the Merger Agreement, provided that the maximum aggregate annual premium for such insurance that Parent shall be required to expend shall not exceed 300% of the annual directors’ and officers’ insurance premium for the Company’s then-current fiscal year.

Employee Benefits Matters

Subject to any applicable collective bargaining agreement, for a period of not less than one year following the Effective Time (the “Continuation Period”), Parent will provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any of its subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) for so long as such individual remains so employed, (i) a base salary or wage rate, as applicable, and target annual cash bonus and long-term incentive opportunities that are each no less favorable than those provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control” or other term of similar import) and (iii) other compensation and benefits (other than base salary, wage rate, bonus and long-term incentive opportunities and change in control and severance benefits) that have a value which is substantially similar in the aggregate to those provided to such Continuing Employee by the Company or any of its subsidiaries immediately prior to the Effective Time. Nothing in Section 5.08 of the Merger Agreement or elsewhere in the Merger Agreement will be construed to create a right in any Continuing Employee to employment with Parent or the Surviving Corporation or any of their subsidiaries.

Parent will, or will cause the Surviving Corporation to assume, honor and continue for a period of not less than one year following the completion of the Merger or, if later, until all obligations thereunder have been satisfied, all of the employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any benefit plan or arrangement providing for severance in connection with a “change in control”, “change of control” or other term of similar import) maintained by the Company or any of its subsidiaries that are set forth on a schedule to the Merger Agreement.

With respect to all employee compensation or benefit plans, programs, agreements or arrangements of Parent, the Surviving Corporation and their respective subsidiaries, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, benefit accruals, early retirement subsidies and vesting, each Continuing Employee’s service with the Company or any of its subsidiaries (as well as service with any predecessor employer of the Company or any of its subsidiaries, to the extent service with the predecessor employer is recognized by the Company or such subsidiary) will be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or with respect to Continuing Employees located outside the United States, where such recognition is not permitted under the applicable employee benefit plan.

With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Employee is eligible to participate after the Effective Time, Parent will, and will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding Company welfare benefit plan in which such employees participated immediately prior to the completion of the Merger (other than, with respect to Continuing Employees located outside the United States, such limitations which cannot be waived under applicable law or the terms of the applicable welfare plan) and (ii) provide Continuing Employees and their eligible dependents and beneficiaries with credit for any co-payments, deductibles and similar expenses paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan during the calendar year in which the Effective Time occurs.

With respect to annual bonuses payable under the Company’s annual bonus plan during the year in which the Closing Date occurs, Parent has agreed to pay or cause the Surviving Corporation to pay pro-rated bonuses equal to the product of (i) a fraction, the numerator of which is the number of days in the calendar year in which the Closing Date occurs that have elapsed as of the Closing Date, and the denominator of which is 365, and (ii) the amount of the applicable continuing employee’s target bonus or, if greater, the bonus he or she would be entitled to receive based on actual performance (as determined by the Company in accordance with past practice).

Unless Parent, in its sole discretion, elects to maintain the Company’s existing 401(k) plan, the Company will take all necessary or advisable actions to terminate its 401(k) plan prior to the Closing Date. Following the Effective Time, Continuing Employees will be eligible to participate in a 401(k) plan created or designated by Parent (the “Parent 401(k) Plan”) and the Parent 401(k) Plan will provide for the receipt of “eligible rollover distributions”, including up to 5 loan notes per participant, subject to the tax-qualified status of the Company’s existing 401(k) plan and other requirements of the Parent 401(k) Plan for accepting such rollovers.

Additional Agreements

The Merger Agreement contains certain other additional agreements between the Company, Parent and Merger Sub relating to, among other things:

•

access to certain information during the period prior to the Effective Time, as well as designation by the Company of one or more individuals who will coordinate responses to any requests for such access, including in connection with the integration planning of Parent;

•

notifying the other party of the receipt of certain communications from any governmental entity in connection with the transactions contemplated by the Merger Agreement or from any person alleging that consent of such person with respect to the transactions contemplated by the Merger Agreement is or may be required in connection with the transactions contemplated by the Merger Agreement, or the occurrence of certain events;

•	cooperation between the Company and Parent in connection with the defense or settlement of any stockholder litigation relating to the merger;

•	Parent voting any common stock in favor of the approval of the Merger;

•	the delisting of Altra common stock;

•	cooperation between the Company and Parent in the preparation of this proxy statement; and

•	Parent causing Merger Sub and the Surviving Corporation to comply with their respective obligations under the Merger Agreement, and Merger Sub not engaging in any other activities.

Conditions to the Closing of the Merger

The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the absence of any Restraints enjoining or otherwise prohibiting consummation of the Merger;

•

(i) the waiting period (and any extension thereof whether by agreement or operation of law) applicable to the consummation of the Merger under the HSR Act having expired or early termination thereof having been granted and (ii) the Other Regulatory Approvals having been obtained and being in full force and effect (though the receipt of a pre-consummation letter from the FTC in similar form to that set forth in its blog posted dated August 3, 2021 by Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 6.01 of the Merger Agreement); and

•	the receipt of the Company Stockholder Approval.

The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company being true and correct to the extent specified in the Merger Agreement (subject to certain materiality qualifications);

•	the Company having complied with or performed, in all material respects, all obligations required to be complied with or performed by it under the Merger Agreement; and

•

no court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or judgment (whether temporary, preliminary or permanent), in each case pursuant to or arising under any antitrust law or investment screening law, that is in effect that, individually or in the aggregate, shall have resulted in the imposition of or require any Burdensome Condition.

The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct to the extent specified in the Merger Agreement (subject to certain materiality qualifications); and

•	Parent and Merger Sub having complied with or performed, in all material respects, all obligations required to be complied with or performed by them under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by the mutual written consent of the parties to the Merger Agreement.

Termination by either the Company or Parent

In addition, the Company, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement and abandon the transactions contemplated thereby at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the merger is not consummated by October 26, 2023, except (i) that if the Marketing Period has started but not been completed as of such date, then the Outside Date shall automatically be extended to the date that is three business days following the then-scheduled end date of the Marketing Period and (ii) that, if on the Outside Date any of the conditions set forth under the first (to the extent relating to a Restraint in respect of any antitrust law or foreign investment law), second or sixth bullet point under “The Merger Agreement—Conditions to the Closing of the Merger” above are not satisfied but all other closing conditions have been satisfied or waived, then the Outside Date shall be automatically extended to April 26, 2024; provided, that this right to terminate the Merger Agreement shall not be available to any party if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform or comply with any of its obligations under the Merger Agreement has been a principal cause of or resulted in the occurrence of the events specified in this paragraph;

•

the condition set forth in the first bullet point under “The Merger Agreement—Conditions to the Closing of the Merger” above is not satisfied and the Restraint giving rise to such non-satisfaction has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement has used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under the Merger Agreement; or

•	the Company Stockholder Approval is not obtained at the Special Meeting (including any adjournments or postponements thereof).

Termination by Parent

Parent may also terminate the Merger Agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if:

•

the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in the fourth or fifth bullet point under “The Merger Agreement—Conditions to the Closing of the Merger” above and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from Parent stating Parent’s intention to terminate the Merger Agreement and the basis for such termination, provided that Parent or Merger Sub are not then in material breach of any of their representations, warranties, covenants or agreements under the Merger Agreement; or

•

(A) an Adverse Recommendation Change shall have occurred, (B) the Board shall have failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal within 10 business days after the commencement thereof or (C) the Board failed to publicly reaffirm its recommendation of the Merger Agreement within 10 business days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal.

Termination by the Company

The Company may also terminate the Merger Agreement and abandon the transactions contemplated thereby by written notice to the Company at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise noted), if:

•

either Parent or Merger Sub shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in the seventh or eighth bullet point under “The Merger Agreement—Conditions to the Closing of the Merger” above and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, Parent or Merger Sub, as applicable, shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the Company stating the Company’s intention to terminate the Merger Agreement and the basis for such termination, provided that the Company is not then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement to consummate a Superior Proposal, provided that (A) such Superior Proposal did not result from a breach of Section 5.02(a) of the Merger Agreement and the Company has complied in all respects with Section 5.02(e) of the Merger Agreement and in all material respects with all other provisions of Section 5.02 of the Merger Agreement in relation to such Superior Proposal, and (B) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee discussed in the section of this proxy statement entitled “The Merger Agreement—Termination Fees” beginning on page 97 so long as Parent has provided the Company with wire instructions for such payment.

Termination Fees

Termination Fee Payable by the Company

The Company has agreed to pay Parent the Company Termination Fee of $100 million, if:

•	Parent terminates the Merger Agreement pursuant to the provision described in the second bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”;

•

the Company terminates the Merger Agreement pursuant to the provision described in the second bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”; or

•	the following circumstances occur:

•

the Company or Parent terminates the Merger Agreement pursuant to the provisions described in the third bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by either the Company or Parent” or Parent terminates the Merger Agreement pursuant to the provision described in the first bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) a bona fide Takeover Proposal shall have been publicly made, publicly proposed or otherwise publicly communicated by a third party after the date of the Merger Agreement (or, in the case of a termination pursuant to the provision described in the first bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent” made known to the Company) prior to the time the Merger Agreement is terminated and (2) within 12 months of a termination referred to in the immediately preceding sub-bullet point the Company or any of its subsidiaries consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated (even if after such 12-month period) provided that, the Takeover Proposal in clause (1) need not be bona fide if the Takeover Proposal that the Company ultimately so consummates is with the person (or any of its affiliates) that made the non-bona fide Takeover Proposal (with, for purposes of clauses (1) and (2), the references to “20%” in the definition of “Takeover Proposal” being deemed to be references to “50%”).

Termination Fee Payable by Parent

Parent has agreed to pay the Company the Parent Termination Fee of $200 million, if the Company or Parent terminates the Merger Agreement pursuant to (a) the provision described in the first bullet point under “The Merger Agreement—Termination of the Merger Agreement—Termination by either the Company or Parent” and at the time of such termination (1) one or more conditions described in the first (solely to the extent that the applicable Restraint is in respect of, pursuant to or arises under any antitrust law or investment screening law), second or sixth bullet point under “The Merger Agreement—Conditions to the Closing of the Merger” has not been satisfied or waived and (2) all of the other conditions described under “The Merger Agreement—Conditions to the Closing of the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on the date of such termination) or (b) the provision described in the second bullet under “The Merger Agreement—Termination of the Merger Agreement—Termination by either the Company or Parent” (solely to the extent that the applicable Restraint is in respect of, pursuant to or arises under any antitrust law or investment screening law).

In the event the Merger Agreement is terminated in accordance with its terms and a termination fee is paid under the circumstances for which such fee is payable pursuant to the Merger Agreement, payment of the applicable termination fee will be the sole and exclusive monetary damages remedy available (other than in the case of a knowing and intentional breach of the Merger Agreement) to the payee in respect of any and all losses incurred as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated and, upon payment of such applicable termination fee in such circumstances, none of the payor and its related parties will have any further liability or obligation relating to or arising out of the Merger Agreement, the merger or the other transactions contemplated by the Merger Agreement.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, whether or not the transactions contemplated by the Merger Agreement are consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such fees or expenses. For a description of certain fees and expenses incurred by the parties in connection with this proxy statement, see the section titled “The Special Meeting—Solicitation of Proxies” beginning on page 29.

Withholding Taxes

Parent, the Company, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the Merger Consideration payable to any holder of Altra common stock and any other amounts payable pursuant to the Merger Agreement the amounts that may be required to be withheld under any applicable tax law. Amounts deducted and withheld and paid over to the applicable governmental entity will be treated for all purposes of the merger as having been paid to the persons from whom such amounts were withheld.

Amendment

The Merger Agreement may be amended or supplemented by the parties at any time; provided that (i) after the receipt of the Company Stockholder Approval there may not be any amendment of the Merger Agreement for which law requires further approval by Altra stockholders without such approval and (ii) that certain provisions of the Merger Agreement may not be amended in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Extension; Waiver

At any time prior to the Effective Time, the parties may, subject to applicable law: (i) waive any inaccuracies in the representations and warranties of the other party, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained in the Merger Agreement applicable to such party or, except as otherwise provided therein, waive any of such party’s conditions; provided, however, that after the receipt of the Company Stockholder Approval there may not be any extension or waiver of the Merger Agreement that would require further approval by Altra stockholders without such approval having first been obtained.

Governing Law

The Merger Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Each party has agreed that any action involving any Debt Financing Source arising out of or relating to the Merger Agreement or the transactions contemplated thereby will be governed by, and construed in accordance with, the laws of the State of New York.

Specific Enforcement

The parties agreed that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Merger Agreement was not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.

Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and that the right of specific enforcement is an integral part of the merger and the other transactions contemplated by the Merger Agreement and without that right neither the Company nor Parent would have entered into the Merger Agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

PROPOSAL 2: THE COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Altra is required to submit a proposal to Altra stockholders to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Altra’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”). This compensation is summarized in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Altra’s Directors and Executive Officers in the Merger”. The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement. Accordingly, Altra is asking you to approve the following resolution:

RESOLVED, that the stockholders of Altra approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Altra’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Proposal 1: Adoption of the Merger Agreement—Interests of Altra’s Directors and Executive Officers in the Merger”.

The vote on this Compensation Proposal is a vote separate and apart from the vote on the Merger Agreement Proposal. Accordingly, you may vote to approve the Merger Agreement Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Altra. Accordingly, if the Merger Agreement Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.

Approval, on an advisory (nonbinding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Altra common stock properly cast for and against the Compensation Proposal at the Special Meeting, provided a quorum is present. Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (b) abstentions will have no effect on the outcome of the Compensation Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Altra common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Altra stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Altra common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.

The Board unanimously recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting (the Adjournment Proposal). If Altra stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Altra stockholders that have previously returned properly executed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Approval of the Adjournment Proposal (a) when a quorum is present, requires the affirmative vote of a majority of the shares of Altra common stock properly cast for and against the Adjournment Proposal, and (b) when a quorum is not present, requires the affirmative vote of the holders of shares of Altra common stock representing a majority of the voting power present at the Special Meeting.

Assuming a quorum is present, (a) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Adjournment Proposal, (b) abstentions will have no effect on the outcome of the Adjournment Proposal and (c) broker “non-votes” (if any) will have no effect on the outcome of the Adjournment Proposal. If a quorum is not present, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal. Shares of Altra common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If an Altra stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Altra common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board.

The Company does not intend to call a vote on the Adjournment Proposal if the Merger Agreement Proposal is approved at the Special Meeting.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 17, 2022, regarding the beneficial ownership of shares of Altra common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of Altra common stock; (ii) each of our named executive officers; (iii) each member of our Board and (iv) all members of our Board and executive officers as a group. We have based our calculation of the percentage of beneficial ownership of 65,169,434 shares of Altra common stock outstanding on November 17, 2022.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to each individual or entity is as of November 17, 2022, unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act. Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Altra common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of November 17, 2022, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 65,169,434 shares of Altra common stock outstanding as of November 17, 2022. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner(1)	Number of shares of Altra common stock beneficially owned	Percentage of shares of Altra common stock outstanding
5% or Greater Stockholders:
Wasatch Advisors, Inc. (2)	6,665,271	10.2%
The Vanguard Group (3)	5,914,890	9.1%
BlackRock, Inc. (4)	5,761,058	8.8%
Boston Partners (5)	3,259,228	5.0%
Named Executive Officers and Directors:
Carl R. Christenson (1)(6)	419,843	*
Christian Storch (1)(7)	112,005	*
Glenn Deegan (1)	93,296	*
Craig Schuele (1)	83,700	*
Todd Patriacca (1)	36,167	*
Lyle G. Ganske (1)(8)	37,065	*
J. Scott Hall (1)	4,792	*
Nicole Parent Haughey (1)	6,660	*
Margot Hoffman (1)	13,023	*
Thomas W. Swidarski (1)	21,017	*
La Vonda Williams (1)	2,833	*
James H. Woodward Jr. (1)	18,531	*
All directors and officers as a group (11 persons)	736,927	1.1%

*	Represents beneficial ownership of less than 1% of the shares of Altra common stock.
(1)

Except as otherwise noted below, each of these individuals’ address of record is c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, MA 02184. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

(2)

The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108. Information and share amounts listed are derived from Wasatch Advisors, Inc.’s Schedule 13G/A filed with the SEC on January 10, 2022, in which Wasatch Advisors, Inc. states that it has sole voting power over 6,665,271 shares of Altra common stock and sole dispositive power over 6,665,271 shares of Altra common stock.

(3)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Information and share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filed with the SEC on February 9, 2022, in which The Vanguard Group states that it has shared voting power over 53,981 shares of Altra common stock, sole dispositive power over 5,807,314 shares of Altra common stock, and shared dispositive power over 107,576 shares of Altra common stock.

(4)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Shares are held by BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors and BlackRock Fund Managers Ltd., each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on February 3, 2022, in which BlackRock, Inc. states that it has sole voting power over 5,493,023 shares of Altra common stock and sole dispositive power over 5,761,058 shares of Altra common stock.

(5)

The address of Boston Partners is One Beacon Street, 30th Floor, Boston, MA 02108. Information and share amounts listed are derived from Boston Partners’ Schedule 13G filed with the SEC on February 11, 2022, in which Boston Partners states that it has sole voting power over 2,697,642 shares of Altra common stock, shared voting power over 2,128 shares of Altra common stock and sole dispositive power over 3,259,228 shares of Altra common stock.

(6)

Includes 127,438 shares held in trust, for which Mr. Christenson serves as trustee and for which Mr. Christenson shares voting and investment power. Includes 300 shares held by Mr. Christenson’s children for which Mr. Christenson does not have voting or investment power.

(7)

Includes 47,788 shares held in trust, for which Mr. Storch serves as trustee and for which Mr. Storch shares voting and investment power. Mr. Storch retired from the Company effective January 31, 2022.

(8)

Includes 500 shares held in Mr. Ganske’s wife’s individual retirement account and for which Mr. Ganske shares voting and investment power with his wife and includes 3,486 shares held in trust for the benefit of Mr. Ganske’s daughters, for which Mr. Ganske’s wife serves as trustee and for which Mr. Ganske does not have voting or investment power.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Altra stockholders. However, if the Merger is not completed, you will continue to be entitled to attend and participate in stockholders meetings, including the Company’s annual meetings of stockholders, and, if the Merger is not completed prior to the date thereof, we will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting of Altra stockholders (the “2023 Annual Meeting”) will be held.

Altra’s bylaws provide that any proposal or director nomination that an Altra stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s proxy statement and related materials, must be received by the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2023 Annual Meeting such proposal must be delivered to Altra no earlier than December 27, 2022 and no later than January 26, 2023. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before such annual meeting.

In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act (which will be in effect for the 2023 Annual Meeting), Altra stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2023.

All notices of proposals and director nominations by Altra stockholders should be sent to Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, MA 02184, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Altra filings with the SEC are incorporated by reference:

•

The portions of Altra’s Definitive Proxy Statement on Schedule 14A for the 2022 annual meeting of stockholders, filed on March 24, 2022, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 28, 2022;

•	Altra’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, filed on May 2, 2022, June 30, 2022, filed on July 29, 2022, and September 30, 2022, filed on November 3, 2022; and

•

Altra’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the SEC, on January 3,  2022, February  10, 2022, April  14, 2022, April  26, 2022, May  2, 2022 and October 27, 2022.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K, to the extent filed and not furnished with the SEC, and proxy soliciting materials.

Altra is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at https://sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:

Altra Industrial Motion Corp.

Attention: Investor Relations Department

300 Granite Street, Suite 201

Braintree, MA 02184

(781) 917-0600

In order for you to receive timely delivery of documents in advance of the Special Meeting, you must make such request by no later than January 3, 2023. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to the Company at ir@altramotion.com.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Altra common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders may call toll-free: 1 (877) 456-3513

Banks and Brokers may call collect: 1 (212) 750-5833

MISCELLANEOUS

Altra has supplied all information relating to Altra, and Parent has supplied, and Altra has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 14, 2022. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to Altra stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

REGAL REXNORD CORPORATION,

ASPEN SUB, INC.

and

ALTRA INDUSTRIAL MOTION CORP.

Dated as of October 26, 2022

A-i

(continued)

A-ii

(continued)

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2022 (this “Agreement”), is by and among Regal Rexnord Corporation, a Wisconsin corporation (“Parent”), Aspen Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Altra Industrial Motion Corp., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has (a) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger Transactions, (b) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and declared this Agreement advisable and (c) recommended that the Company’s stockholders adopt this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has (a) determined that it is in the best interests of the stockholders of Parent and Merger Sub, respectively, to enter into this Agreement and declared this Agreement advisable and (b) duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third business day following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another date, time or place is agreed to in writing by Parent and the Company. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than any such conditions that by their nature are to be satisfied at the Closing), the parties hereto shall not be required to effect the Closing until the earlier of (a) a business day during the Marketing Period specified by Parent on no less than two business days’ prior written notice to the Company and (b) the third business day after the final day of the Marketing Period, in each case, subject to the satisfaction or waiver, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The date on which the Closing occurs is herein referred to as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by Parent and the Company prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended or restated as provided therein or by applicable Law (and, in each case, subject to Section 5.06 hereof), except that the name of the Surviving Corporation shall be “Altra Industrial Motion Corp.”

SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;

Equity-Based Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the outstanding shares of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock then held by Parent or Merger Sub shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation or (ii) canceled with no consideration delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Appraisal Shares to be treated in accordance with Section 2.07, (ii) shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b) and (iii) Company Restricted Shares to be treated in accordance with Section 2.03(c)) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $62.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or of non-certificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with this Article II.

SECTION 2.02. Exchange of Certificates and Book-Entry Shares. (a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration, other than amounts payable in accordance with Section 2.05 (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Certificates (other than (A) the Certificates representing Appraisal Shares to be treated in accordance with Section 2.07 and (B) the Certificates representing shares of Company Common Stock to be canceled or converted in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon surrender of a Certificate for cancelation to the Paying

Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (1) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (2) the Person requesting such payment shall have paid (or caused to be paid) any transfer and other Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.02.

(c) Book-Entry Shares. Any holder of Book-Entry Shares whose shares of Company Common Stock were converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration. In lieu thereof, subject to compliance with customary procedures of the Paying Agent with respect thereto, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as possible after the Effective Time, the Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith canceled. Payment of the Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.

(d) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(f) Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other escheat, abandoned property or similar Law.

(h) Withholding. Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or under any provision of U.S. state or local or non-U.S. Tax Law. To the extent amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.03. Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that:

(a) Each option to purchase shares of Company Common Stock granted under the Company Stock Plan (each, a “Company Stock Option”) outstanding immediately prior to the Effective Time or portion thereof, which is fully vested and exercisable (a “Vested Company Stock Option”), shall, at the Effective Time, be canceled and the holder of any such canceled Vested Company Stock Option shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect to such canceled Vested Company Stock Option, a lump-sum cash payment, without interest, equal to the product of (i) the number of shares of Company Common Stock for which such Vested Company Stock Option has not then been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Vested Company Stock Option; provided that any such Vested Company Stock Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be canceled for no consideration; provided, however, that notwithstanding anything in this Agreement to the contrary, if a Company Stock Option is subject to an award agreement, an employment agreement or other contract with an individual holder in effect as of the date hereof that provides that such Company Stock Option shall vest solely upon a change of control involving the Company (without the required occurrence of termination or any other event), such Company Stock Option shall be treated as set forth in this section as if such Company Stock Option was a Vested Company Stock Option.

(b) Each Company Stock Option, or portion thereof, granted under the Company Stock Plan which is not a Vested Company Stock Option (an “Unvested Company Stock Option”) shall, at the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common stock subject to such Unvested Company Stock Option immediately prior to such time and (ii) the Equity Award Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Unvested Company Stock Option immediately prior to such time divided by (B) the Equity Award Conversion Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Unvested Company Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided further, that in the case of any Unvested Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as provided above, following the time of the conversion contemplated above, each such Unvested Company Option shall continue to be governed by substantially similar terms and conditions with respect to vesting and exercisability terms as were applicable to such Unvested Company Option immediately prior to such time. For purposes of this Agreement, the term “Equity Award Conversion Ratio” means the quotient of (1) the Merger Consideration divided by (2) the Closing Date VWAP. For purposes of this Agreement, the term “Closing Date VWAP” means the average of the volume weighted averages of the trading prices of shares of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties, acting reasonably), on each of the five consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the Closing Date.

(c) Each share of Company Common Stock subject to forfeiture conditions, including those received as dividend equivalents, granted under the Company Stock Plan (each, a “Company Restricted Share”) outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent a Company Restricted Share denominated in shares of Company Common Stock and shall be converted into and will become a right to receive an amount in cash, without interest, (a “Restricted Cash Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration. Except as provided above, following the time of conversion contemplated above, each such Restricted Cash Award shall continue to be governed by substantially similar terms and conditions with respect to vesting and forfeiture terms as were applicable to the applicable Company Restricted Share immediately prior to such time.

(d) Each restricted stock unit with respect to shares of Company Common Stock granted under the Company Stock Plan, including any Company RSU subject to performance-based vesting conditions or any right to receive shares of Company Common Stock granted under the Company Stock Plan in the form of “performance shares” (each, a “Company RSU”) outstanding immediately prior to the Effective Time or portion thereof, which is fully vested (a “Vested Company RSU”), shall, at the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment, without interest, equal to (i) the product of (A) the number of shares of Company Common Stock subject to such Vested Company RSU as of immediately prior to the Effective Time and (B) the Merger Consideration plus (ii) the amount of any accrued dividend equivalents with respect to such Vested Company RSU that remain unpaid as of immediately prior to the Effective Time; provided, however, that the number of shares of Company Common Stock subject to Company RSUs subject to performance-based vesting conditions shall be determined by the Company Board of Directors (subject to consultation with Parent) as follows: (x) for any performance period that expires on or prior to the Effective Time, performance shall be deemed achieved based on actual performance during such performance period and (y) for any performance period that is scheduled to expire after the Effective Time, performance shall be deemed achieved based on the greater of (1) target level and (2) actual performance, measured based on performance through the Effective Time, calculated in accordance with the underlying award agreement; provided, further, notwithstanding anything in this Agreement to the contrary, if a Company RSU is subject to an award agreement, an employment agreement or other contract with an individual holder in effect as of the date hereof that provides that such Company RSU shall vest solely upon a change of control involving the Company (without the required occurrence of termination or any other event), such Company RSU shall be treated as set forth in this section as if such Company RSU was a Vested Company RSU.

(e) Each Company RSU which is not a Vested Company RSU (an “Unvested Company RSU”), shall, at the Effective Time, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a restricted stock unit denominated in shares of Parent Common Stock (a “Parent RSU”); provided that, any such Unvested Company RSU that is subject to performance-based vesting conditions shall instead be converted into restricted stock denominated in shares of Parent Common Stock (a “Parent Restricted Share”). The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to the product (rounded to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Conversion Ratio. The number of shares of Parent Common Stock subject to each such Parent Restricted Share shall be equal to the product (rounded to the nearest whole number) of (i) the sum of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) (x) the amount of any accrued dividend equivalents with respect to such Unvested Company RSU that remain unpaid as of immediately prior to the Effective Time divided by (y) the Merger Consideration multiplied by (ii) the Equity Award Conversion Ratio; provided, however, that the number of shares of Company Common Stock subject to Company RSUs subject to performance-based vesting conditions and the amount of any accrued dividend equivalent with respect thereto shall be determined by the Company Board of Directors (subject to consultation with Parent) as follows: (x) for any performance period that expires on or prior to the Effective Time, performance shall be deemed achieved based on actual performance during such performance period and (y) for any performance period that is scheduled to expire after the Effective Time, performance shall be deemed achieved based on the greater of (1) target level and (2) actual performance, measured based on performance through the Effective Time, calculated in accordance with the underlying award agreement. Additionally, except as provided above, following the time of conversion contemplated above, each such Parent RSU or Parent Restricted Share shall continue to be governed by substantially similar terms and conditions with respect to vesting terms as were applicable to the applicable Company RSU or Parent Restricted Share immediately prior to such time provided that the level of performance for such Company RSU or Parent Restricted Share will be permanently fixed at the levels set forth above.

SECTION 2.04. Company Equity Plans. If Parent so elects, Parent may, in its sole discretion, assume any or all of the Company Stock Plans; provided, however, that if the Parent does not elect to assume such Company Stock Plans, the Company Stock Options, Parent RSUs, Parent Restricted Shares and Restricted Cash Awards contemplated under Sections 2.03(b), 2.03(c) and 2.03(e) shall be granted under the Parent Stock Plans. To the extent that Parent does not elect to assume one or more of the Company Stock Plans, in response to written notice from Parent delivered not less than 10 Business Days prior to the Effective Time, at or prior to the Effective Time, the Company, the Board and the compensation committee of the Board, as applicable, shall adopt any resolutions and take all steps necessary to (i) cause such Company Stock Plan(s) to terminate at or prior to the Effective Time and (ii) ensure that from and after the Effective Time neither the Parent, the Company nor any of their successors or Affiliates will be required to deliver shares or other capital stock of the Company or Parent to any Person pursuant to or in settlement of Company Equity Awards pursuant thereto.

SECTION 2.05. Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than five business days after the Effective Time), the Surviving Corporation or its applicable Affiliate shall pay through its payroll systems (or, if a payroll systems payment is not reasonably practicable, by wire transfer) the amounts due pursuant to Section 2.03; provided, however, that in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a Tax or penalty under Section 409A of the Code.

SECTION 2.06. Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, or any such action shall have been declared with a record date within said period, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately and equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that

(a) in no event shall the aggregate amount payable by Parent pursuant to Section 2.01 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.01 had such event not occurred and (b) nothing in this Section 2.06 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

SECTION 2.07. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle (or offer to settle), any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III of this Agreement to which it corresponds in number and each other section or subsection of this Article III of this Agreement to the extent that it is reasonably apparent based on the content of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available one business day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any disclosure (other than any statements of fact or other statements that are not forward looking and generally cautionary in nature) in any such Filed SEC Document contained in the “Risk Factors” or “Forward-Looking Statements” section thereof or other similarly cautionary, forward-looking or predictive statements in such Filed SEC Documents; provided, however, that any such disclosures in such Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent based on the content of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Filed SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02(a)-(c), Section 3.03(a)-(c), Section 3.14, Section 3.18 or Section 3.19:

SECTION 3.01. Organization; Standing. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due incorporation and valid existence) as would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay, interfere with or impair (A) the consummation by the Company of any of the Merger Transactions or (B) the compliance by the Company with its obligations under this Agreement. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay, interfere with or impair (A) the consummation by the Company of any of the Merger Transactions or (B) the compliance by the Company with its obligations under this Agreement. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company. Such documents are in full force and effect and the Company is in material compliance with the provisions of such documents.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite organizational power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Capitalization. (a) The authorized shares of the Company consist of 120,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). At the close of business on October 24, 2022 (the “Capitalization Date”), (i) 65,169,434 shares of Company Common Stock were issued and outstanding (including 19,818 Company Restricted Shares), (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) no shares of Preferred Stock were issued or outstanding, (iv) 3,779,787 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, of which (A) 676,238 shares of Company Common Stock were subject to Company Stock Options that were outstanding as of the Capitalization Date, (B) 356,675 shares of Company Common Stock were subject to Company RSUs that are subject solely to time-based vesting conditions (including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional Company RSUs) and (C) 365,931 shares of Company Common Stock were subject to Company RSUs that are subject to performance-based vesting conditions (assuming attainment of the maximum level of performance of any performance-based vesting conditions and, including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional Company RSUs). Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of capital stock of the Company, other than, in each case, in accordance with the terms of such Company Stock Options, Company Restricted Shares or Company RSUs, pursuant to the lapsing of forfeiture conditions with respect to Company Restricted Shares, the settlement of Company RSUs, the accrual or payment of dividend equivalents with respect to Company RSUs, the exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Company Stock Options, Company Restricted Shares or Company RSUs.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the

Company, (iii) no outstanding options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Company Stock Options, Company Restricted Shares or Company RSUs, in each case, in accordance with the terms applicable to such Company Stock Options, Company Restricted Shares or Company RSUs as of the date hereof), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any shares of Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company may vote (“Company Voting Debt”).

(d) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 includes, as of the date hereof, all of the Significant Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Material Subsidiary (except for directors’ qualifying shares or the like) are owned, beneficially and of record, by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) or other applicable securities Laws. Each outstanding share of capital stock or other equity security of each Material Subsidiary, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Material Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Material Subsidiary (and such shares of capital stock or other equity securities were not issued in violation of any such rights, agreement, obligations or restrictions). Except as described in this Section 3.02, as of the date hereof, there are (i) no Company Subsidiary Securities of any Material Subsidiary and (ii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Subsidiary Securities (other than any such obligations among the Company and its wholly owned Subsidiaries). There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Subsidiary Securities (other than any such agreements among the Company and its wholly owned Subsidiaries).

SECTION 3.03. Authority; Noncontravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.11 are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Merger Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.11 are true and correct, the consummation by it of the Merger Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Merger Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the foregoing clauses (i) and (ii), the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) authorizing, approving and declaring advisable and in the best interests of the Company and its stockholders, the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger Transactions, (ii) directing that the Company submit the adoption of this Agreement to a vote at a meeting of the holders of Company Common Stock and (iii) recommending that the holders of Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Assuming the representations and warranties set forth in Section 4.11 are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (A) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (B) violate or constitute a default under any of the terms or provisions of, or result in a right of payment or loss of a benefit under, or give rise to any right of consent, approval, termination, cancellation, amendment or acceleration of, any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or require any consultation, approval or consent of any works council or labor union or (C) result in the creation of any Lien (other than Permitted Liens) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to (1) have a Material Adverse Effect or (2) prevent or materially delay, interfere with or impair (I) the consummation by the Company of any of the Merger Transactions or (II) the compliance by the Company with its obligations under this Agreement.

SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries are qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws and Investment Screening Laws, (e) such other items as may be required solely by reasons of the participation of Parent (as opposed to any other Person) in the Transactions and (f) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay, interfere with or impair (A) the consummation by the Company of any of the Merger Transactions or (B) the compliance by the Company with its obligations under this Agreement.

SECTION 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2020 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the consolidated financial statements that are amended, supplemented or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2022 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company has established and maintains effective disclosure controls and procedures and an effective system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since January 1, 2020, the Company has complied in all material respects with the applicable provisions of the U.S. Sarbanes-Oxley Act of 2002. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement (including any amendment or supplement thereto) based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference therein.

SECTION 3.06. Absence of Certain Changes. (a) Since the Balance Sheet Date through the date of this Agreement except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, (i) the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require the consent of Parent under any of Section 5.01(b)(i)(C), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v) or 5.01(b)(vii).

(b) Since the Balance Sheet Date, there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date hereof, there is no pending Action to which the Company or any of its Subsidiaries is a party seeking to prevent, hinder, impair, modify, delay or challenge the Merger or any of the other Transactions.

SECTION 3.08. Compliance with Laws; Permits. (a) The Company and each of its Subsidiaries are, and have been since January 1, 2021, in compliance with all local, state, federal or foreign laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments, applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company, each of its Subsidiaries and each of its and their directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf, is, and has been since October 1, 2018, in compliance in all material respects with (A) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) to the extent applicable to the Company, its Subsidiaries and such directors, officers, employees and agents, and (B) the provisions of applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated, in the case of clauses (A) and (B), to the extent applicable to the Company, its Subsidiaries and each of its and their directors, officers, employees and agents. Since October 1, 2018, none of the Company, any of its of its Subsidiaries or any of its or their directors, officers or employees acting in such capacity or, to the Knowledge of the Company, any of its or their other agents acting on its or their behalf, have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person, or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (B) of the preceding sentence. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which the Company and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries are subject to any actual pending Action involving the Company or any of its Subsidiaries relating to Sanctions, the FCPA or any other anti-bribery, anti-corruption, anti-money laundering Laws.

(c) Since October 1, 2018, the Company, each of its Subsidiaries and each of its and their directors and officers acting in such capacity and, to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries acting on its or their behalf, have complied, in all material respects, with applicable provisions of the Export Control Laws and Sanctions.

(d) None of the Company or any of its Subsidiaries, any of its or their directors or officers nor, to the Knowledge of the Company, any of its or their respective employees, agents, channel partners, resellers or representatives, is a Sanctioned Person.

(e) Without limiting the foregoing, since October 1, 2018, no material Action, complaint, claim, charge, investigation, or voluntary disclosure related to the Import Laws, Export Control Laws or Sanctions is or has been imposed, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective officers or directors acting in such capacity or, to the Knowledge of the Company, any of its or their respective employees, agents, channel partners, resellers, or representatives acting on its or their behalf, by or before any Governmental Authority.

(f) Since October 1, 2018, the Company and its Subsidiaries have obtained all approvals or licenses necessary for exporting and importing the Company products in accordance with all applicable Sanctions, Export Control Laws and Import Laws, except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Since October 1, 2018, the Company and its Subsidiaries, and each of its and their respective directors and officers acting in such capacity and, to the Knowledge of the Company, each of its and their employees, agents, channel partners, resellers and representatives acting on its or their behalf, have complied and are in compliance, in all material respects, with all applicable Import Laws.

(h) The Company and its Subsidiaries have had in place since October 1, 2018 an operational program, including policies, procedures and training, reasonably designed to promote compliance with all applicable

Import Laws, Export Control Laws and Sanctions, except as, individually or in the aggregate, has not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.09. Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.

(ii) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid, except for Taxes contested in good faith in appropriate proceedings and which have been adequately reserved against in accordance with GAAP.

(iii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of, or has received from any Governmental Authority written notice of, any pending audit, examination, investigation, proposed adjustment, claim or other proceeding in respect of any Taxes of the Company or any of its Subsidiaries.

(iv) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(v) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(vi) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company and its current and former Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Tax Law), as a transferee or successor.

(vii) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in Contracts the primary purpose of which does not relate to Taxes.

(viii) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(ix) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(x) The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has taken or failed to take any action that adversely affects the “Tax-Free Status of the Transactions” as such term is defined in the Prior Transaction Tax Matters Agreement. Notwithstanding any other provision in this Agreement to the contrary, this Section 3.09(b) contains the sole and exclusive representation and warranty by the Company or any of its Subsidiaries with respect to any potential liability arising out of the Prior Transaction Tax Matters Agreement.

SECTION 3.10. Employee Benefits. (a) Section 3.10(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or, in the case of any unwritten Company Plan, a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries are prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the IRS with all corresponding schedules and financial statements attached thereto or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent summary plan description and any summaries of material modifications thereto, (iv) each trust agreement, insurance or group annuity contract or other funding vehicle, including any amendments thereto, (v) the most recent IRS determination, advisory or opinion letter issued with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; and (vi) any material notices, letters or other correspondence with the IRS, DOL, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(b) Each Company Plan has been established, administered and funded in compliance with its terms and applicable Laws, including ERISA, as applicable, other than instances of noncompliance that have not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and (ii) to the Knowledge of the Company, there are no existing circumstances or any events, whether by action or failure to act, that could reasonably be expected to cause the loss of any such qualification status of any such Company Plan. There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of, or against or with respect to any Company Plan, any trust related thereto or any fiduciary thereof and no audit or other proceeding by a Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan and no facts or circumstances exist that could reasonably be expected to give rise to any such audit or other proceeding, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company, any of its Subsidiaries and any Commonly Controlled Entity has timely performed all obligations required to be performed by it under each Company Plan, (ii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Laws with respect to any Company Plan, and (iii) all contributions required to be made by the Company, any of its Subsidiaries or any Commonly Controlled Entity to any Company Plan have been made on or before their applicable due dates.

(c) None of the Company, any of its Subsidiaries nor any Commonly Controlled Entity currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability (including any contingent liability) with respect to any (i) “defined benefit plan” within the meaning of Section 3(35) of ERISA or a pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer plan” described in Section 413 of the Code or (iv) multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(d) Except as would not, individually and in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Company Plan provides, and none of the Company nor any of its Subsidiaries provides or has an obligation to provide, benefits or coverage in the nature of health, life or disability insurance or other employee welfare benefits, in each case, following termination of employment or retirement, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980B(f) of the Code, or any other applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) As of the Capitalization Date, the Company Stock Options have a weighted average exercise price of $40.77. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Company Common Stock subject to such Company Stock Option (determined as of the date such Company Stock Option was granted). None of the Company Stock Options have been granted in contemplation of this Agreement or the Merger Transactions. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Stock Option, Company Restricted Share and Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 2.03. There are no current or former employees or independent contractors with an offer letter, employment Contract or other arrangement or Contract that requires a grant of options to purchase Company Common Stock or other equity or equity-based awards with respect to Company Common Stock, or who has otherwise been promised options to purchase Company Common Stock or other securities of the Company or other equity or equity-based awards with respect to Company Common Stock or other securities of the Company, which options or other awards have not been granted as of the Capitalization Date. The Company has made available to Parent in the Data Room accurate and complete copies of all equity plans pursuant to which the Company has granted Company Stock Options, Company Restricted Shares or Company RSUs, the forms of all award agreements (including all applicable appendices) evidencing such grants, all award agreements evidencing such grants that differ from the forms (including all applicable appendices) and any other agreements setting forth the terms of such grants.

(f) None of the execution or delivery of this Agreement, shareholder approval of this Agreement, or the consummation of the Merger Transactions would reasonably be expected to, either alone or in combination with another event, (i) accelerate the time of payment, funding or vesting, or increase the amount or value of any benefit or compensation due to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (ii) entitle any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (v) result in payment or provision of any amount that could individually or in combination with any other payment constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any current or former employee or independent contractor of the Company that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. None of the Company nor any of its Subsidiaries has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for taxes payable pursuant to Section 409A of the Code.

(g) With respect to each Company Plan maintained primarily for employees and former employees of the Company or its Subsidiaries located outside the United States (each, an “International Plan”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Authority, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.

(h) Section 3.10(h) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option, Company Restricted Share and Company RSU outstanding as of the close of business on the date of this Agreement: (i) the equity plan pursuant to which such award was granted; (ii) the employee identification number of the holder of such award; (iii) the type of award; (iv) the number of shares of

Company Common Stock subject to such award; (v) the exercise price of such award, if applicable; (vi) the date on which such award was granted; (vii) the extent to which such award is vested and, if applicable, exercisable as of the date of this Agreement and the times and extent to which such award is scheduled to become vested and, if applicable, exercisable after the date of this Agreement and (viii) the date on which such award expires, if applicable.

SECTION 3.11. Labor Matters. (a) Section 3.11 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all material collective bargaining agreements, works council agreements or other similar Contracts applicable to employees of the Company or any of its Subsidiaries (collectively, without regard to materiality, the “CBAs”), excluding any national, industry or similar generally applicable agreement, Contract or arrangement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no demand for recognition as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries has been made by or on behalf of any labor or similar organization and (ii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Laws relating to labor, employment and employment practices and labor relations, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all employees of the Company and the Subsidiaries have the legal right to work in the country in which they are employed, and the Company and the Subsidiaries have complied in all material respects with all of their obligations in this regard.

SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since October 1, 2018, in compliance with all applicable Laws relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice since October 1, 2018 alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (b) the Company and each of its Subsidiaries possess and are, and have been since October 1, 2018, in compliance with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”), (c) there is no Action under or pursuant to any Environmental Law or Environmental Permit that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are outstanding obligations on the part of the Company or its Subsidiaries arising under Environmental Laws.

SECTION 3.13. Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries own all of the Registered Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) all of the Registered Company Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claims are pending or, to the Knowledge of the Company, threatened, and since January 1, 2021, the Company has not received any written notice or claim, in each case, (i) challenging the ownership, validity, enforceability or use by the Company or any of its Subsidiaries of any Intellectual Property owned by the Company or any of its Subsidiaries or (ii) alleging that the Company or any of its Subsidiaries are infringing, misappropriating or otherwise violating the Intellectual Property of any other Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted is not violating, misappropriating or infringing the Intellectual Property of any other Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are, and at all times since January 1, 2019, have been in compliance in all material respects with all applicable Laws and written contractual requirements pertaining to data protection or the privacy, security, collection, use and disclosure of Personally Identifiable Information and (ii) to the Knowledge of the Company, at no time since January 1, 2019 has there been any material unauthorized access, use, loss or disclosure of any Personally Identifiable Information owned, used, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Personally Identifiable Information that would constitute a breach for which notification to any Person is required under any applicable privacy Laws or written contracts to which the Company or any of its Subsidiaries is a party.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the integrity and operation of their information technology systems, computers, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (the “IT Systems”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no actual or alleged security breach or material unauthorized access to or use of any of the Company’s or its Subsidiaries’ IT Systems by any other Person.

SECTION 3.14. No Rights Agreement; Anti-Takeover Provisions. (a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.11, as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company with respect to this Agreement or the Transactions.

SECTION 3.15. Property. Section 3.15(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Section 3.15(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased by the Company and its Subsidiaries with base annual rents in excess of $1.5 million (the “Leased Real Property”) (the Leased Real Property, together with the Owned Real Property, collectively referred to as the “Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Liens (other than Permitted Liens), (b) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Leased Real Property free and clear of all Liens (other than Permitted Liens), and (c) the improvements owned or leased by the Company and its Subsidiaries and located on any parcel of Real Property are structurally sound, in good working order and repair and free from defects, ordinary wear and tear excepted.

SECTION 3.16. Contracts. (a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, but excluding any Company Plans, that:

(i) is or would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) governs the formation, creation, governance, economics or control of any joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries;

(iii) provides for Indebtedness for borrowed money or capital leases of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10 million, other than (A) Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business;

(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $10 million (A) that was entered into after January 1, 2021 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $10 million after the date hereof (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise, equipment or products in the ordinary course of business or the disposition of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v) is with a supplier of equipment, consumables, products, raw materials or any component, or any services used in the Proprietary Company Products, that (A) imposes a minimum purchase order and (B) involved payments in excess of $10 million in the twelve (12) months ended December 31, 2021 or that involved payments in excess of $7.5 million in the nine (9) months ended September 30, 2022;

(vi) (A) is material to the Company, (B) has as a counterparty any Governmental Authority and (C) involved payments in excess of $10 million in the twelve (12) months ended December 31, 2021;

(vii) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or Company Subsidiary Securities of any Subsidiary of the Company, the pledging of the capital stock or other equity interests of the Company or any Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any Subsidiary of the Company, in each case other than Indebtedness for borrowed money of any non-U.S. Subsidiary of the Company having an outstanding or committed amount of less than $10 million;

(viii) is with any distributor or any other reseller or sales representative involving sales in excess of $10 million during the fiscal year ended December 31, 2021, in each case that provides exclusivity rights to any third party; or

(ix) is material to the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit in a material respect the Company or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity to any Person that prevents the Company or any of its Affiliates from entering any geographic territory, market or field or freely engaging in business anywhere in the world or from developing, selling, supplying, distributing, offering, supporting or servicing any product or technology, other than (A) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty and (B) distribution or customer Contracts entered into in the ordinary course of business granting exclusive rights to sell or distribute certain of the Company’s products.

(b) Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by them under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any counterparty under any Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent an accurate and complete copy of each Material Contract.

SECTION 3.17. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder.

SECTION 3.18. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC (“Goldman Sachs”), to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.

SECTION 3.19. Finders or Brokers. No broker, investment banker, financial advisor or finder, other than Goldman Sachs, the fees and expenses of which will be paid by the Company, is entitled to any fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of the engagement letter with Goldman Sachs.

SECTION 3.20. Customers and Suppliers. Since January 1, 2021, neither the Company nor any of its Subsidiaries has received, from any Top Customer or Top Supplier written communications (a) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Top Customer’s or Top Supplier’s relationship with the Company or its applicable Subsidiary or (b) indicating a material breach of the terms of any Contracts with such Top Customer or Top Supplier, in each case of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. No Other Representations or Warranties. Except for the express representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent Merger Sub acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the express representations and warranties made by the Company in this Article III, any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company, except as set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV of this Agreement to which it corresponds in number and each other section or subsection of this Article IV of this Agreement to the extent that it is reasonably apparent based on the content of such disclosure that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.

SECTION 4.02. Authority; Noncontravention. (a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has duly adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (i) authorizing, approving and declaring advisable and in the best interests of Merger Sub and its sole stockholder, the Merger and the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions and (ii) directing that Merger Sub submit the adoption of this Agreement to a vote at a meeting or by unanimous written consent of

Merger Sub’s stockholder, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Transactions (which approval shall be provided for by written consent of Parent) immediately following simultaneously with the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Takeover Laws apply or will apply to Parent or Merger Sub with respect to this Agreement or the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws and Investment Screening Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Affiliates is subject to any undertaking, requirement or obligation to obtain prior approval from, or submit a notification or otherwise provide prior notice to, the FTC or the DOJ in connection with the Transactions (other than the requirements of the HSR Act).

SECTION 4.04. Ownership and Operations of Merger Sub. Parent or a wholly owned direct or indirect Subsidiary of Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05. Financing. At the Closing, assuming the funding of the Debt Financing in accordance with the Debt Commitment Letter and after giving effect to any “flex” provision in the Debt Commitment Letter or the related fee letters (including with respect to fees and original issue discount), Parent will have immediately available funds in an amount as is necessary to consummate the Transactions, including the payment by Parent, Merger Sub and the Surviving Corporation of the aggregate amount of the Merger Consideration, other amounts payable pursuant to Article II (including all amounts payable in respect of Company Stock Options, Company Restricted Shares and Company RSUs under this Agreement), any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation and any other amounts, including Indebtedness of the Company and its Subsidiaries, required to be paid in connection with, or as a result of, the consummation of the Transactions (the “Required Amount”). As of the date hereof, Parent has delivered to the Company (a) a correct and complete fully executed copy of the debt commitment letter, dated as of even date herewith, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (as may be amended or modified in accordance with the terms hereof, the “Debt Commitment Letter”) and (b) a copy of any fee letters related to the Debt Commitment Letter (the “Fee Letters” and, together with the Debt Commitment Letter, the “Financing Letters”) (which may be redacted to remove the fee amounts, economic terms and the terms of any “flex” provisions that are customarily redacted in transactions of this type, none of which redactions covers terms that reduce the amount of the Debt Financing below the Required Amount or adversely affect the conditionality, enforceability, termination or availability of the Debt Financing). Pursuant to, and subject to the terms and conditions of, the Debt Commitment Letter, the lender thereunder has committed to lend the amounts set forth therein for the purposes set forth in such Debt Commitment Letter (the “Debt Financing”). As of the date hereof, neither the Debt Commitment Letter nor any Fee Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, no amendment, restatement or other modification is contemplated and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement (in each case, other than to add lenders, financial institutions, lead arrangers, bookrunners, syndication agents or other similar entities in a manner contemplated by the Debt Commitment Letter). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to the Bankruptcy and Equity Exception. There are no conditions precedent to the obligation to make the Debt Financing available to Parent pursuant to the Debt Commitment Letter, other than as expressly set forth in the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Section 6.01 and 6.02, the net proceeds of the Debt Financing will, in the aggregate and together with any cash or other funds available to Parent and Merger Sub, be sufficient (after netting out any fees, original issue discount, expenses and similar premiums and charges payable pursuant to the Financing Letters, including after giving effect to the maximum amount of any “flex” provisions) for the payment of the Required Amount. As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or, to the Knowledge of Parent, any other parties thereto under any term or condition of the Debt Commitment Letter, and (ii) assuming the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02 and taking into account the Marketing Period, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or any other funds necessary to pay the Required Amount will not be available to Parent on the Closing Date. Parent has fully paid (or caused to be paid) all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. Except for the Fee Letters and customary engagement letters with respect to the Debt Financing (none of which reduces the amount of the Debt Financing below the Required Amount or adversely affects the conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof, there are no side letters or other agreements, contracts or arrangements of any kind relating to the Debt Commitment Letter to which Parent or any of its Affiliates is a party, other than as expressly set forth in the Financing Letters.

SECTION 4.06. Certain Arrangements. As of the date hereof, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to post-Closing employment or equity rollovers. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) pursuant to which any stockholder of the Company would be entitled to receive value or consideration (excluding, for the avoidance of doubt, compensation for continuing employment and similar arrangements) of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Proposal.

SECTION 4.07. Finders or Brokers. No broker, investment banker, financial advisor or finder is entitled to any fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and commissions will be paid by Parent.

SECTION 4.08. No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that none of the Company, any of its Subsidiaries or any other Person (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any oral, written, video, electronic or other information provided or made available to Parent, Merger Sub or any of their respective Representatives or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation and have not relied on any express or implied representations or warranties other than those expressly set forth in Article III.

SECTION 4.09. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based on information supplied by or on behalf of the Company or any Affiliates thereof for inclusion or incorporation by reference therein.

SECTION 4.10. Legal Proceedings. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent and Merger Sub, there is no (a) pending or threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.

SECTION 4.11. Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates owns any shares of Company Common Stock.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.01. Conduct of Business.

(a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated or required by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business and (ii) to the extent consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to (A) preserve its and each of its Subsidiaries’ business organizations substantially intact, (B) preserve its material assets and properties in good repair and condition (ordinary wear and tear excepted) and (C) preserve in all material respects its current relationships with customers, suppliers, distributors and other Persons with which it has material business relations; provided that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly required or permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) other than transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries with respect to any Company Subsidiary Securities, in each case, that is not reasonably expected to adversely affect Parent or the consummation of the Transactions, issue, sell, dispose of, pledge or encumber (except in the case of Permitted Liens described in clauses (i)-(viii) of the definition thereof), or grant any Company Securities or Company Subsidiary Securities or Company Voting Debt; provided that the Company may issue or grant shares of Company Common Stock or other securities (1) under Company Plans in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement but only as set forth on Section 5.01(b)(i)(A) of the Company Disclosure Letter or (2) as required pursuant to equity awards or obligations under the Company Plans outstanding on the date of this Agreement or granted after the date of this Agreement in accordance with Section 5.01(b)(i)(A)(1), (B) other than transactions among the Company and its wholly owned

Subsidiaries or among the Company’s wholly owned Subsidiaries with respect to Company Subsidiary Securities, in each case, that is not reasonably expected to adversely affect Parent or the consummation of the Transactions, redeem, purchase or otherwise acquire any outstanding Company Securities or Company Subsidiary Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture of, or withholding of Taxes with respect to, Company Stock Options, Company Restricted Shares or Company RSUs), (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Securities or Company Subsidiary Securities (other than dividends or distributions by a wholly owned Subsidiary of the Company to another wholly owned Subsidiary of the Company or to the Company), provided that the Company may (1) declare and pay regular quarterly cash dividends in respect of shares of Company Common Stock consistent with past practice in an amount equal to $0.09 per share per quarter with record dates and payment dates consistent with past practice and (2) continue to accrue and pay dividend equivalents with respect to awards under the Company Stock Plans or any similar Company Plan as expressly required by the awards, or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company, which remains a wholly owned Subsidiary after consummation of such transaction, that is not reasonably expected to adversely affect Parent or the consummation of the Transactions;

(ii) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other similar agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (C) Indebtedness incurred under the Credit Agreement in effect as of the date hereof in the ordinary course of business and not in excess of $75 million in the aggregate, (D) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, provided that no such Indebtedness shall include terms that are substantially less favorable with respect to prepayment than the Indebtedness being so renewed, extended or refinanced and (E) other Indebtedness in an aggregate principal amount not to exceed $25 million;

(iii) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;

(iv) make any loans, capital contributions or advances to any Person other than (A) to the Company or any wholly owned Subsidiary of the Company or among the Company’s wholly owned subsidiaries, (B) pursuant to Section 5.01(b)(viii) or (C) in the ordinary course of business and in the aggregate not to exceed $5 million;

(v) sell, lease, exchange, transfer or otherwise dispose of, in a single transaction or series of related transactions, any of its properties or assets, except (A) dispositions of supplies, inventory, merchandise, equipment and products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) transfers among the Company and its wholly owned Subsidiaries and among the Company’s wholly owned Subsidiaries in the ordinary course of business, (C) voluntary terminations or surrenders of leases or subleases of real property in the ordinary course of business, at the expiration of their term or without default pursuant to the terms thereof, (D) other sales, leases and dispositions of assets in the ordinary course of business and (E) other sales, leases or dispositions of properties or assets for consideration not to exceed $5 million individually or $15 million in the aggregate;

(vi) sell, lease, transfer, license or otherwise dispose of any material rights under or with respect to any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business;

(vii) make capital expenditures for property, plant and equipment outside the ordinary course of business, except for those (A) that are made in accordance with the Company’s plan that was previously made available to Parent, (B) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (whether or not covered by insurance) or to otherwise maintain the safety and integrity of facilities, properties or assets or (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $25 million in the aggregate;

(viii) except as permitted under Section 5.01(b)(vii), make any acquisition (including by merger) of any Person, the capital stock or equity securities thereof or a material portion of the assets thereof except any acquisition of (A) inventory or equipment in the ordinary course of business and (B) other assets or equity securities that have a fair market value not in excess of $75 million in the aggregate;

(ix) except as required pursuant to the terms of any Company Plan or CBA, in each case, in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement in accordance with the terms of this Agreement, (A) increase the compensation or benefits of any current or former director, officer or employee (1) whose annual base salary as of the date hereof is in excess of $250,000 or (2) whose annual base salary or annual wages as of the date hereof is equal to or less than $250,000 other than, in the case of this clause (2), the annual increases of base salary or wages, as applicable, or short-term cash incentive target opportunity in the ordinary course of business consistent with past practice (provided that in no event shall (I) the aggregate value of such ordinary course increases exceed 10% of the aggregate value of such compensation as of the date hereof and (II) the value of such ordinary course increase with respect to any individual exceed 25% of such individual’s base salary, wages or short-term cash incentive target opportunity, as applicable, as of the date hereof), (B) establish, adopt, modify, enter into or amend or terminate any Company Plan, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or other compensation or benefit, (D) fail to timely make any required contributions or provide any discretionary benefits under any Company Plan, (E) accelerate the funding of any Company Plan, (F) hire or terminate the employment, or enter into or modify the contractual relationship of, any director, officer or employee (1) whose annual base salary as of the date hereof is in excess of $250,000 or (2) whose annual base salary as of the date hereof is equal to or less than $250,000 other than, in the case of this clause (2), modifications as permitted by clause (A)(2) above and hires of individuals to replace departing employees, provided that the compensation and benefits of any such new hire are substantially similar to those provided to the departing employee and the base salary of such new hire does not exceed $250,000 per annum, or (G) promise, grant or enter into (or amend or modify) any severance, change of control or retention agreement or arrangement or pay or promise any transaction bonus or retention payment;

(x) enter into, amend or modify any union recognition agreement, CBA or similar agreement with any trade union or representative body of the Company or any of its Subsidiaries, or enter into negotiations regarding any such agreement or establish or recognize any labor union, labor organization, works council or other staff representative body;

(xi) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xii) (A) fail to file any material Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any material Tax Return inconsistent with past practice in any material respect, or (C) settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of Taxes, or waive or extend the statute of limitations in respect of a material amount of Taxes;

(xiii) amend the Company Charter Documents or amend in any material respect (or in any respect that would reasonably be expected to adversely affect Parent or the consummation of the Transactions) the comparable organizational documents of any Subsidiary of the Company, except as required in connection with any matters permitted under Section 5.01(b)(xviii);

(xiv) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement or permitted under Section 5.01(b)(ii) or (B) to the Company or to a wholly owned Subsidiary of the Company;

(xv) settle any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action consistent with past practice, provided that no such settlement provides for payment in cash in excess of $5 million individually or $25 million in the aggregate, after taking into account any amounts that are reasonably expected to be paid under insurance policies or indemnification agreements; provided that (1) any such settlement does not include the admission of wrongdoing by the Company or any of its Subsidiaries or any of their respective officers or directors and (2) no settlement of any pending or threatened Action may (I) involve any material injunctive or equitable relief, or impose material restrictions, on the business activities of the Company or any of its Subsidiaries or (II) result in any material changes in business practices of the Company or any of its Subsidiaries;

(xvi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable Law);

(xvii) except as permitted under Section 5.01(b)(viii), enter into any material joint venture or partnership;

(xviii) adopt a plan or arrangement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, other than a merger or consolidation of a wholly owned Subsidiary of the Company into another wholly owned Subsidiary of the Company that would not reasonably be expected to adversely affect Parent or the consummation of the Transactions; or

(xix) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Except as expressly contemplated by this Agreement or as required by applicable Law, Judgment or a Governmental Authority, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), neither Parent nor Merger Sub shall, without the prior written consent of the Company, (i) take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied, (ii) take any action in either case the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions or (iii) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions.

(d) Notwithstanding anything to the contrary set forth in this Section 5.01, the Company and its Subsidiaries may take such actions as the Company deems in good faith to be necessary in connection with COVID-19 or COVID-19 Measures; provided that, to the extent reasonably practicable, the Company shall consult with Parent prior to taking any such action.

(e) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. Solicitation; Change in Recommendation.

(a) Except as permitted by this Section 5.02, the Company shall and shall cause each of its Subsidiaries and its and their respective officers and directors to, and shall instruct and use its reasonable best efforts to cause its other Representatives retained by it and acting on its behalf to, (i) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal and (ii) no later than three business days after the execution of this Agreement, request from each Person that has executed a confidentiality agreement in connection with a potential Takeover Proposal that remains in effect the prompt return or destruction of all confidential information previously made available by or on behalf of the Company. From the date hereof until the Effective Time (or, if earlier, the termination of this Agreement in accordance with Article VII), except as permitted by this Section 5.02, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use its reasonable best efforts to cause its other Representatives retained by it and acting on its behalf not to, directly or indirectly, (A) initiate, solicit or knowingly encourage, knowingly induce or knowingly facilitate (including by way of furnishing non-public information) the making, submission or announcement of any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal, (B) make available any information regarding the Company or any of its Subsidiaries to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal, (C) engage in, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal (except to notify any Person of the provisions of this Section 5.02) or (D) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar Contract providing for, relating to or in connection with any Takeover Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.02(b)).

(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a Takeover Proposal that did not result from a breach of Section 5.02(a), (i) the Company and its Representatives may contact in writing (in each case, with a copy to Parent promptly thereafter (and in any event within 24 hours)) such Person or group of Persons making the Takeover Proposal or its or their Representatives to clarify the terms and conditions thereof (but not, for the avoidance of doubt, to negotiate the terms of such Takeover Proposal) or to request that any Takeover Proposal made orally be made in writing or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.02 and (ii) if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then, prior to obtaining the Company Stockholder Approval, the Company and any of its Representatives may (A) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources and otherwise cooperate with, assist or participate in, or facilitate, any such discussions or negotiations.

(c) Prior to obtaining the Company Stockholder Approval, the Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives a Takeover Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such Takeover Proposal and the identity of the Person or group of Persons making such Takeover Proposal, inquiry, proposal or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes (it being understood and agreed that any change to the consideration payable to the stockholders of the Company in connection with such proposal is material) in, any such Takeover Proposal, inquiry, proposal or offer, including by providing Parent with copies of all written proposals or offers received in connection therewith and any drafts of agreements or term sheets or similar documents (including financing commitments or arrangements) if they contain material terms related to such Takeover Proposal, inquiry, proposal or offer, in each case, exchanged between the Company or any of its Subsidiaries or its or their Representatives, on the one hand, and the Person or group making such Takeover Proposal, inquiry, proposal or offer, or any of their respective Representatives, on the other hand. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any duly authorized committee thereof (nor, in the case of clause (i)(B), (i)(C) or (i)(D), any committee thereof) shall, directly or indirectly, (i) (A) withhold, fail to make, or fail to include in the Proxy Statement, the Company Board Recommendation or publicly propose to withhold the Company Board Recommendation, (B) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (C) recommend the approval or adoption of, or approve or adopt, or submit to the vote of any securityholders of the Company, or publicly propose to recommend, approve or adopt or submit, any Takeover Proposal or (D) publicly agree or propose to take any such actions (it being understood that the Board of Directors of the Company or any duly authorized committee thereof may, and may cause the Company to (1) make a customary “stop, look and listen” communication, (2) elect to take no position with respect to a tender offer or exchange offer that is a Takeover Proposal prior to the 10th business day after the commencement of such tender offer or exchange offer, pursuant to Rule 14e-2 under the Exchange Act, and such failure shall not, in and of itself, be deemed an Adverse Recommendation Change, and (3) if the Board of Directors of the Company has made the determination contemplated by Section 5.02(b) with respect to a Takeover Proposal in accordance with the terms of this Section 5.02 and the Company determines that failing to publicly disclose such determination would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable Law, disclose that the Board of Directors of the Company or any duly authorized committee thereof has determined that a Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal (so long as such public disclosure expressly states that the Company Board of Directors does not recommend, approve or endorse such Takeover Proposal) and any material facts and circumstances relating to such Takeover Proposal and such determination) (any action described in this clause (i), other than the actions in clauses (1), (2) and (3) in the parenthetical of the foregoing clause (D), being referred to as an “Adverse Recommendation Change”), (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement or (iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Takeover Proposal (including approving any transaction under the DGCL).

(e) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or any duly authorized committee thereof may (i) make an Adverse Recommendation Change in response to an Intervening Event or (ii) if the Company has received a bona fide Takeover Proposal that constitutes a Superior Proposal and did not result from a breach of Section 5.02(a) and the Company has complied in all material respects with this Section 5.02 in relation to such Takeover Proposal, make an Adverse Recommendation Change and/or approve and cause the Company to enter into a definitive agreement to effect such Takeover Proposal and terminate this

Agreement pursuant to Section 7.01(d)(ii), if the Board of Directors of the Company or any duly authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) in the case of clause (i) where the Adverse Recommendation Change is made in response to an Intervening Event, failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in the case of clause (ii) where such Takeover Proposal constitutes a Superior Proposal, failure to make such Adverse Recommendation Change and/or terminate this Agreement and enter into a definitive agreement to effect such Superior Proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood and agreed that if the Company has received such a Superior Proposal, the Board of Directors of the Company made the determination described in this clause (B) and the Board of Directors of the Company concludes that the failure to publicly disclose such determination would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable Law, then such public disclosure shall not, in and of itself, be deemed an Adverse Recommendation Change if following the Negotiation Period, the Board of Directors of the Company determines that the Superior Proposal no longer constitutes a Superior Proposal and promptly (and in any event within one business day) following such determination, the Board of Directors of the Company releases a public announcement that (1) states that the Superior Proposal no longer constitutes a Superior Proposal and (2) confirms its recommendation of this Agreement, as amended to give effect to the binding changes proposed by Parent, to the extent applicable, and the Transactions); provided, however, that the Board of Directors of the Company or any duly authorized committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (i) or clause (ii), unless (I) the Company has given Parent at least three business days’ prior written notice of its intention to take such action (which notice shall specify, as applicable, the Intervening Event and the reason for such Adverse Recommendation Change or the identity of the party making such Superior Proposal and the terms and conditions thereof (including a copy of any proposed definitive agreements between the Company and the party making such Superior Proposal and a copy of any financing commitments or arrangements provided to the Company by the party making such Superior Proposal, in each case to be entered into in connection with such Superior Proposal)), (II) during the three business days after the date of receipt by Parent of such notice (the “Negotiation Period”), the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such Negotiation Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement and the Debt Commitment Letter such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or such that the Intervening Event no longer requires an Adverse Recommendation Change, as applicable, and (III) following the end of such Negotiation Period, the Board of Directors of the Company or any duly authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect or such Intervening Event continues to require an Adverse Recommendation Change, as applicable; provided, however, that if during the Negotiation Period any revisions are made to the Superior Proposal and such revisions are material (it being understood and agreed that any change to the consideration payable to the stockholders of the Company in connection with such proposal is material), the Company shall deliver a new notice to Parent and shall comply with the requirements of this Section 5.02(e) with respect to such new notice except that the references to three business days will be deemed to be two business days.

(f) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any duly authorized committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors of the Company or any duly authorized committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company or any duly authorized committee thereof to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their duties to the Company or its stockholders under applicable Law; provided, however, that neither the Company nor the Board of Directors of the Company (or any duly authorized committee thereof) shall, except as expressly permitted by Section 5.02(e), effect an Adverse Recommendation Change.

(g) As used in this Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or assets generating 20% or more of the consolidated revenues or net income of the Company and its Subsidiaries on a consolidated basis (as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of 20% or more of the outstanding shares of Company Common Stock or other voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Company Common Stock or other voting securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any duly authorized committee thereof) or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Merger Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company or any duly authorized committee thereof has determined in its good faith judgment (after consultation with outside counsel and financial advisor) (i) would be more favorable from a financial point of view to the Company’s stockholders than the Merger Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such offer) and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.

(j) The Confidentiality Agreement is hereby amended as follows: the Company consents to any Financing Source constituting Parent’s “Representative” (as defined in the Confidentiality Agreement).

SECTION 5.03. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Person (including any Governmental Authority) or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, approvals, consents, registrations, permits, authorizations and other confirmations or matters relating to Antitrust Laws or Investment Screening Laws, which are dealt with in Sections 5.03(c) and (d) below. Notwithstanding the foregoing, nothing in this Section 5.03(a) shall require any party to make any concessions (as opposed to those matters dealt with in Sections 5.03(c) and (d) below, which are not the subject of this Section 5.03(a)).

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) In furtherance and not in limitation of the foregoing, each of the parties hereto shall (i) make, or cause to be made, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and in any event within 10 business days following the date hereof, (ii) file, or make initial contact, with the relevant agency, as required under the applicable foreign Antitrust Laws that are Other Regulatory Approvals in connection with the Merger Transactions, as promptly as reasonably practicable and in any event by the first business day after the 30th calendar day following the date hereof and make the filings required with respect to any such foreign Antitrust Laws that are Other Regulatory Approvals as promptly as reasonably practicable after making such initial contact, (iii) prepare and file the initial notifications required under Investment Screening Laws that are Other Regulatory Approvals in connection with the Merger Transactions as promptly as reasonably practicable and in any event by the first business day after the 45th calendar day following the date hereof, or earlier if legally required, and (iv) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority pursuant to any Antitrust Law, Investment Screening Law or Law with respect to a Required Approval. Each of the parties shall, as promptly as reasonably practicable, take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws or Investment Screening Laws or Law with respect to a Required Approval that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions as promptly as reasonably practicable and in any event prior to the Outside Date. Without limiting the foregoing, Parent shall as promptly as reasonably practicable take all actions necessary to (1) secure the expiration or termination of any applicable waiting period under the HSR Act or, with respect to any Other Regulatory Approval, any other Antitrust Law or Investment Screening Law, (2) obtain the Other Regulatory Approvals and (3) resolve any objections asserted with respect to the Transactions under any applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions (the expirations, terminations, approvals and resolutions described in clauses (1) through (3) or elsewhere in this Section 5.03(c), the “Required Approvals”), including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its Subsidiaries, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (E) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries, (F) terminating any joint venture or other arrangement, (G) creating any relationship, contractual right or obligation of the Company or Parent or their respective Subsidiaries or (H) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the FTC, the DOJ or any other Governmental Authority in connection with any of the foregoing (any such action described or contemplated by this sentence or elsewhere in this Section 5.03(c), other than the first sentence hereof, a “Remedial Action”) and, in the case of Remedial Actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action); provided that any such action may, at the discretion of the Company or Parent, be conditioned upon the Closing) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint that would prevent the Closing prior to the Outside Date (this clause (ii), “Regulatory Litigation”). No Remedial Actions taken in accordance with and pursuant to this Section 5.03 shall be considered for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur. Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. In connection with the efforts described in this Section 5.03(c) and Sections 5.03(d) and 5.03(e), Parent shall have the right, in regular consultation with the Company and after considering in good faith the Company’s views, to direct and control all such matters with any Governmental Authority consistent with its obligations hereunder, including devising and implementing the strategy for obtaining any such approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the Transactions as well as the manner in which to contest or otherwise respond to any objections or Actions challenging such approvals, consents, registrations, waivers, permits, authorizations, orders or other confirmations. In connection with the efforts described in this Section 5.03(c) and Sections 5.03(d) and 5.03(e) to obtain the Required Approvals as promptly as reasonably practicable, Parent shall have the right to a reasonable period in which to engage with Governmental Authorities and to discuss any objections that a Governmental Authority raises with respect to the Transactions and in which to attempt in good faith to resolve, narrow or overcome such objections, the extent of such reasonable period being dependent on the facts and circumstances but it being understood that it shall be reasonable to continue such discussions and engagement during any review of the Transactions by such Governmental Authority provided in all cases such discussions and engagement conclude at a time that, taking into account the period required to successfully defend any Regulatory Litigation, will enable the parties to consummate the Merger prior to the Outside Date. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and “Investment Screening Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate investment made by any Person into business interests located in a foreign country.

(d) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all reasonable respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, and allow the other party to review in advance and consider in good faith the views of the other party with respect to such filing, submission, or written communication, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other written communications) and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other parties hereto the opportunity to attend and participate in such substantive meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.03(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law or Investment Screening Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law or Investment Screening Law to comply with this Section 5.03(d). Notwithstanding anything to the contrary in this Section 5.03(d), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(e) Notwithstanding anything in this Agreement to the contrary, including Section 5.03(c), (i) neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to take, proffer to, agree to, commit to, accept, or consent to, any Remedial Action if such Remedial Action, individually or together with other Remedial Actions, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after giving effect to the Merger but without giving effect to any Remedial Actions (with Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, measured for this purpose as being the same size and having the same financial position and results of operations as the Company and its Subsidiaries, taken as a whole, prior to giving effect to the Merger and prior to giving effect to any Remedial Actions) (any such requirements, individually or in the aggregate, a “Burdensome Condition”) and (ii) neither the Company nor any of its Subsidiaries shall take, proffer to, agree to, commit to, or consent to, any Remedial Action.

(f) The Company, Parent and Merger Sub and any of their respective Subsidiaries shall not (i) effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) with the intention to, or that would reasonably be expected to, prevent or impede, interfere with, hinder or delay in any material respect the expiration or termination of any waiting period under the HSR Act or the obtaining of the approval of the DOJ, FTC or any other Governmental Authority as necessary or (ii) subject to the other terms and conditions of this Agreement, including Section 5.03(e), take any other action with the intention to, or that would reasonably be expected to, prevent or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of the approval of the DOJ, FTC or any other Governmental Authority such that the parties would be prevented from consummating the Merger prior to the Outside Date.

(g) For the avoidance of doubt, the obligations of Parent and its Subsidiaries with respect to the Financing shall be governed by Section 5.15 and not this Section 5.03.

SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, (b) any communications by Parent to any Financing Sources who are subject to customary confidentiality restrictions and (c) any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by Parent or the Company (i) which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the ordinary course of business and does not relate specifically to this Agreement or the Merger Transactions.

SECTION 5.05. Access to Information; Confidentiality; Transaction Consummation Team.

(a) Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, upon reasonable notice, the Company shall (i) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and (ii) furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request, in the case of each of the foregoing clauses (i) and (ii), other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Intervening Event, Takeover Proposal or any other transactions potentially competing with or alternative to the Merger Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or any duly authorized committee thereof regarding any Takeover Proposal or Adverse Recommendation Change; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (A) the Company shall not be obligated to provide such access or information if doing so would reasonably be expected to (1) result in the disclosure of trade secrets or competitively sensitive information to third parties (other than, for the avoidance of doubt, Parent and its Subsidiaries and their respective representatives pursuant to any appropriate arrangement such as a clean team arrangement), (2) violate applicable Law, an applicable Judgment or a Contract or obligation of confidentiality owing to a third party (other than, for the avoidance of doubt, disclosure to Parent and its Subsidiaries and their respective representatives pursuant to a clean team arrangement), (3) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (4) expose the Company to risk of liability for disclosure of personal information, provided that the Company shall use reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a disclosure, violation, waiver or exposure, (B) any physical access may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to jeopardize the health and safety of any employee of the Company or any Subsidiary of the Company and (C) in no case shall Parent or its Representatives have the right to conduct any Phase II or other environmental sampling or testing at any Company property. All requests for information made pursuant to this Section 5.05(a) shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided (including information provided by the Company, its Subsidiaries or its or their respective Representatives pursuant to Section 5.15(e)) will be subject to the terms of the letter agreement dated as of September 18, 2022 by and between the Company and Parent (the “Confidentiality Agreement”).

(b) Within 30 days of the date hereof, the Company shall designate one or more individuals as the individuals who will coordinate responses to any requests by Parent under Section 5.05(a), including in connection with the integration planning of Parent; provided that the Company may, from time to time, substitute such individuals or designate additional individuals, in its sole discretion.

SECTION 5.06. Indemnification and Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) jointly and severally indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever or where ever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee or agent of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification and advancement of expenses than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law.

(b) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Indemnitees who are currently (and any additional Indemnitees who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such Indemnitees than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, that the maximum aggregate annual premium for such insurance that Parent shall be required to expend shall not exceed 300% of the annual directors’ and officers’ insurance premium for the Company’s then current fiscal year (the “D&O Cap”); and if such amount is not sufficient to purchase insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to the D&O Cap. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six (6) years. The Company shall have the right, prior to the Effective Time, to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the applicable policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, subject to the D&O Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(b) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to perform all of its obligations thereunder.

(c) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

(e) Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that if any claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such claim.

(f) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.06).

SECTION 5.07. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company Securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08. Employee Matters. (a) Subject to any applicable CBA, for a period of not less than one year following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide (i) a base salary or wage rate, as applicable, and target annual cash bonus and long-term incentive opportunities to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are, in each case, no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable Company Plan as in effect immediately prior to the Effective Time (after giving effect to any provisions relating to a “change in control”, “change of control” or other term of similar import) and (iii) other compensation and benefits (other than base salary, wage rate, bonus and long-term incentive opportunities and change in control and severance benefits) to each Continuing Employee that have a value which is substantially similar in the aggregate to the employee benefits such Continuing Employee received immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.08(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, as applicable, assume, honor and continue in accordance with their terms all the Company Plans set forth in the Company Disclosure Letter. Without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to assume, honor and continue for a period of not less than one year following the Effective Time or, if later, until all obligations thereunder have been satisfied, all of the employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements (including any Company Plan providing for severance in connection with a “change in control”, “change of control” or other term of similar import) maintained by the Company or any of its Subsidiaries, in each case, that are set forth on Section 5.08(b) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law. Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control”, “change of control” or term of similar import for purposes of any Company Plan that contains such a term.

(c) With respect to all employee compensation or benefit plans, programs, agreements or arrangements of Parent, the Surviving Corporation and their respective Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or, with respect to Continuing Employees located outside the United States (“Non-US Continuing Employees”), where such recognition is not permitted under the applicable employee benefit plan.

(d) Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Corporation to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods (i) would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time, or, (ii) with respect to the Non-US Continuing Employees, cannot be waived under applicable Law or the terms of the applicable welfare plan. Parent shall, or shall cause the Surviving Corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) With respect to each Continuing Employee who is eligible to receive an annual bonus, as soon as administratively practicable, but in no event later than five business days following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, pay such Continuing Employee a pro rata bonus payment for the year in which the Closing Date occurs. Such bonuses shall be equal to the product of (i) a fraction, the numerator of which is the number of days in the calendar year in which the Closing Date occurs that have elapsed as of the Closing Date (including the Closing Date), and the denominator of which is 365, and (ii) the amount of such Continuing Employee’s target bonus or, if greater, the bonus he or she would be entitled to receive based on actual performance (as determined by the Company in accordance with past practice).

(f) The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (“Company DC Plans”) unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such Company Plans by providing the Company with written notice of such election at least five days before the Effective Time. Unless Parent so provides notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the

Board of Directors of the Company has validly adopted resolutions to terminate such Company Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld or delayed) and taken all other actions necessary or advisable to terminate such Company Plans, effective no later than the date immediately preceding the Closing Date. Effective as of the Closing, in the event that a Company DC Plan is terminated pursuant to the first sentence of this Section 5.08(f), Parent shall create or designate defined contribution pension plans (collectively, the “Parent DC Plans”) for the benefit of the Continuing Employees who participated in such terminated Company DC Plans. Such Continuing Employees are referred to hereinafter as the “DC Employees”. The DC Employees shall be given credit under the respective Parent DC Plan for all service with and compensation from the Company and its Affiliates and their respective predecessors as if it were service with and compensation from the Parent for purposes of determining eligibility and vesting under each respective Parent DC Plan. The applicable Parent DC Plans shall be intended to be tax-qualified in the same manner as the corresponding Company DC Plans. Each Parent DC Plan will provide for the receipt in kind of “eligible rollover distributions” (as such term is defined under Section 402 of the Code), including notes corresponding to a maximum of five loans per participant, subject to the tax-qualified status of the Company DC Plans and other Parent DC Plan requirements for accepting “eligible rollover distributions.” Parent and the Company shall cooperate in order to facilitate and, to the extent the Company DC Plans are determined to be qualified under Section 401(a) of the Code by the fiduciaries of the Parent DC Plans, effect an eligible rollover distribution for those DC Employees who timely elect to rollover their account balances, including notes, directly into a Parent DC Plan.

(g) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 5.08 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time (including any Company Plans), (ii) impede or limit Parent, the Company, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.08) under or by reason of any provision of this Agreement.

SECTION 5.09. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to this Agreement or the Transactions. The Company shall not settle or offer to settle any stockholder litigation against the Company or its officers or directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

SECTION 5.10. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

SECTION 5.11. Stock Exchange De-listing. Parent shall use its reasonable best efforts to cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time and, prior to the Effective Time, the Company shall provide all reasonable cooperation requested by Parent in connection therewith.

SECTION 5.12. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable after the execution of this Agreement, and subject to any injunction by a court of competent jurisdiction prohibiting filing of the Proxy Statement, the Company shall prepare the Proxy Statement in preliminary form and shall, no later than 20 business days after the date hereof, file it with the SEC. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Unless the Company Board of Directors (or a duly authorized committee thereof) has effected an Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as soon as reasonably practicable after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the eleventh calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments (the date in clause (i) or (ii), as applicable, the “SEC Clearance Date”). Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Adverse Recommendation Change but subject to Section 5.12(a), the Company shall, in accordance with the Company Charter Documents and the rules of NASDAQ, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Unless the Company Board of Directors (or a duly authorized committee thereof) has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company shall consult with Parent regarding the record date for the Company Stockholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. The Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the Company may, in consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, (A) the Company shall not adjourn, recess or postpone the Company Stockholders’ Meeting to a date that is more than 30 days after the date on which the Company Stockholders’ Meeting was orginally scheduled without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (B) if Parent requests that the Company adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, the Company will do so.

(c) Unless there has been an Adverse Recommendation Change in accordance with Section 5.02, the Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

(d) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.02.

SECTION 5.13. Merger Sub and Surviving Corporation Compliance. Parent shall cause each of Merger Sub and the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. For the avoidance of doubt, nothing contained herein shall restrict Parent from transferring its ownership in Merger Sub to another of its direct or indirect wholly owned Subsidiaries that is treated as a regarded U.S. entity (or a disregarded U.S. wholly owned Subsidiary thereof) for U.S. federal income tax purposes to the extent such transfer would not reasonably be expected to prevent, materially delay, interfere with, hinder or impair the consummation of the Transactions on a timely basis.

SECTION 5.14. Company Indebtedness.

(a) Credit Agreement. The Company (x) will use reasonable best efforts to cause to be delivered at least two business days prior to the Closing Date and (y) will deliver prior to the Closing, a payoff letter to Parent and all other releases, instruments of discharge and similar documentation required to effect or evidence the release described in clause (ii) below (collectively, the “Payoff Letter”), in customary form, to be executed and delivered as of the Closing by the administrative agent under the Credit Agreement (the “Existing Agent”), which shall (i) indicate the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement (other than for customary obligations that expressly survive by their terms) (such amount, the “Payoff Amount”), (ii) provide for the release, upon payment of the Payoff Amount at Closing (and replacement, cash collateralization or backstop of existing letters of credit), of all liens of the Existing Agent securing obligations under the Credit Agreement over the properties and assets of the Company and each of its Subsidiaries (other than any cash that is used to cash collateralize existing letters of credit, if applicable) that constitute collateral under the Credit Agreement and (iii) provide for the termination or other satisfaction, upon payment of the Payoff Amount at Closing (and replacement, cash collateralization or backstop of existing letters of credit), of all obligations under the Credit Agreement (other than for customary obligations that expressly survive by their terms). Concurrently with the Effective Time, Parent will repay and discharge (or provide the funds to the Company to repay and discharge) such indebtedness in accordance with the Payoff Letter.

(b) Existing Notes.

(i) Between the date of this Agreement and the Effective Time, as soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall commence offers to purchase, and related consent solicitations to amend, eliminate or waive certain sections of the Existing Indenture as specified by Parent (the “Consent Solicitations”), with respect to all of the outstanding aggregate principal amount of the Existing Notes, on such terms and conditions, including pricing terms, that are reasonably proposed from time to time by Parent consistent with this Section 5.14(b) (each a “Debt Tender Offer” and collectively, including the Consent Solicitations, the “Debt Tender Offers”) and Parent shall assist the Company in connection therewith; provided, however, that the Company shall not be required to commence any Debt Tender Offer until Parent shall have prepared and provided the Company with the necessary offer to purchase, related letter of transmittal, consent solicitation statement, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”); provided, further, that Parent will consult with the Company regarding and afford the Company a reasonable time to review and comment on (A) the timing and commencement of the Debt Tender Offers and any early tender or early consent deadlines for the Debt Tender Offers in light of the regular financial reporting schedule of the Company and (B) the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offers and Parent shall give reasonable and good faith consideration to any comments made by the Company. The terms and conditions specified by Parent for the Debt Tender Offers shall be in compliance in all material respects with applicable Law and the terms of the Existing Notes and the Existing Indenture. The closing of each Debt Tender Offer shall be expressly conditioned on the occurrence of the Effective Time (and shall occur immediately after the Effective Time), and the parties hereto shall use their reasonable best efforts to cause each Debt Tender Offer to close immediately after the Effective Time and none of the Existing Notes shall be required to be purchased until immediately after the Effective Time; provided, however, that if Parent (1) requests in writing that one or more Debt Tender Offers be consummated at or prior to the Effective Time and (2) agrees to irrevocably and unconditionally pay for such Debt Tender Offers upon such consummation, then the parties shall use their reasonable best efforts to cause such Debt Tender Offers to be consummated as of the time so requested by Parent. The Company shall provide and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers.

(ii) The Debt Tender Offers shall comply in all material respects with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939 (the “TIA”) and any other Law and the terms of the Existing Notes and the Existing Indenture, in each case as applicable, it being understood that the Company shall not be required to take any action that does not comply in all material respects with Rule 14e-1, the TIA or other applicable Law or the terms of the Existing Notes and the Existing Indenture. Promptly following the expiration of the Consent Solicitation, assuming the requisite consent from the holders of the Existing Notes (including from persons holding proxies from such holders) has been received, the Company shall cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments to the Existing Indenture contemplated in the Debt Tender Offer Documents; provided, however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred and all conditions to the Debt Tender Offer have been satisfied or (subject to approval by Parent) waived by the Company in accordance with the terms hereof. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent and the Company.

(iii) The Company shall waive any of the conditions to any Debt Tender Offer as may be reasonably requested by Parent (other than the condition that each Debt Tender Offer is conditioned on the Effective Time occurring as provided in Section 5.14(b)(i)), so long as such waivers would not cause any Debt Tender Offer to violate the Exchange Act, the TIA or any other applicable Law or the terms of the Existing Notes or the Existing Indenture, and shall not, without the prior written consent of Parent, waive any condition to any Debt Tender Offer or make any change, amendment or modification to the terms and conditions of any Debt Tender Offer (including any extension thereof) other than as agreed between Parent and the Company or as required to comply with applicable Law.

(iv) If requested by Parent in writing, in addition to or lieu of commencing a Debt Tender Offer for the Existing Notes, the Company shall (A)(1) promptly deliver a notice with respect to a Change of Control Offer (as defined in the Existing Indenture) (“Change of Control Offer”) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Existing Indenture) to be mutually agreed by Parent and Company (which for the avoidance of doubt shall be on or following the Effective Time), all of the outstanding aggregate principal amount of Existing Notes, pursuant to Section 4.11 of the Existing Indenture, and (2) otherwise comply with the Existing Indenture with respect to each such Change of Control Offer, or (B) take any actions reasonably requested by Parent to facilitate the satisfaction and/or discharge of such Existing Notes by the Surviving Corporation on or following the Effective Time pursuant to Article VIII of the Existing Indenture. If requested by Parent in writing, the Company shall assist Parent with the preparation of the documents required by Article V of the Existing Indenture in connection with the consummation of the Merger.

(v) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorney’s fees of one outside counsel and any necessary additional counsel to the extent local or regulatory counsel are required) incurred by or on behalf of the Company in connection with the Debt Tender Offers, Change of Control Offer, any redemption or other actions described in Section 5.14(b) in respect of the Existing Notes. Compensation payable to any agent appointed in connection with the Debt Tender Offers or Change of Control Offer, if any, shall be borne solely by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement (including, for the avoidance of doubt, those arising out of the Prior Transaction Tax Matters Agreement), in each case, on an after-tax basis, suffered or incurred by them in connection with any act or omission relating to the matters contemplated by this Section 5.14(b); provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such party or Person to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgment, penalties or amounts paid in settlement suffered or incurred arose from the gross negligence or willful misconduct of the Company.

SECTION 5.15. Financing. (a) Parent shall not agree to or permit any amendment, supplement or other modification of, or any termination of, or waive any of its rights under, the Financing Letters, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), if such amendment, supplement, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Debt Financing, including by changing the amount of fees or original issue discount payable pursuant to the Financing Letters, below the Required Amount (after taking into account cash on hand of Parent and its Subsidiaries that is reasonably expected to be available at the Closing to pay the Required Amount and other committed funds available to Parent or any of its Subsidiaries with conditions to funding no more onerous than those conditions to funding contained in the Debt Commitment Letter whereupon such other committed funding source shall be deemed to also be “Debt Financing” and the documentation in respect thereof shall be deemed to be a “Financing Letter” and a “Debt Commitment Letter”), (ii) impose new or additional conditions to the Debt Financing, or otherwise expand, amend or modify any of the conditions to the Debt Financing in a manner that would be more onerous than those conditions to funding contained in the Debt Commitment Letter on the date hereof, (iii) adversely affect the ability of Parent or Merger Sub, as applicable, to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or (iv) prevent or delay the consummation of the Debt Financing or the consummation of the Transactions. Upon any such amendment, supplement or other modification of the Financing Letters in accordance with this Section 5.15(a), the terms “Financing Letters”, “Debt Commitment Letter” and/or “Fee Letters”, as applicable, shall mean the Financing Letters, the Debt Commitment Letter and/or the Fee Letters, as the case may be, as so amended, supplemented or modified.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing and obtain the financing contemplated thereby as promptly as reasonably practicable on the terms and conditions set forth in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing, (iii) as promptly as reasonably practicable and taking into account the Marketing Period, negotiate, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions contemplated by the Debt Commitment Letter, (iv) satisfy on a timely basis (or obtain waivers of) all conditions to funding that are applicable to Parent in the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter (and not take any action that would reasonably be expected to prevent, impede or delay the consummation of the Debt Financing contemplated by the Debt Commitment Letter), (v) enforce its rights under the Debt Commitment Letter and the definitive agreements with respect to the Debt Financing and (vi) consummate the Debt Financing at or prior to the Closing, including by causing the Debt Financing Sources to fund the Debt Financing at the Closing. In furtherance and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and such portion is necessary to fund the Required Amount (after taking into account cash on hand that is reasonably expected to be available at the Closing to pay the Required Amount and/or other committed funds available to Parent or any of its Subsidiaries with conditions to funding no more onerous than those conditions to funding contained in the Debt Commitment Letter whereupon such other committed funding source shall be deemed to also be “Debt Financing” and the documentation in respect thereof shall be deemed to be a “Financing Letter” and a “Debt Commitment Letter”), Parent shall promptly notify the Company in writing and, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to (i) obtain alternative financing from alternative sources (A) in an amount sufficient to enable it to pay the Required Amount (after taking into account cash on hand that is reasonably expected to be available at the Closing to pay the Required Amount and/or other committed funds available to Parent or any of its Subsidiaries with conditions to funding no more onerous than those conditions to funding contained in the Debt Commitment Letter whereupon such other committed funding source shall be deemed to also be “Debt Financing” and the documentation in respect thereof shall be deemed to be a “Financing Letter” and a “Debt Commitment Letter”), (B) with terms not materially less favorable, taken as a whole, to Parent than those contained in the Debt Commitment Letter on the date hereof, (C) which does not contain any condition to funding that would be more onerous than those contained in the Debt Commitment Letter on the date hereof and (D) which would not reasonably be expected to prevent or delay the consummation of the debt financing thereunder beyond the Closing Date (the “Alternate Financing”), and (ii) obtain one or more new financing commitment letters with respect to such Alternate Financing (each, a “New Commitment Letter”), in each case which New Commitment Letter(s) will replace the existing Debt Commitment Letter in whole or in part. Parent shall promptly provide the Company with a correct and complete copy of any New Commitment Letter, together with any related exhibits, schedules, supplements and term sheets, and a correct and complete copy of any fee letter in connection therewith (it being understood that such letter will be redacted in a customary manner). In the event that any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Financing Letters”, “Debt Commitment Letter” or the “Fee Letters” shall mean the Financing Letters, the Debt Commitment Letter and/or the Fee Letters, as the case may be, to the extent not superseded by one or more New Commitment Letters (and/or any related fee letter(s)) at the time in question, and any New Commitment Letter (and/or any related fee letter(s)) to the extent then in effect, and (2) any reference in this Agreement to the “Debt Financing” will mean the Debt Financing contemplated by the Debt Commitment Letter as modified pursuant to the foregoing.

(c) Parent shall (i) keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing or any applicable Alternate Financing, and (ii) promptly provide the Company with copies of all executed amendments, modifications or replacements of the Debt Commitment Letter (it being understood that any amendments, modifications or replacements shall only be as permitted herein) and copies (including drafts) of all definitive agreements with respect to the Debt Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company of (A) any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to a breach or default) by any party to the Debt Commitment Letter or definitive agreements related to the Financing, (B) the receipt by Parent of any oral or written notice or communication from any Debt Financing Source with respect to any (1) actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive agreements related to the Financing of any provision of the Debt Commitment Letter or such definitive agreements, (2) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive agreements related to the Financing or (3) failure by a party to the Debt Commitment Letter to fund any part of the Debt Financing, and (C) the occurrence of an event or development that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or the definitive agreements with respect to the Financing (or if at any time for any other reason Parent or Merger Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or the definitive agreements with respect to the Debt Financing).

(d) Parent and Merger Sub acknowledge and agree that the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement, Parent or Merger Sub obtaining any financing (including the Debt Financing or any Alternate Financing) or the availability, grant, provision or extension of any financing to Parent or Merger Sub (including the Debt Financing or any Alternate Financing).

(e) Prior to the Closing, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause each of its Representatives, including management, legal and accounting Representatives, to provide, and shall cause its Subsidiaries to use their reasonable best efforts to provide, customary cooperation and assistance to Parent and Merger Sub in arranging, underwriting, obtaining, syndicating and consummating the Financing as may be reasonably requested by Parent or Merger Sub and in that regard shall: (i) cause members of senior management of the Company and its Subsidiaries to participate in a reasonable number (taking into account the nature of the Financing) of meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors) and conference calls with the Debt Financing Sources and prospective lenders and purchasers of the Financing, rating agency sessions, presentations, road shows and due diligence sessions (including accounting due diligence sessions), and cooperating reasonably with the marketing efforts of Parent and Merger Sub and the Debt Financing Sources, in each case in connection with the Financing and at reasonable times and locations and with appropriate seniority and expertise to be mutually agreed and upon reasonable advance notice; (ii) assist Parent and Merger Sub and the Debt Financing Sources in the preparation of rating agency presentations, marketing materials, offering documents, bank information memoranda, business projections, lender and investor presentations, registration statements, prospectuses and other similar materials for any bank or other debt financing and similar documents required in connection with the Financing and providing customary authorization letters to the Debt Financing Sources or prospective lenders or investors authorizing the distribution of information to prospective lenders or prospective investors, subject to customary confidentiality provisions, and containing a customary representation that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their respective securities; (iii) cooperate reasonably with the customary due diligence of the Financing Sources; (iv) take such actions as are reasonably requested by Parent, Merger Sub or the Financing Sources to facilitate the satisfaction of the conditions set forth in the Debt Commitment Letter (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company); (v) request its independent accountants to provide reasonable assistance to Parent and Merger Sub consistent with their customary practice (including to provide consent to Parent and Merger Sub to prepare and use their audit reports relating to the Company); (vi) provide at least four business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case that has been requested in writing at least eight business days prior to the Closing Date; (vii) furnish to Parent (A) Required Information that is Compliant and (B) such other pertinent and customary information regarding the Company and its Subsidiaries as is reasonably requested in writing by Parent in connection with the consummation of the Financing (including, to the extent necessary and ascertainable or determinable by the Company, customary “flash” financial information); (viii) facilitate the execution and delivery by the Company and its Subsidiaries as of the Effective Time (but not prior to the Effective Time) of any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Financing Sources (provided, that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Effective Time) and otherwise reasonably cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral owned by the Company or any of its Subsidiaries in connection with the Financing, effective as of the Effective Time (but not prior to the Effective Time); (ix) provide reasonable and customary assistance in the preparation by Parent of (but not prepare) pro forma financial information and pro forma financial statements (it being understood that Parent shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein); and (x) request its independent auditors to (A) provide, consistent with customary practice, customary auditors consents and customary comfort letters (including, if relevant, customary “negative assurance” and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent and necessary or customary for financings similar to the Financing and (B) attend accounting due diligence sessions and drafting sessions.

(f) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.15 shall require any cooperation or assistance by the Company to the extent that it would result in the Company or any of its Subsidiaries being required to (i) pledge any assets as collateral prior to the Effective Time, (ii) agree to pay any commitment or other similar fee, bear any cost or expense, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with the Financing prior to the Closing, (iii) take any actions to the extent such actions would (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the organizational documents of the Company or any of its Subsidiaries (unless, in the case of a Subsidiary, such organizational document can be amended to address such issue without adverse consequences to the Company or any of its Subsidiaries), any applicable Law or Judgment to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (D) require any such entity to change any fiscal period or (E) cause (1) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (2) any other breach of this Agreement, (iv) waive or amend any terms of this Agreement, (v) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than the authorization letters referred to above), (vi) provide access to or disclose information that would reasonably be expected to jeopardize any attorney-client privilege of the Company or its Subsidiaries (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (vii) cause any director, manager or equivalent of the Company or any of its Subsidiaries to pass resolutions to approve the Financing or authorize the creation of any agreements, documents or actions in connection therewith (other than any director, manager or equivalent of the Company or any of its Subsidiaries who will continue in such a position following the Closing and the passing of such resolutions); provided that, in each case, such resolutions are contingent on the Closing and not effective prior to the Closing (other than customary representation letters and authorization letters referred to above and customary representation letters required by the Company’s auditors in connection with the delivery of the “comfort letters” referred to herein), or (viii) deliver any legal opinion or negative assurance letter.

(g) Parent shall (i) indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against any and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees), Judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by any such person or entity in connection with any act or omission relating to the matters contemplated by this Section 5.15, in each case, except for any such losses and other liabilities which are determined by a final non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence, fraud or willful misconduct of, or willful breach of this Agreement by, the Company, its Subsidiaries and its and their respective Representatives, (ii) reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any act or omission relating to the matters contemplated by this Section 5.15 and (iii) reimburse the Company for all reasonable and documented fees and out-of-pocket expenses of the Company’s independent registered accounting firm or its other Representatives incurred in connection with the matters contemplated by this Section 5.15.

(h) Subject to Parent’s indemnification obligations under Section 5.15(g), the Company hereby consents to the customary use of its and its Subsidiaries’ names, logos and trademarks in connection with the Financing; provided that such names, trademarks and logos are used solely in a manner that does not, is not intended to and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(i) The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to periodically update any Required Information provided to Parent and the Financing Sources as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under this Section 5.15 at any time, and from time to time on multiple occasions, between the date hereof and the Closing Date.

(j) If, in connection with a marketing effort contemplated by the Debt Commitment Letter or any other Financing, Parent reasonably requests (reasonably in advance of any requested filing) that the Company furnish a report on Form 8-K pursuant to the Exchange Act that contains material non-public information regarding the Company and its Subsidiaries, which information is necessary or customary to include in such an offering memorandum or other marketing materials for the Financing and Parent reasonably determines (and the Company does not reasonably object on the basis that the proposed filing would violate applicable Law or an obligation of confidentiality) to include in an offering memorandum or other marketing materials for the Financing, then, upon each of Parent’s and the Company’s review of such filing, the Company shall furnish such report on Form 8-K.

(k) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or any of its Affiliates or its or their respective Representatives pursuant to Section 5.05(b) shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent or its Subsidiaries shall be permitted to disclose such information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements.

ARTICLE VI

Conditions to the Merger

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger;

(b) Governmental Consents. (i) The waiting period (and any extension thereof whether by agreement or operation of Law) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted and (ii) the consents, approvals or other clearances set forth in Section 6.01(b) of the Company Disclosure Letter (such consents, approvals or other clearances, the “Other Regulatory Approvals”) shall have been obtained and be in full force and effect. The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 6.01; and

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. In addition to the conditions in Section 6.01, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.06(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of such date, (ii) set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(c) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (iii) set forth in Section 3.03(a), Section 3.03(b), Section 3.03(c), Section 3.14, Section 3.18 and Section 3.19 shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in this Agreement, other than those Sections specifically identified in clause (i), (ii) or (iii) of this paragraph, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect;

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect; and

(c) No Burdensome Condition. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Judgment (whether temporary,

preliminary or permanent), in each case pursuant to or arising under any Antitrust Law or Investment Screening Law, that is in effect that, individually or in the aggregate, shall have resulted in the imposition of or require any Burdensome Condition.

SECTION 6.03. Conditions to the Obligations of the Company. In addition to the conditions in Section 6.01, the obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect; and

(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent;

(b) by either of the Company or Parent:

(i) if the Effective Time shall not have occurred on or prior to October 26, 2023 (as such date may be extended pursuant to the immediately succeeding provisos, the “Outside Date”); provided that, in the event that the Marketing Period has started but not been completed as of the Outside Date, the Outside Date shall automatically be extended to the date that is three business days following the then-scheduled end date of the Marketing Period; provided, further, that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b))) or Section 6.02(c) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended to April 26, 2024 and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint having the effect set forth in Section 6.01(a) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Board of Directors of the Company shall have failed to recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Takeover Proposal within 10 business days after the commencement thereof or (C) the Board of Directors of the Company failed to publicly reaffirm its recommendation of this Agreement within 10 business days following receipt of a written request by Parent to provide such reaffirmation following the public announcement or disclosure of a Takeover Proposal; or

(d) by the Company:

(i) if either Parent or Merger Sub shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, Parent or Merger Sub, as applicable, shall not have cured such breach, untruth, inaccuracy or failure to perform within 30 calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into a definitive agreement to consummate a Superior Proposal in accordance with Section 5.02(e)(ii); provided that (A) such Superior Proposal did not result from a breach of Section 5.02(a) and the Company has complied in all respects with Section 5.02(e) and in all material respects with all other provisions of Section 5.02 in relation to such Superior Proposal and (B) prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due under Section 7.03(a) so long as Parent has provided the Company with wire instructions for such payment.

SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 7.02, Section 7.03, Article VIII, the expense reimbursement and indemnification provisions of Section 5.15(g) and the Confidentiality Agreement all of which shall survive termination of this Agreement), and there otherwise shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement, and in such case, a non-breaching party shall be entitled to seek its expectation measure of damages, which shall include, in the case of the Company, damages for lost stockholder premium on behalf of the holders of Company Common Stock. In the event that a party’s knowing and intentional breach of its obligations in this Agreement is the principal cause of the failure of one of its conditions to Closing in Section 6.01 to be satisfied, that party shall not assert in a proceeding for damages following termination of this Agreement that the failure of such condition to Closing to be satisfied for such reason means that the other party’s expectation damages cannot as a result include the loss of the benefits of the Closing; provided, however, that this sentence shall not limit or diminish the limitations on liability set forth in this Section 7.02 or Section 7.03.

SECTION 7.03. Termination Fee. (a) In the event that:

(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) or Section 7.01(c)(i); provided that (A) a bona fide Takeover Proposal shall have been publicly made, publicly proposed or otherwise publicly communicated by a third party after the date of this Agreement (or in the case of a termination pursuant to Section 7.01(c)(i), made known to the Company) and prior to the time this Agreement is terminated and (B) within twelve months of the date this Agreement is terminated, the Company or any of its Subsidiaries consummates any Takeover Proposal or enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated (even if after such twelve-month period); provided that, the Takeover Proposal in clause (A) need not be bona fide if the Takeover Proposal that the Company ultimately so consummates is with the Person (or any of its Affiliates) that made the non-bona fide Takeover Proposal; provided further that for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);

then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two business days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two business days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $100,000,000.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.01(b)(i), and at the time of such termination, (1) one or more of the conditions set forth in Section 6.01(a) (solely to the extent that the applicable Restraint is in respect of, pursuant to or arises under any Antitrust Law or Investment Screening Law), Section 6.01(b) or Section 6.02(c) has not been satisfied or waived and (2) all of the other conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on the date of such termination) or (B) Section 7.01(b)(ii) (solely to the extent that the applicable Restraint is in respect of, pursuant to or arises under any Antitrust Law or Investment Screening Law), then Parent shall pay or cause to be paid to the Company a termination fee of $200,000,000 in cash (the “Parent Termination Fee”) by wire transfer of same day funds so long as the Company has provided Parent with wire instructions for such payment, (x) in the case of a termination by the Company, no later than two business days after such termination or (y) in the case of a termination by Parent, simultaneously with such termination; it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement and indemnification obligations of Parent under Section 7.03(c) and Section 5.15(g), in the event this Agreement is terminated in accordance with its terms and the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b), other than in the case of a knowing and intentional breach of this Agreement by Parent, payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates or any Financing Sources (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(c), in the event this Agreement is terminated in accordance with its terms and the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), other than in the case of a knowing and intentional breach of this Agreement by the Company, payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE VIII

Miscellaneous

SECTION 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. Furthermore, Section 7.03(d), this Section 8.02, Section 8.04, Section 8.06, Section 8.07(a), Section 8.07(c), Section 8.09 and Section 8.16 will not be amended in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require the further approval of the stockholders of the Company, without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that Parent may assign all or any portion of its rights or obligations to any of its Financing Sources pursuant to the terms of the applicable Financing for purposes of creating a security interest herein or otherwise assigning as collateral security in respect of such Financing. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement and the letter agreement dated as of September 30, 2022, by and between the Company and Parent, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) from and after the Effective Time, if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration in accordance with Article II; (ii) from and after the Effective Time, if the Effective Time occurs, the right of the holders of Company Stock Options, Company Restricted Shares and Company RSUs to receive such amounts as provided for in Section 2.03; (iii) from and after the Effective Time, if the Effective Time occurs, the rights of the Indemnitees and their heirs and representatives set forth in Section 5.06 of this Agreement; (iv), the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d) and Section 7.03(e); (v) the rights of the Financing Sources set forth in Section 7.03(d), Section 8.02, this Section 8.06, Section 8.07(a), Section 8.07(c), Section 8.09 and Section 8.16; and (vi) the rights of the Company’s Subsidiaries and the respective Representatives of the Company and its Subsidiaries set forth in Section 5.15(g), which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to respectively in clauses (i) through (vi) above. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration and any amounts payable to holders of Company Stock Options, Company Restricted Shares and Company RSUs shall be enforceable by holders of Company Common Stock, Company Stock Options, Company Restricted Shares and Company RSUs immediately prior to the Effective Time as provided therein.

SECTION 8.07. Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles; provided that, notwithstanding the foregoing, any Action involving any Debt Financing Sources arising out of or relating to this Agreement or the Transactions, including any dispute arising out of or relating in any way to the Financing (including with respect to the Debt Commitment Letter) or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts-of-laws principles of the State of New York.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) (such courts, the “Delaware Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Delaware Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and irrevocably agree: (i) that any legal proceeding, whether at Law or in equity, in contract, in tort or otherwise, against any of the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Commitment Letter, the Debt Financing or the performance of services thereunder or related thereto will be brought in and subject to the exclusive jurisdiction of the Supreme Court of the State of New York, county of New York sitting in the Borough of Manhattan and any appellate court thereof; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (iv) any such legal proceeding will be governed by, construed in accordance with and enforced under the laws of the State of New York (except as otherwise specified in the Debt Commitment Letter).

SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LITIGATION RELATED TO OR ARISING OUT OF THE FINANCING, THE DEBT COMMITMENT LETTER, THE DEFINITIVE AGREEMENTS WITH RESPECT TO THE FINANCING OR THE PERFORMANCE THEREOF). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Regal Rexnord Corporation

200 State Street

Beloit, WI 53511

Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary

Email: [**********]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Scott R. Williams

Christopher R. Hale

Email:   swilliams@sidley.com

              chale@sidley.com

If to the Company, to it at:

Altra Industrial Motion Corp.

300 Granite Street

Suite 201

Braintree, MA 02184

Attention: Glenn E. Deegan, Chief Legal and Human Resources Officer

Email: [**********]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Thomas E. Dunn

Daniel J. Cerqueira

Email:     tdunn@cravath.com

               dcerqueira@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York and the State of Delaware.

“Commonly Controlled Entity” means any Person, entity or trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended to the date of this Agreement.

“Company Equity Award” means any Company Stock Option, Company RSU, and Company Restricted Share.

“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not ERISA is applicable to such plan), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not ERISA is applicable to such plan), (iii) a stock option, stock purchase, stock appreciation right or other stock-related award, agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, commission, incentive, deferred compensation, retention, transaction bonus, change in control, Tax gross-up, relocation, repatriation, expatriation, profit-sharing, retirement, post-retirement, sick pay, paid time off, vacation, severance or termination pay, health, welfare, death, disability, perquisite, fringe benefit plan, program, policy, agreement or other arrangement, in each case whether or not in writing and whether or not funded, that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, is obligated to contribute to or has or may have any liability or obligation, other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and any plan, program, policy, agreement or arrangement sponsored by a Governmental Authority, and, for purposes of Article III only, any plan, program, policy, agreement or arrangement mandated by applicable Law.

“Company Stock Plan” means the 2014 Omnibus Incentive Plan, as amended and restated.

“Company Subsidiary Securities” means, collectively, (i) outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) outstanding options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), commitments or agreements to acquire from the Company any Subsidiary of the Company, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company and (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not misleading in light of the circumstances under which such statements were made and (b) the financial statements included in such Required Information would not be deemed stale under the rules of the SEC and are sufficient to permit the Company’s independent accountants to issue customary comfort letters (including, if relevant, “negative assurance” and change period comfort) to the Financing Sources to the extent required as part of the Financing.

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequestration, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended, in each case, in connection with or in response to COVID-19 or any other related global or regional health event or circumstance and to the extent applicable to the Company or any of its Subsidiaries, as applicable.

“Credit Agreement” means the credit agreement dated as of November 17, 2021, by and among the Company, Bank of Montreal, as administrative agent, the Subsidiaries of the Company party thereto and the lenders party thereto.

“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide the Debt Financing, including the Persons party to the Debt Commitment Letter referred to in this Agreement, and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Debt Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Indenture” means that certain indenture, dated as of October 1, 2018, by and among Stevens Holding Company, Inc., the guarantors from time to time party and The Bank of New York Mellon Trust Company, N.A., as supplemented by that certain Supplemental Indenture, dated as of October 1, 2018, by and among Stevens Holding Company, Inc., the Company, the other guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.

“Existing Notes” means the 6.125% Senior Notes due 2026, issued pursuant to the Existing Indenture.

“Export Control Laws” means (a) U.S. export and anti-boycott laws, and regulations implemented thereunder, including the Arms Export Control Act of 1976 (22 U.S. Code Ch. 39), the Export Administration Act of 1979 (50 U.S. Code app. §§ 2401 et seq.), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the Export Control Reform Act of 2018 (50 U.S. Code §§ 4801-4852), the International Traffic in Arms Regulations (22 C.F.R. Part 120, et seq.) and (b) export control programs and regulations administered by the United Nations Security Council, the European Union and its Member States, the United Kingdom and relevant Governmental Authorities in any other applicable jurisdictions.

“Final Domestic Review” means that all of the conditions set forth in Section 6.01(b)(ii) and Section 6.01(c) have been (and remain) satisfied prior to the time that the condition set forth in Section 6.01(b)(i) is satisfied.

“Financing” means the Debt Financing, together with any financing in substitution or replacement of all or any portion thereof, including any bank financing, debt securities (whether registered or privately placed) and any equity or equity-linked financing.

“Financing Sources” means the Debt Financing Sources and the Persons (other than Parent or any of its Subsidiaries) that have committed to provide or arrange any portion of any Financing or have otherwise entered into agreements in connection with any Financing in connection with the transactions contemplated hereunder and the parties to any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Financing, together with, in each case, their respective affiliates, and their and their respective affiliates’ Representatives.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Official” means any official, officer, employee or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, any government-owned or -controlled entity or any public international organization.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Import Laws” means all Laws related to the import of merchandise and duties applied upon the import of merchandise, such as antidumping and countervailing duties, as well as related special programs administered by relevant customs and tax authorities, such as maquiladora programs, implemented and administered by U.S. Customs and Border Protection and the U.S. Department of Commerce, and similar relevant Governmental Authorities in other applicable jurisdictions.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, (i) patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all reissuances, divisions, renewals, revisions, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (iii) copyrights, and applications and registrations and renewals therefor (collectively, “Copyrights”), (iv) trade secrets and proprietary know-how and (v) domain names and uniform resource locators.

“Intervening Event” means a material event, fact, circumstance, occurrence or change that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Board of Directors of the Company prior to the execution of this Agreement, which event, fact, circumstance, occurrence or change, becomes known to, or reasonably foreseeable by, the Board of Directors of the Company prior to the receipt of the Company Stockholder Approval and (ii) does not relate to a Takeover Proposal; provided, however, that an “Intervening Event” shall not include (A) any Takeover Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) an event, fact, circumstance, occurrence or change resulting from a breach of this Agreement by the Company or any event, fact circumstance, occurrence or change relating to Parent or its Affiliates, (C) changes in the price of the Company Common Stock, in and of itself (provided, however, the underlying reasons for such changes may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (D) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, however, the underlying reasons for such events may constitute an Intervening Event unless expressly excluded by any other exclusion in this definition).

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the officers or directors of Parent or Merger Sub.

“Lien” means (i) any pledge, lien, charge, mortgage, deed of trust, condition, covenant, restriction, hypothecation, option to purchase or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, encumbrance or security interest of any kind or nature and (ii) with respect to shares of capital stock or other equity or voting interests, any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests.

“Marketing Period” means the first period of 12 consecutive business days beginning after (or, in the case of a Final Domestic Review, a period of one business day after) the Marketing Period Regulatory Condition Date during which there is not a Restraint that would cause the condition set forth in Section 6.01(a) not to be satisfied and throughout which and at the end of which Parent has the Required Information and the Required Information is Compliant (it being understood and agreed that if the Company in good faith and reasonably believes that it has provided the Required Information and the Required Information is Compliant as of the Marketing Period Regulatory Condition Date (and will remain so throughout the Marketing Period), it may deliver to Parent a written notice (a “Compliance Notice”) to that effect (stating when it believes the Required Information was delivered), in which case the Company shall be deemed to have delivered the Required Information to Parent on the date specified in the Compliance Notice and the Required Information shall be deemed to be Compliant unless Parent in good faith and reasonably believes that the Company has not completed delivery of the Required Information or the Required Information is not Compliant and, within two business days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information Parent reasonably believes the Company has not delivered or the reason for which the Required Information is not Compliant)); provided, that, except in the case of a Final Domestic Review, (A) November 25, 2022, July 3, 2023 and November 24, 2023 shall not be considered business days for purposes of such 12 consecutive business day period (and shall be disregarded in determining whether such days are “consecutive”), (B) if such 12 consecutive business day period shall not have fully elapsed on or prior to December 16, 2022, then such period shall not commence any earlier than January 3, 2023, (C) if such 12 consecutive business day period shall not have fully elapsed on or prior to August 18, 2023, then such period shall not commence any earlier than September 5, 2023 and (D) if such 12 consecutive business day period shall not have fully elapsed on or prior to December 15, 2023, then such period shall not commence any earlier than January 2, 2024. Notwithstanding the foregoing, (I) the Marketing Period will end on any earlier date on which either (x) the Debt Financing is obtained or (y) Parent obtains aggregate cash proceeds from the issuance of senior secured notes, as contemplated by the Debt Commitment Letter, or other debt securities in an amount sufficient to retire any committed amount outstanding under the “Bridge Facility” thereunder, (II) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive business day period referenced herein, (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any annual audited financial statements included in the Required Information, in which case the Marketing Period will not be deemed to commence unless and until a new audit opinion is issued with respect to the consolidated financial statements of the Company and its Subsidiaries for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent, or (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company and its Subsidiaries, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP or (III) if the Company has failed to file any Quarterly Report on Form 10-Q or Annual Report on Form 10-K required to be filed with the SEC by the date required under the Exchange Act, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five business days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth business day after such report has been filed.

“Marketing Period Regulatory Condition Date” means the date on which the conditions set forth in Section 6.01(b) and Section 6.01(c) have been satisfied.

“Material Adverse Effect” means any effect, change, event or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence to the extent arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit, financial, commodity or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions or the identity of Parent, Merger Sub or any of their respective affiliates, in each case, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, distributors, partners, employees or regulators, or any litigation arising from this Agreement or the Transactions; provided, however, that this clause (2) shall not apply with respect to the representations and warranties (in whole or in relevant part) made by the Company in this Agreement, the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the announcement or pendency of this Agreement or the Transactions, (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks), or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, social unrest, protests or terrorism (including cyberattacks), (4) public health conditions (including any illness, epidemic, pandemic or disease outbreak, including COVID-19), or any COVID-19 Measures or other restrictions to the extent relating to, or arising out of, any illness, epidemic, pandemic or disease outbreak or other public health condition or any worsening thereof, earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than the obligation to operate in the ordinary course of business) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company or (8) any failure to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (B)(6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change or prospective change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8) hereof) is or contributed to a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clause (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has or has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“Material Subsidiary” means all of the Subsidiaries of the Company, other than those Subsidiaries that, individually and in the aggregate, have an immaterial amount of assets, revenue and cash flow.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Financing.

“Parent Common Stock” means the shares of the Parent common stock, par value $0.01 per share.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Stock Plan” means the Parent’s 2018 Equity Incentive Plan, as amended and restated.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses of any Intellectual Property granted to third parties in the ordinary course of business consistent with past practice, (vi) Liens discharged at or prior to the Effective Time, (vii) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (viii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (ix) such other non-monetary Liens, encumbrances or imperfections that do not materially detract from the value or materially impair the existing use of the asset or property affected by such Lien, encumbrance or imperfection.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Personally Identifiable Information” means any information relating to an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Prior Transaction Tax Matters Agreement” means that certain Tax Matters Agreement dated October 1, 2018 by and among Fortive Corporation, Stevens Holding Company, Inc. and the Company.

“Proprietary Company Product” shall mean any product or service (i) both (x) designed or developed and (y) sold or (ii) under development and substantially completed, in each case of clauses (i) and (ii), by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement.

“Registered Company Intellectual Property” means all registered Patents, Copyrights, Trademarks and domain names and all applications to register Patents, Copyrights and Trademarks, in each case, that are owned by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Required Information” means (i) an audited consolidated balance sheet of the Company and its Subsidiaries for the most recently completed fiscal year ended at least sixty (60) days prior to the Closing Date and the related audited consolidated statements of operations and comprehensive income (loss), statements of equity and statements of cash flows of the Company and related notes thereto for the three most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date, in each case that conforms to GAAP and (ii) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income (loss), statements of equity and statements of cash flows of the Company for each fiscal quarter ended after December 31, 2021 and at least forty (40) days prior to the Closing Date and for that portion of the fiscal year through the end of such quarter (other than in each case the fourth fiscal quarter of any fiscal year) and, for the comparable period in the prior fiscal year; in each case that conforms to GAAP, in each of the cases of clauses (i) and (ii), that would be compliant under SEC Regulations S-X and SEC Regulation S-K under the Securities Act for registered offerings of debt securities.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury of the United Kingdom; (b) the government, including any political subdivision, agency or instrumentality thereof of a Sanctioned Territory or the government of Venezuela; (c) any Person located, organized or resident in a Sanctioned Territory; or (d) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) through (c).

“Sanctioned Territory” means, at any time, a country or territory against which the United States, the United Kingdom, the European Union and its Member States, the United Nations Security Council or other applicable authority maintains country-wide or territory-wide Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine).

“Sanctions” means economic or financial sanctions, trade embargoes or anti-boycott laws or regulations imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, His Majesty’s Treasury of the United Kingdom or other relevant Sanctions authorities in applicable jurisdictions.

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Specified Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to%20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any U.S. federal, state or local or non-U.S. tax, fee, levy, escheat payment, duty, tariff, impost or other similar charge, in each case in the nature of a tax, together with any interest, penalty and addition thereto, imposed by a Governmental Authority.

“Tax Return” means any return, form, statement, report, information return, disclosure, claim or declaration, including any supplement, schedule or attachment thereto and any amendment thereof, with respect to Taxes that is filed or required to be filed with a Governmental Authority.

“Top Customer” means the top 10 customers of the Company and its Subsidiaries on a consolidated basis, based on revenues generated during each of (a) the twelve-month period ended December 31, 2021 and (b) the nine-month period ended September 30, 2022.

“Top Supplier” means the top 10 vendors or suppliers of the Company and its Subsidiaries, on a consolidated basis, based on expenditures made during each of (a) the twelve-month period ended December 31, 2021 and (b) the nine-month period ended September 30, 2022.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
Acceptable Confidentiality Agreement	5.02(g)
Action	3.07
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
Alternate Financing	5.15(b)
Announcement	5.04
Antitrust Laws	5.03(a)
Appraisal Shares	2.06
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Share	2.01(c)
Breaching Party	6.04
Burdensome Condition	5.03(f)
Capitalization Date	3.02(a)
CBAs	3.11(a)
Certificate	2.01(c)
Certificate of Merger	1.03
Change of Control Offer	5.14(b)(iv)
Closing	1.02
Closing Date	1.02
Closing Date VWAP	3.02(b)
Code	2.02(h)
Company	Preamble
Company Board Recommendation	3.03(b)
Company Common Stock	2.01
Company DC Plans	5.08(f)
Company Disclosure Letter	Article III
Company Related Parties	7.03(d)
Company Restricted Share	2.03(c)
Company RSU	2.03(c)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)

Terms Not Defined in this Section 8.12	Section
Company Stock Option	2.03(a)
Company Stockholder Approval	3.03(c)
Company Stockholders’ Meeting	5.12(b)
Company Termination Fee	7.03(a)(ii)
Company Voting Debt	3.02(c)
Confidentiality Agreement	5.05(a)
Consent Solicitations	5.14(b)(i)
Continuing Employee	5.08(a)
Contract	3.03(d)
D&O Cap	5.06(b)
Debt Commitment Letter	4.05
Debt Financing	4.05
Debt Tender Offer	5.14(b)(i)
Debt Tender Offer Documents	5.14(b)(i)
Debt Tender Offers	5.14(b)(i)
Delaware Courts	8.07(b)
DGCL	Recitals
DOJ	5.03(c)
Effective Time	1.03
Environmental Laws	3.12
Environmental Permits	3.12
Equity Award Conversion Ratio	3.02(b)
Exchange Act	3.04
Exchange Fund	2.02(a)
Existing Agent	5.14(a)
FCPA	3.08(b)
Fee Letters	4.05
Filed SEC Documents	Article III
Financing Letters	4.05
FTC	5.03(c)
Goldman Sachs	3.18
Indebtedness	5.01(b)(ii)
Indemnitee	5.06(a)
Indemnitees	5.06(a)
International Plan	3.10(g)
Investment Screening Laws	5.03(a)
IT Systems	3.13(f)
Judgment	3.07
Laws	3.08(a)
Leased Real Property	3.15
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NASDAQ	3.04
Negotiation Period	5.02(e)
New Commitment Letter	5.15(b)
Non-US Continuing Employees	5.08(c)
Other Regulatory Approvals	6.01(b)
Outside Date	7.01(b)(i)
Owned Real Property	3.15

Terms Not Defined in this Section 8.12	Section
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Restricted Share	3.02(c)
Parent RSU	2.03(e)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Payoff Amount	5.14(a)
Payoff Letter	5.14(a)
Permits	3.08(a)
Preferred Stock	3.02(a)
Proxy Statement	3.04
Real Property	3.15
Regulatory Litigation	5.03(c)
Remedial Action	5.03(c)
Required Amount	4.05
Required Approvals	5.03(c)
Restraints	6.01(a)
Rule 14e-1	5.14(b)(ii)
SEC	3.04
SEC Clearance Date	5.12(a)
Secretary of State	1.03
Securities Act	3.02(d)
Superior Proposal	5.02(i)
Supplemental Indenture	5.14(b)(ii)
Surviving Corporation	1.01
Takeover Law	3.14(b)
Takeover Proposal	5.02(h)
TIA	5.14(b)(ii)
Unvested Company RSU	2.03(e)
Unvested Company Stock Option	2.03(b)
Vested Company RSU	2.03(d)
Vested Company Stock Option	2.03(a)

SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.15. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this

Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the “Project Atlas” Datasite by or on behalf of the Company or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives, in each case, at least 24 hours prior to the execution of this Agreement. The words “ordinary course of business” or “consistent with past practice” (or phrases of similar import), when used in this Agreement, shall be deemed to include actions taken by the Company or any of its Subsidiaries in response to COVID-19 or COVID-19 Measures, as well as actions taken by other similarly situated companies in response thereto. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.16. Exculpation of Financing Sources. Notwithstanding anything herein to the contrary, the parties hereby agree that (a) no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, at Law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 8.16 shall limit the liability or obligations of the Debt Financing Sources under the Debt Commitment Letter or the documents governing any Debt Financing provided by any such Person to Parent), (b) only Parent (including its permitted successors and assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (c) no amendment or waiver of this Section 8.16 shall be effective to the extent such amendment is adverse to the Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter. This Section 8.16 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

REGAL REXNORD CORPORATION,

by
/s/ Louis V. Pinkham
	Name:	Louis V. Pinkham
	Title:	Chief Executive Officer

ASPEN SUB, INC.,

by
/s/ Louis V. Pinkham
	Name:	Louis V. Pinkham
	Title:	President

ALTRA INDUSTRIAL MOTION CORP.,

by
/s/ Carl R. Christenson
	Name:	Carl R. Christenson
	Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

October 26, 2022

Board of Directors

Altra Industrial Motion Corp

300 Granite Street, Suite 201

Braintree, MA 02184

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Regal Rexnord Corporation (“Regal Rexnord”) and its affiliates) of all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Altra Industrial Motion Corp. (the “Company”) of the $62.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 26, 2022 (the “Agreement”), by and among Regal Rexnord, Aspen Sub, Inc., a wholly owned subsidiary of Regal Rexnord, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Regal Rexnord, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory and/or underwriting services to the Company, Regal Rexnord and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2021; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”); and certain projected tax savings from amortization expense as prepared by the management of the Company and approved for our use by the Company (the “Amortization Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Altra Industrial Motion Corp.

October 26, 2022

financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the motion control industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Amortization Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Regal Rexnord and its affiliates) of Shares, as of the date hereof, of the $62.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the potential effects of volatility in the credit, financial and stock markets on the Company, Regal Rexnord or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Regal Rexnord or the ability of the Company or Regal Rexnord to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors

Altra Industrial Motion Corp.

October 26, 2022

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $62.00 in cash per Share to be paid to the holders (other than Regal Rexnord and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC)
(GOLDMAN SACHS & CO. LLC)

ALTRA INDUSTRIAL MOTION CORP.

300 GRANITE STREET

SUITE 201

BRAINTREE, MA 02184

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 16, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AIMC2023SM.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your proxy card no later than 11:59 p.m. Eastern Time on January 16, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    ALTRA INDUSTRIAL MOTION CORP.

The Board of Directors of Altra Industrial Motion Corp. recommends you vote FOR Proposals 1, 2 and 3:		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of October 26, 2022, by and among Regal Rexnord Corporation, Aspen Sub, Inc. and Altra Industrial Motion Corp., as it may be amended from time to time (the “Merger Agreement”).	☐	☐	☐

2.	To approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to Altra Industrial Motion Corp.’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement.	☐	☐	☐

3.	To adjourn the special meeting of stockholders of Altra Industrial Motion Corp. (the “Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

ALTRA INDUSTRIAL MOTION CORP.

Special Meeting of Stockholders

January 17, 2023 at 9:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Carl R. Christenson and Todd B. Patriacca, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ALTRA INDUSTRIAL MOTION CORP. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on January 17, 2023, held virtually at www.virtualshareholdermeeting.com/AIMC2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The Board of Directors recommends that you vote “FOR” Proposals 1, 2 and 3.

Continued and to be signed on reverse side